Exhibit 4.9

EXECUTION VERSION

SHARE PURCHASE AND INVESTOR RIGHTS AGREEMENT

by and among

ALIBABA GROUP HOLDING LIMITED,

JACK YUN MA AND JOSEPH C. TSAI (FOR PURPOSES OF THE

MANAGEMENT SECTIONS (AS DEFINED HEREIN) ONLY)

and

EACH OF THE INVESTORS IDENTIFIED ON SCHEDULE I HERETO

dated as of

August 27, 2012

Page I

4.15 OFFICE OF FOREIGN ASSETS CONTROL; SANCTIONS	27

4.16 US OPERATIONS	27

4.17 ANTI-CORRUPTION	27

4.18 MONEY LAUNDERING	28

4.19 ALIPAY FRAMEWORK AGREEMENT	28

4.20 FINDERS’ FEE	28

4.21 SOLVENCY	28

4.22 WAIVER BY EXISTING SHAREHOLDERS OF THE COMPANY	28

4.23 SIDE LETTERS	29

4.24 DEFINITIVE DOCUMENTATION	29

4.25 SIZE OF OFFERING	29

4.26 GROUP STRUCTURE CHART	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MANAGEMENT	29

5.1 AUTHORIZATION	29

5.2 NON-VIOLATION	30

5.3 COMPLIANCE WITH LAWS	30

5.4 AGREEMENTS WITH THE COMPANY	30

5.5 LITIGATION	30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	31

6.1 NO REGISTRATION	31

6.2 INVESTMENT INTENT; NO SYNDICATION	31

6.3 INVESTMENT EXPERIENCE	31

6.4 ACCESS TO DATA	31

6.5 INDEPENDENT INVESTIGATION	32

6.6 ACCREDITED INVESTOR; INTERNATIONAL INVESTORS	32

6.7 AUTHORIZATION	32

6.8 ORGANIZATION	32

6.9 RESTRICTED SECURITIES	33

6.10 NON-VIOLATION	33

6.11 FINANCING	34

6.12 LITIGATION	34

6.13 FINDERS’ FEES	34

Page II

ARTICLE VII INDEMNIFICATION	34

7.1 BY THE COMPANY	34

7.2 BY JM AND JT	34

7.3 LIMITATIONS ON INDEMNIFICATION	35

7.4 INDEMNIFICATION PROCEDURES	36

ARTICLE VIII COVENANTS OF THE PARTIES	37

8.1 COVENANTS OF THE COMPANY	37

8.2 COVENANTS OF THE INVESTORS	49

8.3 COVENANTS OF MANAGEMENT	51

8.4 ADDITIONAL COVENANTS OF THE PARTIES	54

8.5 VOTING COVENANT	59

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES	63

9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	63

ARTICLE X CLOSING CONDITIONS	64

10.1 INVESTORS’ CLOSING CONDITIONS	64

10.2 COMPANY’S CLOSING CONDITIONS	65

10.3 FRUSTRATION OF CLOSING CONDITIONS	66

ARTICLE XI TERMINATION	67

11.1 TERMINATION OF THE AGREEMENT	67

11.2 EFFECT OF TERMINATION	68

ARTICLE XII MISCELLANEOUS	68

12.1 ACCOUNTING PRINCIPLES	68

12.2 DIRECTLY OR INDIRECTLY	68

12.3 GOVERNING LAW	68

12.4 ARBITRATION	68

12.5 PARAGRAPH AND SECTION HEADINGS	70

12.6 NOTICES	70

12.7 EXPENSES	72

12.8 REPRODUCTION OF DOCUMENTS	72

12.9 SUCCESSORS AND ASSIGNS	72

12.10 ENTIRE AGREEMENT; AMENDMENT AND WAIVER	73

12.11 SEVERABILITY	73

12.12 LIMITATION ON ENFORCEMENT OF REMEDIES	73

12.13 COUNTERPARTS	73

12.14 NO THIRD-PARTY BENEFICIARIES	74

Page III

12.15 WAIVER	74

12.16 IMMUNITY	74

12.17 NO PARTNERSHIP OR JOINT VENTURE	75

Page IV

EXHIBITS

Exhibit A	–	Form of Accession Agreement
Exhibit B	–	Form of Funding Certificate
Exhibit C	–	Form of Amended Articles

SCHEDULES

Schedule I	–	Schedule of Investors and Approved Coinvestors

Page V

This SHARE PURCHASE AND INVESTORS RIGHTS AGREEMENT (as amended from time to time in accordance with the terms hereof, this “Agreement”) is made as of August 27, 2012, by and among Alibaba Group Holding Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), Fengmao Investment Corporation, a limited liability company incorporated under the laws of the PRC (the “Lead Investor”) and an indirect wholly-owned subsidiary of CIC International Co., Ltd (“CIC International”), each of the other persons and entities listed on the Schedule of Investors on Schedule I hereto (together with the Lead Investor, the “Investors”, and each of them an “Investor”) and, for purposes of the Management Sections only, Jack Yun Ma (“JM”) and Joseph C. Tsai (“JT”). The Company, JM, JT and each Investor are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company, Yahoo! (as defined herein) and Yahoo! HK (as defined herein) have entered into that certain Share Repurchase and Preference Share Purchase Agreement, dated May 20, 2012, between the Company, Yahoo! and Yahoo! HK, as amended by the First Amendment to Share Purchase and Preference Share Purchase Agreement in the form provided to the Investors prior to the execution of this Agreement (the “Yahoo! Repurchase Agreement”), pursuant to which, among other things, the Company will initially purchase a minimum of 261,500,000 and up to 523,000,000 Ordinary Shares from Yahoo! or Yahoo! HK at Yahoo!’s discretion for a consideration of up to US$800,000,000 face amount of Series A Mandatorily Redeemable Preference Shares of the Company (the “Yahoo! Preference Shares”), and the balance in cash (the “Yahoo! Initial Repurchase”).

B. The Company is currently paying royalties to Yahoo! under a Technology and Intellectual Property License Agreement (the “TIPLA”) that is to be amended in connection with, and as contemplated by, the Yahoo! Repurchase Agreement. In connection with the transactions contemplated in the Yahoo! Repurchase Agreement, the Company will make a one-time payment of US$550,000,000 to Yahoo! (the “TIPLA Payment”) such that the obligation to pay royalties to Yahoo! terminates at a date specified in the Yahoo! Repurchase Agreement.

C. In connection with the financing of the Yahoo! Initial Repurchase and the TIPLA Payment, the Company intends to sell up to 1,800,000 shares of Series A Convertible Preference Shares, par value US$0.000025 per share (or such lesser number as shall equal the aggregate purchase price of such Series A Convertible Preference Shares divided by US$1,000) (the “Convertible Preference Shares”), each having an initial liquidation preference of US$1,000 and on terms substantially similar to, and no less favorable terms to the Company in all material respects than, set forth in the description of preference shares made available to the Investors prior to the date hereof, in the Company to a limited number of investors for an aggregate consideration of no more than US$1,800,000,000 (or such lesser number as shall equal the number of Convertible Preference Shares sold multiplied by US$1,000) (the “Preference Share Placing”). The Convertible Preference Shares may be issued on one or more dates and the initial closing of the Preference Share Placing will occur prior to or simultaneously with the transactions contemplated in this Agreement; it being understood that the initial closing of the Preference Share Placing will involve the sale of a minimum of US$1,000,000,000 of the Preference Share Placing.

D. In connection with, among other things, the financing of the Yahoo! Initial Repurchase and the privatization of Alibaba.com Limited, the Company has entered into or intends to enter into senior secured credit facilities (such senior secured credit facilities as in effect on the date of issuance with no changes that are material and adverse to the Company from the facility agreements provided to the Investors prior to the date hereof, collectively, the “Senior Facilities”) with commercial banks, pursuant to which the Company expects to borrow up to US$4,000,000,000 in aggregate, of which up to approximately US$2,000,000,000 may be used to finance the Yahoo! Initial Repurchase and the TIPLA Payment.

E. The Investors desire to purchase from the Company, and the Company desires to sell to the Investors, newly-issued ordinary shares of the Company, par value US$0.000025 per share (the “Ordinary Shares”), at a per share purchase price of US$15.50 for an aggregate consideration of approximately US$2,600,000,000, on the terms and subject to the conditions of this Agreement, which amount represents the total amount of subscription for Ordinary Shares that the Company intends to effect coincident with the Yahoo! Initial Repurchase and the transactions contemplated hereby.

F. The Company agrees to allocate up to an aggregate amount of US$2,000,000,000 of the Subscription to the Lead Investor and the parties named on Schedule I hereto under the subheading “Lead Investor Group” (the “Lead Investor Group”) on the terms, and subject to the conditions, set forth herein. The names of the respective equityholders of the Investors which are special purpose vehicles approved by the Company, all such special purpose vehicles also being directly or indirectly controlled by or under common control with an Investor or one of their controlling Affiliates, are set forth in Schedule I hereto under the subheading “Approved Coinvestors” (each such equityholder, together with any such persons approved by the Company on or after the date hereof, an “Approved Coinvestor”).

NOW, THEREFORE, in consideration of such premises, the agreements herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions.

The following terms have the respective meanings set forth below:

“13D filing” shall have the meaning set forth in Section 8.5(d)(i).

“A3E Pro Rata Share” shall have the meaning set forth in Section 8.1(c)(i)(C).

“A3E Side Letter” shall mean a letter delivered by the Company to the Investors immediately prior to the execution hereof.

“Accession Agreement” shall mean the agreement substantially in the form of Exhibit A attached hereto.

“Action” shall mean any and all actions, inquiries, claims, investigations, complaints, demands, hearings, audits, subpoenas, suits, writs, injunctions, notices of violation, mediations, disputes, arbitrations or proceedings, whether civil, criminal, regulatory, administrative or investigative.

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise; provided, that Central Huijin Investment Ltd. and each of its Subsidiaries, and any other Person or entity which is a holder of interests in a PRC state-owned enterprise and as to which the Lead Investor or any of its Affiliates does not control the day-to-day operations or investment decisions of such Person or entity but would otherwise be deemed to be an Affiliate, shall not be deemed to be an Affiliate of the Lead Investor.

“Affiliate Transferee” shall have the meaning set forth in Section 8.2(a).

“Agency” shall have the meaning set forth in Section 3.4(d)(iii).

“Agency Investor” shall have the meaning set forth in Section 3.4(d)(iii).

“Agreement” shall have the meaning set forth in the preamble.

“Alipay Entities” shall mean Zhejiang Alibaba E-Commerce Co., Ltd. and its Subsidiaries.

“Alipay Framework Agreement” shall mean the framework agreement dated July 29, 2011 by and among the Company, SOFTBANK, Yahoo!, Alipay.com Co., Ltd., APN Ltd., Zhejiang Alibaba E-Commerce Co., Ltd., JM, JT and the Joinder Parties (as defined therein) thereto.

“Amended Articles” shall mean the Articles of Association of the Company currently in effect and as will be amended to reflect the terms of the New Shareholders Agreement and to authorize the Board to issue preference securities in substantially the form set forth in Exhibit C.

“Approved Coinvestor” shall have the meaning set forth in the recitals to this Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 4.9.

“Authorization” shall mean (a) an authorization, consent, approval, resolution, licence, exemption, filing, notarization, or registration or (b) in relation to anything which may be fully or partly prohibited or restricted by Law if a Governmental Authority intervenes or acts in any way within a specified period after filing, registration or notification, the expiry of that period without such an intervention or action.

“Board” shall mean the board of directors of the Company from time to time.

“Business Day” shall mean a day other than a Saturday, Sunday, public holiday or other day on which commercial banks in New York, Beijing or Hong Kong are required or authorized by Law to close.

“CIC International” shall mean CIC International Co., Ltd, a limited liability company incorporated under the laws of the PRC.

“Closing” shall have the meaning set forth in Section 3.3.

“Closing Call” shall have the meaning set forth in Section 3.4(d)(ii).

“Closing Date” shall have the meaning set forth in Section 3.3.

“Closing Notice” shall have the meaning set forth in Section 3.8.

“Company” shall have the meaning set forth in the preamble.

“Company-Initiated IPO” shall have the meaning set forth in Section 8.1(c)(i).

“Company Equity ROFO” shall have the meaning set forth in Section 8.1(h).

“Company’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company and, additionally, with respect to the Key Business Units, the president or general manager (or Person with similar managerial responsibilities for such business unit) of each such Key Business Unit.

“Confidential Information” shall have the meaning set forth in Section 8.4(g).

“Consent” shall mean any approval, consent, waiver, Order, authorization or permit of, registration, declaration, filing, report or notice of, with, by, or to any Person or Persons.

“Contract” shall mean any agreement, contract, instrument, obligation, commitment, lease, license, purchase order, security arrangement, or any other understanding, written or oral.

“Convertible Preference Shares” shall have the meaning set forth in the recitals to this Agreement.

“Damages” shall have the meaning set forth in Section 7.1.

“Data Room” shall mean the electronic data room containing Company information made available to the Investors as of 11:59 p.m. Hong Kong time on August 26, 2012.

“Dawn Framework Agreements” shall mean the framework agreements, dated September 22, 2011 and December 29, 2011, and the letter agreement, dated January 31, 2012 entered into by and between the investors and offerors party thereto, Jack Yun Ma and Joseph C. Tsai.

“Dawn Investors” shall mean each Person (and such Person’s Affiliates) who acquired Ordinary Shares pursuant to the Dawn Framework Agreements to the extent of such acquired Ordinary Shares and any Ordinary Shares issued in respect of such Ordinary Shares.

“Dawn Pro Rata Share” shall have the meaning set forth in Section 8.1(c)(i)(B).

“Dawn Shares” shall mean the Ordinary Shares (as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof) held by the Dawn Investors.

“Demand Notice” shall have the meaning set forth in Section 8.1(g)(iv).

“Disclosing Party” shall have the meaning set forth in Section 8.4(g).

“Disclosure Letter” shall mean the disclosure letter delivered on the date hereof prior to the execution hereof by the Company and Management to the Investors.

“Dispute Party” shall have the meaning set forth in Section 12.4(a).

“e-mail” shall have the meaning set forth in Section 12.6(a).

“End Date” shall mean the Purchaser End Date, as defined in the Yahoo! Repurchase Agreement as in effect as of the date hereof, without regard to any amendments or waivers or supplements thereto.

“Enforceability Carveouts” shall mean limitations on enforceability pursuant to bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights and general principles of equity relating to the availability of specific performance, injunctive relief and other equitable remedies.

“Environmental Law” shall mean any applicable Law in any jurisdiction in which any of the Company or its Subsidiaries conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Equity Incentive Pool” shall have the meaning set forth in Section 4.7(b).

“Escrow Account” shall mean the escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” shall mean Deutsche Bank Trust Company Americas.

“Escrow Agreement” shall have the meaning set forth in Section 3.4(a).

“Escrow Deadline” shall have the meaning set forth in Section 3.4(d)(iii).

“Escrow End Date” shall have the meaning set forth in Section 3.4(d)(i).

“Escrow Notice” shall have the meaning set forth in Section 3.4(d)(iv).

“FATCA Rules” shall have the meaning set forth in Section 8.1(m).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Investors” shall mean investors making private financial investments of cash for equity securities of the Company.

“Financial Statements” shall have the meaning set forth in Section 4.9.

“Funding Certificate” shall mean a certificate of an officer of each Investor (or in the event the Investor is a special purpose vehicle or a fund, the relevant general partner or managing member or entity controlling the investment decisions in respect of such Investor; provided, that in the case of Athena China Limited, such certificate may be from an officer or director of Athena China Limited), substantially in the form attached hereto as Exhibit B.

“Funding Investors” shall have the meaning set forth in Section 10.2(e).

“Funding Deadline” shall have the meaning set forth in Section 3.4(b).

“Governmental Authority” shall mean any central, national, federal, state, prefectural, provincial or local government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal, in each case of competent jurisdiction.

“Green Shoe Secondary Offering Number” shall mean with respect to a Company-Initiated IPO where the underwriters exercise the “green shoe” over-allotment option under the relevant underwriting agreement, the total number of Ordinary Shares sold by any Person other than:

(i) Yahoo!, Yahoo! HK (in the case of Yahoo! and Yahoo! HK, up to an aggregate of 261,500,000 Ordinary Shares (as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof) in such Company-Initiated IPO, including in the green shoe offering) and the Company; and

(ii) SOFTBANK and Management, if and only to the extent, pursuant to the Yahoo! Repurchase Agreement, Yahoo! and Yahoo! HK would be required to sell 261,500,000 Ordinary Shares (as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof) only if SOFTBANK and Management and their respective Affiliates participated in the green shoe offering.

“HKIAC” shall have the meaning set forth in Section 12.4.

“IFRS” shall mean the International Financial Reporting Standards.

“Indemnitee” shall have the meaning set forth in Section 7.1.

“Indemnitor” shall have the meaning set forth in Section 7.4.

“Indirect Sale” shall have the meaning set forth in Section 8.3(a)(iii).

“Indirect Tag-Along Right” shall have the meaning set forth in Section 8.3(a)(iii).

“Investor Disclosure Letter” shall mean the disclosure letter delivered on the date hereof prior to the execution hereof by the Investors to the Company.

“Investors” shall have the meaning set forth in the preamble, except as otherwise set forth in Section 3.3, and shall be deemed to include any Subsequent Transferee to the extent provided or permitted in accordance with Section 8.2(d) and shall be deemed to include any Affiliate Transferee to the extent permitted in accordance with Section 8.2(a).

“Initial Public Offering” or “IPO” shall mean the completion of a firm commitment underwritten initial public offering of the Ordinary Shares (or depositary receipts representing Ordinary Shares) (i) in the United States, Hong Kong or the PRC and the concomitant listing of Ordinary Shares (or depositary receipts representing Ordinary Shares) on the New York Stock Exchange, NASDAQ, the Hong Kong Stock Exchange, the Shanghai Stock Exchange or the Shenzhen Stock Exchange as applicable, or such other jurisdiction and stock exchange reasonably agreed between the Company and the Investors (acting by a majority in interest), and (ii) with respect to Sections 8.1(f), 8.1(h) and 8.3(a), having an aggregate offering size of at least US$1,000,000,000; it being understood that if the applicable regulator requires the removal of either Section 8.1(f) or Section 8.1(h) in order to effect an underwritten initial public offering of the Ordinary Shares (or depositary receipts representing Ordinary Shares), such aggregate offering size shall not apply for purposes of this definition so long as (A) the Company has used its best efforts to remove such requirement and (B) the Company has used its commercially reasonable efforts to provide to the Investors such substitute rights as would be acceptable to such a regulator that would as closely as possible effect the intention of this clause (ii).

“JM” shall mean Jack Yun Ma.

“JT” shall mean Joseph C. Tsai.

“Key Business Unit” shall mean each of the Company’s key business units (including, Taobao Marketplace, eTao, TMall.com, Juhuasuan (group buying website), Alibaba.com International Business Operations (ICBU), Alibaba.com Small Business Operations (CBU) and Alibaba Cloud Computing).

“Law” shall mean all applicable provisions of any (a) Permit, Authorization, concession, license, constitution, treaty, statute, law (including principles of common law), rule, regulation, ordinance or code of any Governmental Authority, (b) Order, and (c) guideline, interpretation or directive of any Governmental Authority.

“Lead Investor” shall have the meaning set forth in the preamble to this Agreement.

“Lead Investor Group” shall have the meaning set forth in the recitals to this Agreement.

“Lien” shall mean any mortgage, pledge, lien, attachment, charge, claim, title defect, deficiency or exception, hypothecation, right of setoff or counterclaim, security interest, limit or restriction on alienation or other encumbrance, security agreement or trust, option, right of use, first offer, first negotiation or first refusal or similar right in favor of any Person, easement, servitude, restrictive covenant or encroachment, subordination agreement or arrangement, restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security or other asset, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or agreements to create or effect any of the foregoing.

“List of Specified Transferees” shall have the meaning set forth in Section 8.5(g)(i).

“Lock-Up” shall have the meaning set forth in Section 8.2(b).

“Management” shall mean JM and JT, any entities directly or indirectly controlled by JM and/or JT or their respective family trusts, any of their designees and any of their other Affiliates (other than the Company or any of its Subsidiaries).

“Management Cap” shall have the meaning set forth in Section 7.3(c).

“Management Co-Investment Offer” shall have the meaning set forth in Section 8.3(c).

“Management Entity” shall have the meaning set forth in Section 8.3(a)(iii).

“Management’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of JM or JT, as applicable.

“Management Sections” shall mean only Section 3.7, Section 8.3, Sections 8.4(a) and 8.4(b) (but only with respect to Management), Sections 8.4(c), 8.4(f), 8.4(g), 8.4(h) and 8.4(i) (but only with respect to Management), Section 8.5, Section 10.1(f) (but only with respect to Management) and Section 10.1(j) and Article I, Article V, Article VII (but only with respect to Management), Article IX and Article XII.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) the effect of making illegal, materially delaying or preventing the Company from consummating the Transactions and delivering the Ordinary Shares to Investors free and clear of all Liens (other than those Liens arising under this Agreement or the Transaction Documents), or from performing the Company’s obligations under this Agreement.

“Material Subsidiary IPO” shall have the meaning set forth in Section 8.3(b)(ii).

“Minimum Retained Shares” shall mean at least seventy-five percent (75%) of the Ordinary Shares the Lead Investor holds as of the Closing Date, as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof.

“Money Laundering Laws” shall have the meaning set forth in Section 4.18.

“New Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement by and among the Company, SOFTBANK and Yahoo!, to be executed by the parties thereto in connection with the closing of the Yahoo! Initial Repurchase and substantially in the form made available to the Investors prior to the date hereof.

“New Shareholders Agreement” shall mean the form of the New Shareholders Agreement, by and among the Company, Yahoo!, SOFTBANK, the Management Members (as defined therein) and the other parties thereto, in the form made available to the Investors prior to the date hereof, to be executed by the parties thereto in connection with the closing of the Yahoo! Initial Repurchase, and shall include its executed form to the extent such executed agreement does not differ from the form provided to Investors prior to the date hereof in any material adverse way.

“Non-Participating Investor” shall have the meaning set forth in Section 3.3.

“Non-Yahoo Secondary Offering Number” shall mean the total number of Ordinary Shares sold in a Company-Initiated IPO (excluding any Ordinary Shares sold through the “green shoe” portion of such IPO, if any) by any Person other than Yahoo!, Yahoo HK! and the Company.

“Objecting Basis” shall have the meaning set forth in Section 3.4(d)(iii).

“Objecting Escrow Notice” shall have the meaning set forth in Section 3.4(d)(iii).

“OFAC” shall have the meaning set forth in Section 4.15.

“Offer Notice” shall have the meaning set forth in Section 8.1(h)(i).

“Order” shall mean any order, decree, writ, injunction, award, judgment, decision, directive, ruling, assessment, determination, subpoena, verdict, settlement agreement or similar Contract, arbitration award or finding, stipulation or decree of, with or by any Governmental Authority.

“Ordinary Shares” shall have the meaning set forth in the recitals to this Agreement.

“Organizational Documents” shall mean with respect to the Company, its memorandum and articles of association in force as of the date hereof, as amended by the Amended Articles after the due adoption thereof, and with respect to any other Person, the organizational documents of such Person.

“Other Coinvestors” shall have the meaning set forth in Section 8.4(g)(v).

“Parties” shall mean the Company, each Investor and, for purposes of the Management Sections only, JM and JT.

“Permit” shall mean any permit, certificate, license, approval, variance, exemption, order, registration, or clearance provided by any Governmental Authority, and any other authorization under Law.

“Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Pool 1” shall have the meaning set forth in Section 8.1(c)(i)(A)(X).

“Pool 2” shall have the meaning set forth in Section 8.1(c)(i)(A)(Y).

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preference Share Placing” shall have the meaning set forth in the recitals to this Agreement.

“Pro Rata Share” shall have the meaning set forth in Section 8.3(a)(i).

“Purchase Price” shall have the meaning set forth in Section 3.2.

“Regulation S” shall mean Regulation S under the US Securities Act.

“Representative” shall have the meaning set forth in Section 8.4(g)(i).

“Reserved Green Shoe Portion” shall have the meaning set forth in Section 8.1(c)(ii).

“Reserved Number” shall mean 90% of:

(A) in the case of a Company-Initiated IPO where, pursuant to the Yahoo! Repurchase Agreement, Yahoo! and Yahoo! HK would not be required to sell 261,500,000 Ordinary Shares (as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof) unless SOFTBANK and Management and their respective Affiliates sell a number of Ordinary Shares equal to at least 50% of the total number of all of the Ordinary Shares sold in the secondary portion of a Company-Initiated IPO other than by Yahoo! and Yahoo! HK, fifty percent (50%) of the Non-Yahoo Secondary Offering Number, or

(B) in all other cases, the sum of (i) the Non-Yahoo Secondary Offering Number, plus (ii) the number of Ordinary Shares that the Company repurchased, or entered into binding agreements to repurchase, from any shareholders of the Company in connection with or substantially concurrent with a Company-Initiated IPO other than pursuant to the IPO Repurchase (as defined under the Yahoo! Repurchase Agreement), in any case, subject to a maximum of 100,000,000 Ordinary Shares (as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof) or such greater number of shares as constitutes the Reserved Number calculated in accordance with Section 8.1(c)(iv).

“Rules” shall have the meaning set forth in Section 12.4.

“Sale Offer” shall have the meaning set forth in Section 8.3(a)(i).

“Sanctions” shall have the meaning set forth in Section 4.15.

“Senior Facilities” shall have the meaning set forth in the recitals to this Agreement.

“SFO” shall have the meaning set forth in Section 8.5(d)(iii).

“Shareholder-Initiated IPO” shall mean an Initial Public Offering initiated pursuant to Section 3.1 of the New Registration Rights Agreement.

“SOFTBANK” shall mean SOFTBANK CORP., a corporation organized in Japan.

“Specified Transferees” or “Specified Transferee” shall have the meaning set forth in Section 8.5(g)(i).

“Subscription” shall have the meaning set forth in Section 3.1.

“Subsequent Transferee” shall have the meaning set forth in Section 8.2(d).

“Subsidiary” shall mean, with respect to any Person, each other Person in which the first Person (a) has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (b) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (c) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements, or (d) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Subsidiary IPO” shall mean an initial public offering of any Subsidiary of the Company.

“Substantial Shareholder” shall mean any shareholder other than Management that owns, or a group of shareholders (none of whom are Management) acting in concert that own, directly or indirectly, fifteen percent (15%) or more of the outstanding Ordinary Shares of the Company either (a) at the time the Substantial Shareholder Proposal has been publicly announced or otherwise notified to the Company, any of the directors or any of the holders of three percent (3%) or more of the outstanding Ordinary Shares of the Company or (b) on the record date of the shareholders meeting related to the Substantial Shareholder Proposal.

“Substantial Shareholder Proposal” shall mean:

(i) entering into any transaction or approving any proposal that would result in any Substantial Shareholder gaining the right to change the management and/or policies of the Company;

(ii) the election or removal of any director of the Company that would result in any Substantial Shareholder gaining the right to change the management and/or policies of the Company other than a removal of any director of the Company for cause or the election of any director of the Company who has been indicted or convicted of any serious criminal act; or

(iii) the amendment of any provision of the articles of association of the Company relating to the election or removal of directors or the composition or powers of the Board, in each case that would result in any Substantial Shareholder gaining the right to change the management and/or policies of the Company.

“Tag-Along Right” shall have the meaning set forth in Section 8.3(a)(i).

“Takeovers Code” shall have the meaning set forth in Section 8.5(d)(iii).

“Tax” shall mean any tax of any kind, including any federal, provincial, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other similar duty, assessment, governmental charge or fee, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“TIPLA” shall have the meaning set forth in the recitals to this Agreement.

“TIPLA Payment” shall have the meaning set forth in the recitals to this Agreement.

“Total Relevant Shares” shall have the meaning set forth in Section 8.1(g)(x).

“Transaction Documents” shall mean this Agreement, and each other agreement, document, or instrument or certificate to be executed in each case in connection with the sale of Ordinary Shares contemplated in this Agreement.

“Transactions” shall mean the transactions contemplated in this Agreement.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.9.

“US Dollars” or “US$” shall mean U.S. Dollars, the lawful currency of the United States.

“US Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“US GAAP” shall mean the United States generally accepted accounting principles applied on a consistent basis.

“US Internal Revenue Code” shall have the meaning set forth in Section 4.11(b).

“US person” shall mean “US Person” within the meaning of Regulation S.

“US Securities Act” shall mean the United States Securities Act of 1933, as amended.

“VIE Contracts” shall have the meaning set forth in Section 4.2(a).

“VIE Entities” shall mean the entities listed in the Disclosure Letter and any other entities which are the subject of a VIE Structure with any Subsidiary after the date hereof and prior to the Closing.

“VIE Structure” shall mean the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of and the rights to the economic benefits of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Voting Covenant” shall have the meaning set forth in Section 8.5(a).

“Voting Covenant Shares” shall have the meaning set forth in Section 8.5(a).

“Yahoo!” shall mean Yahoo! Inc., a Delaware corporation.

“Yahoo! HK” shall mean Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation.

“Yahoo! Initial Repurchase” shall have the meaning set forth in the recitals to this Agreement.

“Yahoo! Preference Shares” shall mean the Series A Mandatorily Redeemable Preference Shares of the Company to be issued to Yahoo! on the initial closing of the Yahoo! Repurchase Agreement having substantially the terms set forth in the form made available to the Investors prior to the date hereof.

“Yahoo! Repurchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

1.2 Construction.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” except where the context clearly indicates otherwise, whether or not they are in fact followed by those or similar words, and knowledge of any person shall mean such person’s actual knowledge after due inquiry.

(d) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(e) References to any Person include the successors and permitted assigns of that Person.

(f) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(g) Reference to days means calendar days unless otherwise expressly specified.

ARTICLE II

AUTHORIZATION OF ORDINARY SHARES

The Company intends that the offering of Ordinary Shares listed on Schedule I hereto is (a) to institutional “accredited investors” within the meaning of Rule 501(a) under the US Securities Act, pursuant to a private placement exemption from registration under the US Securities Act and (b) outside the United States to persons who are not US persons (within the meaning of Regulation S under the US Securities Act) in accordance with Regulation S under the US Securities Act.

ARTICLE III

PURCHASE AND SALE OF ORDINARY SHARES

3.1 Issuance and Sale of Ordinary Shares.

Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below) the Company shall sell to each Investor, and each Investor severally shall purchase from the Company, the number of Ordinary Shares set forth opposite such Investor’s name on Schedule I hereto (the “Subscription”). Such sales and purchases shall be effected at the Closing by the Company making entries in its register of members to record and give effect to the issue and allotment of such Ordinary Shares, and shall be evidenced by the Company executing and delivering to each of the Investors, duly registered in its name, a duly executed share certificate evidencing the Ordinary Shares being purchased by it, against delivery by each of the Investors to the Company of the Purchase Price (as defined below) by wire transfer of immediately available funds in accordance with the Escrow Agreement. The obligations of each Investor under this Agreement are several and not joint.

3.2 Purchase Price.

In consideration for the issuance and sale to it of the Ordinary Shares being purchased by it, and upon the terms and conditions of this Agreement, at the Closing, each Investor shall pay, or cause to be paid, to the Company or to such other Person as directed by the Company, through the Escrow Agent an amount in cash equal to the amount under “Purchase Price” set forth opposite that Investor’s name on Schedule I hereto (each, the “Purchase Price”), such amount corresponding to US$15.50 per Ordinary Share multiplied by the number of Ordinary Shares being purchased by such Investor.

3.3 Closing.

The closing of such sale and purchase (the “Closing”) shall take place at 9:00 A.M., New York time, on the Business Day on which all of the conditions precedent set forth in Article X have been fulfilled or waived by the appropriate Parties, but subject to the satisfaction or waiver by the appropriate Parties of all conditions precedent set forth in Article X, so long as at least fourteen (14) Business Days have elapsed following delivery of the Closing Notice (as defined below) specifying the Closing Date as the date the Closing is expected to occur, or such other later date as the Lead Investor and Athena China Limited, on the one hand, and the Company, on the other hand, agree in writing (with notice of such agreement to be provided promptly to the other Investors) (the “Closing Date”), at the offices of Freshfields Bruckhaus Deringer in New York, or such other location as the Investors and the Company shall mutually select; it being understood that if at least ninety percent (90%) in interest of the Investors effects the Closing, the Closing shall occur notwithstanding the failure of any Investor to fund in circumstances where such Investor is required hereunder to fund (any such Investor, a “Non-Participating Investor”), and the term “Investor” herein shall be deemed as of immediately prior to the Closing not to include any Non-Participating Investor except for purposes of Sections 8.2(c), 8.4(c), 8.4(g), 8.4(h) and 8.4(i), Article I, Article III, Article XI and Article XII; provided that nothing herein shall affect the remedies the Company may have with respect to any Non-Participating Investor resulting from such failure to fund; it being understood that if the Closing is effected following a waiver by any Investors of any condition set forth in Section 10.1, the term “Investor” herein shall not include with effect from the effective time of the waiver by such Investors any Investor who does not elect to waive any such condition in Section 10.1 and does not proceed with the Closing, except for purposes of Section 8.4(c), Section 8.4(g), Section 8.4(h) and Section 8.4(i), Article I, Article XI, and Article XII; and it being further understood that such non-waiving Investor’s only remedies against the Company thereafter pursuant to this Agreement shall be those contained in Article XI. The Closing shall occur simultaneously with the closing of the Yahoo! Initial Repurchase.

3.4 Escrow Arrangements.

(a) Within seven (7) days of the date of this Agreement (or any later date as agreed between the Company and the Investors (acting by a majority in interest)), the Company and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) on terms agreeable to the Company and the Escrow Agent that are not in contravention of this Agreement or adverse to the Investors. The terms of the Escrow Agreement shall be subject to the approval of the Investors (acting by a majority in interest), such approval not to be unreasonably withheld or delayed. The Company shall provide the Investors with the first draft of the Escrow Agreement promptly following the date hereof and any subsequent drafts contemporaneously with the provision to the Escrow Agent, and the parties shall consult in good faith in relation thereto. The Company shall instruct the Escrow Agent to begin its KYC review with respect to each Investor promptly following the date hereof with the goal of finalizing such review as soon as practicable but no later than 5 p.m. (New York time) on September 14, 2012.

(b) After the Company delivers the Closing Notice to an Investor and a counterparty to a form of Objecting Escrow Notice signed by the Company, but in any event no later than two (2) Business Days prior to the expected Closing Date (as set forth in the Closing Notice) (the “Funding Deadline”), such Investor shall remit by wire transfer the amount of funds equal to such Investor’s Purchase Price to the Escrow Account.

(c) The Escrow Agreement may also grant rights to each other person that transfers funds into escrow pursuant to the Escrow Agreement, as reasonably required by each such person, but in each case without prejudice to the provisions of this Section 3.4, subject to the provisions of Section 3.4(a).

(d) The following provisions shall apply with respect to the Closing and the escrowing of funds pursuant to the Escrow Agreement (but for the avoidance of doubt only those provisions of this Section 3.4 that would be required to be in the Escrow Agreement to effect the provisions of this Section 3.4(d) shall be required to be reflected in the terms of the Escrow Agreement):

(i) the funds comprising each Investor’s Purchase Price shall be held in the Escrow Account until the earlier of (i) the Closing, and (ii) one (1) Business Day following the date (the “Escrow End Date”) that is 12 p.m. New York time on the tenth (10th) Business Day following the expected Closing Date specified in the Closing Notice if the Closing has not occurred by the Escrow End Date or such Investor has timely provided the Escrow Agent with an Objecting Escrow Notice;

(ii) a telephonic conference call in which an authorized representative of each Investor and their counsel and the Company and its counsel are invited to participate shall be held at 6 a.m. New York time/6 p.m. Hong Kong time on the Closing Date and shall terminate prior to 7 a.m. New York/7 p.m. Hong Kong time (the “Closing Call”) in order to determine whether the Parties agree that the conditions precedent set forth in Article X have been fulfilled or waived by the appropriate Parties; it being understood that if the Closing is not effected on the date that the Closing Call is held, the Closing Call shall be held on each subsequent Business Day until the earlier of the Closing and the last release to any Investor of funds deposited into the Escrow Account by any Investor as required by this Section 3.4(d);

(iii) at any time prior to 9 a.m. New York time/9 p.m. Hong Kong time on the Closing Date (the “Escrow Deadline”), any Investor which reasonably believes in good faith that any condition to the Closing set forth in Section 10.1 of this Agreement has not been and as of the Escrow Deadline will not be satisfied (or waived by it) or any delivery required by Section 3.5 and Section 3.7 is not on the Closing table ready for delivery to effect the Closing or that there has been fraud in the inducement (each, an “Objecting Basis”), may notify the Escrow Agent and the Company in writing, with a copy to the Company and each of the other Investors, of its position (each, an “Objecting Escrow Notice”); it being understood that for purposes of such notification, the Company hereby irrevocably appoints (such appointment coupled with an interest) each Investor as to which the Escrow Agent has not finalized its KYC analysis as of the Funding Deadline (an “Agency Investor”) as its agent, authorized to deliver an Objecting Escrow Notice which shall be countersigned by the Company (each an “Agency”); provided that if for any reason any such Objecting Escrow Notice is not effective as a result of such Agency, each such Objecting Escrow Notice shall serve as a notice from each Investor as principal and not as agent;

(iv) promptly following the Closing Call, subject to the satisfaction (or waiver by the relevant party or parties) of the conditions to the Closing set forth in Section 10.1, and only if the Closing Call has been held, the Company shall release to the Escrow Agent a written notice (the “Escrow Notice”) to the effect only that (1) the Closing is occurring contemporaneously with delivery of the Escrow Notice and (2) instructing the Escrow Agent to pay to Yahoo! or the Company immediately following receipt of such Escrow Notice all of the funds deposited into the Escrow Account by each of the Investors other than the funds deposited by any Investor who has timely delivered an Objecting Escrow Notice; provided that in the event that any Investor notifies the Company on the Closing Call that it intends to provide the Escrow Agent with an Objecting Escrow Notice and does not intend to effect the Closing, the Company shall be free not to send the Escrow Notice to the Escrow Agent unless any non-objecting Investors constitute at least ninety percent (90%) in interest of the Investors; and provided further that the Company shall not send the Escrow Notice to the Escrow Agent unless the Escrow Notice contains the exclusion instruction with respect to any funds deposited into the Escrow Account by any Investor who has timely delivered an Objecting Escrow Notice, regardless of any Agency;

(v) Any Escrow Notice will be effective only if delivered after the Escrow Deadline;

(vi) the Escrow Agent shall be instructed not to follow any instructions other than (1) the Escrow Notice (including any Objecting Escrow Notices), (2) any Objecting Escrow Notices, (3) the instruction from the Company referenced in Section 3.4(d)(vii) that the Closing will not occur, and (4) the following instructions that shall be set forth in the Escrow Agreement: (v) in no event shall the Escrow Agent not honor an Objecting Escrow Notice unless it terminates the Escrow Agreement and returns to each Investor the funds they have deposited into the Escrow Account (together with interest thereon) no later than one (1) Business Day following the Escrow End Date to the account that has been designated by such Investor at the time such Investor deposits funds into the Escrow Account; (w) in no event shall the Escrow Agent release to any Person other than the Investor who has deposited funds into the Escrow Account any funds so deposited by such Investor in the event the Escrow Agent timely receives an Objecting Escrow Notice from such Investor; (x) in no event shall the Escrow Agent release funds deposited in the Escrow Account by any Investor prior to the Escrow Deadline; (y) in no event shall the Escrow Agent release funds deposited in the Escrow Account by any Investor other than to effect the Closing as provided in the Escrow Notice or to return such funds to such Investor following the Escrow End Date, as provided herein, and (z) if the Escrow Agent has not received the Escrow Notice by the Escrow End Date, it shall no later than one (1) Business Day following the Escrow End Date return to each Investor the funds it deposited into the Escrow Account (together with interest thereon) to the account that has been designated by such Investor at the time such Investor deposits funds into the Escrow Account;

(vii) (1) if the Escrow Agent has received Objecting Escrow Notices from all of the Investors or if the Company has notified the Escrow Agent in writing (with contemporaneous notice to the Investors) that the Closing will not occur by the Escrow End Date or (2) if the Company has not delivered to the Escrow Agent an Escrow Notice by the Escrow End Date, then the Escrow Agent shall promptly, and in any event within one (1) Business Day of the Escrow End Date, return to each Investor the funds it deposited into the Escrow Account (together with interest thereon) to an account designated by such Investor at the time such Investor deposits funds into the Escrow Account; it being understood that the Company shall promptly notify the Escrow Agent of the failure of the Closing to occur by the Escrow End Date;

(viii) if the Escrow Agent has received the Escrow Notice, then the Escrow Agent shall return simultaneously with the Escrow Agent’s release of the other Investors’ Purchase Price to Yahoo! or the Company any funds deposited into the Escrow Account by any Investor who has timely delivered an Objecting Escrow Notice (together with interest thereon) to such account as has been designated by such Investor at the time such Investor deposits funds into the Escrow Account;

(ix) the Investors will be stated in the Escrow Agreement to be explicit third party beneficiaries of the Escrow Agreement, entitled to enforce the terms of the Escrow Agreement, including by seeking relief (including specific performance) against the Escrow Agent; it being understood that in the event that any Investor is estopped from or otherwise restricted from enforcing such third party beneficiary rights, the Company promptly will seek to enforce the terms of the Escrow Agreement on behalf of any requesting Investor, including by seeking specific performance against the Escrow Agent;

(x) the expenses of the Escrow Agreement shall be borne by the Company and in no event shall the Investors be required to participate in any indemnity obligation of the Company contained in the Escrow Agreement;

(xi) the funds deposited by each of the Investors in the Escrow Account shall be entitled to any interest earned thereon;

(xii) the Escrow Agent shall not be permitted to invest the funds deposited by the Investors in the Escrow Account;

(xiii) the Company shall indemnify and hold harmless each of the Investors from and including the fifth (5th) Business Day following the expected Closing Date set forth in the Closing Notice until the earlier of the Closing and the receipt by such Investor of funds it deposited into the Escrow Account as provided in this Section 3.4 from and against the payment or release of any funds of such Investor other than as set forth in this Section 3.4 and any Damages in respect thereof;

(xiv) the Escrow Agreement shall be governed by New York law and be enforceable in the state and federal courts located in New York City;

(xv) all fund transfers shall occur by wire transfer of immediately available funds; and

(xvi) the Escrow Agreement shall not be amended and no provision thereof as to which the Investors are a beneficiary waived without the prior written consent of each of the Investors and no provision thereof that benefits any of the Investors may be waived other than by each of the Investors with respect only to itself and only if in writing.

(e) Each Agency is irrevocable, coupled with an interest. No Investor shall have any fiduciary obligation to the Company in respect of an Agency. The Company shall not revoke or repudiate any Agency. In no event shall any Investor or any of its Affiliates or any of their respective employees, officers, directors, agents and representatives be liable to the Company or any Person claiming through or in respect of the Company (in tort, contract, or otherwise) for (A) any funds that have been returned to such Investor in accordance with the terms of this Agreement or (B) any Damages in connection with such Investor’s delivery of an Objecting Escrow Notice in accordance with the provisions of this Section 3.4. The Company will indemnify and hold harmless each Investor and its Affiliates and each of their respective employees, officers, directors, agents and representatives from and against any Damages incurred or sustained by, or any claims asserted against, any of them as a result of the Agency established with such Investor unless arising as a result of default, misconduct or fraud by the relevant Investor.

3.5 Company Closing Deliveries.

At the Closing, the Company shall deliver or cause to be delivered to each of the Investors and with respect to Section 3.5(d), the Escrow Agent:

(a) share certificates evidencing the Ordinary Shares being issued by the Company and purchased by such Investor in connection herewith, enter such subscription in its register of members and deliver to each Investor a certified copy of the register of members reflecting the issuance of such Ordinary Shares;

(b) executed counterparts of each Transaction Document to which the Company is a party that has not yet been executed and delivered;

(c) a receipt for the Purchase Price;

(d) the Escrow Notice as provided in Section 3.4;

(e) executed copies of each of the Senior Facilities and definitive documentation with respect to the Preference Share Placing (with redactions of investor names and investment amounts) and the Yahoo! Preference Shares, and the Amended Articles as in effect at the Closing;

(f) the opinions referenced in Section 10.1(h);

(g) the certificate referenced in Section 10.1(i); and

(h) the executed counterpart referenced in Section 10.1(k).

3.6 Investors Closing Deliveries.

At the Closing, each Investor shall deliver to the Company:

(a) executed counterparts of each Transaction Document to which such Investor is a party that has not yet been executed and delivered; and

(b) the certificate referenced in Section 10.2(h).

3.7 Management Closing Deliveries.

At the Closing, each of JM and JT shall deliver to each of the Investors the certificate referenced in Section 10.1(j).

3.8 Company Certificate.

At least fourteen (14) Business Days prior to the date the Company in good faith expects to effect the Closing, the Company shall deliver to the Investors notice of the expected Closing Date (as updated as provided herein, the “Closing Notice”). If at any time the expected Closing Date changes, the Company shall update the Closing Notice, provided that if the new Closing Date is within ten (10) Business Days after the Closing Date set forth in the prior Closing Notice, there shall not be a requirement to re-start the fourteen (14) Business Day lead time.

3.9 Funding Certificate.

At least five (5) Business Days prior to the expected Closing Date (as set forth in the Closing Notice), each of the Investors shall deliver a Funding Certificate to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors, that, except as set forth in the Disclosure Letter:

4.1 Organization.

(a) Each of the Company and its Subsidiaries (i) is duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of organization, (ii) has full power and authority to own, operate and lease its properties and assets, and carry on its businesses as currently conducted and (iii) is qualified or licensed to do business in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification or license, except, in the case of clause (i) with respect to the non-material Subsidiaries of the Company and in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) no Order has been made and no resolution has been passed for the winding up of any of the Company’s Subsidiaries or for a provisional liquidator to be appointed in respect of any of the Company’s Subsidiaries and (B) no petition has been presented and no meeting has been convened for the purpose of winding up any of the Company’s Subsidiaries.

(b) Except as would not reasonably be expected to adversely affect the Investors in any material respect, all of the equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are free and clear of all Liens (except for Liens arising as a result of the ownership structure of the VIE Entities and except for any Liens arising under the Senior Facilities). Except for the VIE Entities, HiChina Group Limited and other Subsidiaries set forth in the Disclosure Letter, each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. The Disclosure Letter sets forth, as of July 31, 2012, the shareholders of the VIE Entities and the shareholding structure of non-wholly-owned Subsidiaries. Since July 31, 2012, there have been no material changes to the equity capitalization of non-wholly-owned Subsidiaries of the Company.

4.2 VIE.

(a) The Company has made available to the Investors all material information in relation to the VIE Structure of the Company, including true and complete copies of each of the material contracts made between the VIE Entities on the one hand, and the wholly-owned Subsidiaries of the Company that are not VIE Entities on the other hand (the “VIE Contracts”). Each VIE Contract is valid, in full force and effect, and constitutes the legal, valid and binding obligations of the contracting party, enforceable against such party in accordance with its terms, subject to the Enforceability Carveouts.

(b) The financial statements of each VIE Entity are consolidated into the Financial Statements of the Company.

(c) There has been no material breach of the terms of any VIE Contracts.

(d) All material Authorizations necessary for the conduct of the business, trade and ordinary activities of each VIE Entity have been obtained or effected and are in full force and effect.

(e) Each Subsidiary under any VIE Structure has been conducting its business within its approved business scope in all material respects.

4.3 Enforceability; Authorization.

(a) The Company has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. As of the date hereof and the Closing Date, the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action of the Company (including approval of the Board and its shareholders) and any of its Subsidiaries. This Agreement has been duly executed and delivered by the Company and is, and each of the other Transaction Documents to which it is a party, when duly executed and delivered by the Company, will be, assuming due execution and delivery of the same by the relevant counterparties thereto, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Carveouts.

(b) Except for approvals that have been obtained, no corporate or other action of the Company or any of its Subsidiaries, including by the holders of the Company’s Ordinary Shares (or any other equity securities), is required to effect the transactions contemplated by the Yahoo! Initial Repurchase, the Senior Facilities or the issuance of the Convertible Preference Shares, other than the approval of the Amended Articles.

4.4 Valid Issuance.

The Ordinary Shares, when issued in accordance with, and subject to payment therefor pursuant to, this Agreement, will be, duly and validly issued, fully paid and nonassessable, and free and clear of all Liens.

4.5 Non-Violation.

The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation of the Transactions by the Company and the compliance with any of the provisions of this Agreement or any other Transaction Documents by the Company does not and will not, with or without the passage of time, the giving of notice or both, (a) conflict with or result in any violation or breach of any provision of any of its Organizational Documents, (b) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by it or any Person it controls under, any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its or its Subsidiaries’ properties are subject, including the Senior Facilities, (c) conflict with or result in any violation of any provision of any Law applicable to it or its Subsidiaries or any of their respective properties or assets, or (d) result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (b), (c) and (d), as has not had, or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Assuming the Consents set forth in the Disclosure Letter have been obtained, none of the execution, delivery or performance of the Transaction Documents to which it is a party or the consummation of the Transactions by the Company or any Subsidiary will require (with or without notice or lapse of time or both) the Consent of any Person, other than non-material Consents from any non-Governmental Authorities.

4.6 Compliance with Laws.

Each of the Company and its Subsidiaries is in compliance with applicable Laws in all material respects. To the Company’s Knowledge, as of the date hereof, neither the Company nor any Subsidiary is under investigation with respect to any violation of any applicable Laws, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7 Capitalization of the Company.

(a) The authorized share capital of the Company is 2,800,000,000 Ordinary Shares, of which as of the close of business on July 31, 2012, 2,513,505,449 Ordinary Shares were issued and outstanding. In connection with the Yahoo! Repurchase Agreement, the Preference Share Placing and this Agreement, the Company intends to (i) repurchase Ordinary Shares and (ii) issue Yahoo! Preference Shares, Convertible Preference Shares and Ordinary Shares, in each case, as described and to the extent set forth in the recitals to this Agreement.

(b) The Disclosure Letter sets forth, as of July 31, 2012, the complete equity capitalization (including debt securities convertible into or exchangeable for equity securities) of the Company, including (i) the number of issued and outstanding restricted share units, (ii) the number of issued and outstanding options to purchase Ordinary Shares (expressed as the number of Ordinary Shares for which such options are exercisable), (iii) the number of Ordinary Shares outstanding under the Company’s senior management equity incentive plan and (iv) the number of Ordinary Shares that are authorized but unissued under the Company’s management and employee equity incentive plans ((i) through (iv) collectively, the “Equity Incentive Pool”). Since July 31, 2012 except for the (i) repurchase of Ordinary Shares as described and to the extent set forth in the recitals to this Agreement, (ii) issuance of the Yahoo! Preference Shares, the Convertible Preference Shares and the Ordinary Shares as described and to the extent set forth in the recitals to this Agreement and (iii) issuance and cancellation of employee share-based compensation in respect of the Equity Incentive Pool, there have been no material changes to the capitalization of the Company.

(c) Except for the Equity Incentive Pool and the Convertible Preference Shares, there are no options, warrants, calls, stock appreciation, redemption, repurchase or other rights, agreements, arrangements or commitments of any character convertible into or exchangeable for shares or any other equity interests of the Company or any of its Subsidiaries, or obligating the Company or its Subsidiaries to issue or sell any equity interests of the Company or any of its Subsidiaries, except for agreements or arrangements of non-wholly-owned Subsidiaries that are immaterial to the interest of a financial investor in the Company.

4.8 Litigation.

There is no Action pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and there are no outstanding Orders against or affecting the Company or its Subsidiaries, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.9 Financial Statements.

The Company has made available to the Investors copies of (a) the audited consolidated financial statements of the Company and its Subsidiaries at and for the 12 month periods ended December 31, 2010 and December 31, 2011, together with the report of the Company’s independent auditors thereon (collectively, the “Audited Financial Statements”), including consolidated balance sheets and statements of income, cash flows and shareholders’ equity and (b) the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the periods ended March 31, 2012 and June 30, 2012 (collectively, the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”), including consolidated balance sheets and statements of income and cash flows. The Financial Statements have been prepared in accordance with US GAAP on a consistent basis (subject to (i) with respect to the Audited Financial Statements, such exceptions as may be indicated in the Audited Financial Statements or the notes thereto and (ii) with respect to the Unaudited Financial Statements, the absence of footnote disclosure and normal, non-material and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods covered thereby. The Company and each of its Subsidiaries maintain systems of accounting and internal controls that provide reasonable assurance that financial transactions are executed in accordance with the authorization of, and reported to, management of the Company or its Subsidiaries and applicable internal policies.

4.10 No Undisclosed Material Liabilities; Absence of Certain Changes.

Since December 31, 2011 (except as clearly reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the period ended June 30, 2012), the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course (except for the transactions that are the subject of the Yahoo! Repurchase Agreement and the related financing and the transactions effecting the privatization of Alibaba.com Limited and related financing). Except for (a) the Senior Facilities, (b) liabilities and obligations disclosed or reserved against in the Financial Statements, (c) liabilities and obligations reflected in the terms of the Yahoo! Preference Shares and the Convertible Preference Shares (but only to the extent as provided to Investors prior to the date hereof) and (d) liabilities and obligations incurred in the ordinary course of business since December 31, 2011 that are not material to the Company and its Subsidiaries, taken as a whole, since December 31, 2011 the Company has not incurred liabilities or obligations except ones that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, there are no material transactions or agreements between the Company or its Subsidiaries, on the one hand, and Management, Yahoo!, SOFTBANK, any Dawn Investor or any executive officer or director of the Company, on the other hand, that are in effect.

4.11 Taxes.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its Subsidiaries have filed all Tax returns as required by applicable Law and paid all Taxes when due, (ii) there have been no examinations or audits of any Tax returns or reports of the Company or its Subsidiaries by any applicable federal, state, local or foreign Governmental Authority, (iii) the Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

(b) The Company believes that it is not, and does not expect or intend to be, a “passive foreign investment company” as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “US Internal Revenue Code”) in the current taxable year or in the immediate future years. The Company has not elected to be, and does not intend to elect to be, classified as a partnership for United States federal income tax purposes.

4.12 Intellectual Property.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries own, license, have access to or can acquire on reasonable terms, adequate intellectual property, including patents, copyrights, trademarks, service marks, trade names and similar intellectual property, reasonably necessary for them to carry on their business as now operated, (b) none of the Company or any of its Subsidiaries has received any notice or claim, as of the date of this Agreement, that it is infringing on or has misappropriated the trademark, patent, copyright or trade secret rights or other intellectual property rights of any Person or that any of the intellectual property owned or purported to be owned by the Company or any of its Subsidiaries is invalid or unenforceable, (c) the operation by the Company and each of its Subsidiaries of their respective businesses does not infringe on or violate (or in the past infringed on or violated) any intellectual property rights or other rights of any Person, (d) to the Company’s Knowledge, no Person is infringing on or violating (or in the past infringed on or violated) any intellectual property or other right of the Company or any of its Subsidiaries, and (e) the Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all material trade secrets used in their business.

4.13 Employees, Labor Matters, etc.

(a) The existing Equity Incentive Pool fully reflects the Company’s and its Subsidiaries’ employee equity compensation policy as of the date of this Agreement.

(b) Any increase in the number of Ordinary Shares beyond the number of Ordinary Shares already authorized by the Board under the Equity Incentive Pool as of the date hereof will require approval of the Board.

(c) There is no current intention or proposal to increase the number of Ordinary Shares allocated under the Equity Incentive Pool or under any other similar equity plan of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

4.14 Environmental Laws.

The Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws, and, to the Company’s Knowledge, no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect. No Action has been commenced, or to the Company’s Knowledge is threatened, against the Company or any of its Subsidiaries involving any Environmental Laws, other than Actions that would not have a Material Adverse Effect.

4.15 Office of Foreign Assets Control; Sanctions.

Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, either Alipay or any director, officer, agent or employee of the Company or any Subsidiary is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), and, to the Company’s Knowledge, there is no basis for the imposition of any Sanctions on the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries, is located, organized or resident in a country or territory that is the subject of Sanctions.

4.16 US Operations.

The Company and its Subsidiaries (i) do not own any physical assets in the United States, (ii) do not manufacture goods within the United States, and (ii) do not have any material Contracts with the United States Government.

4.17 Anti-corruption.

(a) Each of the Company and each of its Subsidiaries, and, to the Company’s Knowledge, each of their respective directors, officers or employees has not:

(i) made an “unlawful payment” within the meaning of the FCPA (if applicable) or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds in violation of any applicable provisions of the FCPA or any applicable law or regulation equivalent to the FCPA in any jurisdiction other than the United States;

(ii) violated any applicable provision of the FCPA or similar Law in any other jurisdiction; or

(iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable anti-corruption Law in any jurisdiction other than the United States;

(b) Each of the Company and its Subsidiaries has implemented such internal controls as would be reasonably necessary to ensure compliance with applicable Laws, including the FCPA and any anti-corruption Law in any jurisdiction other than the United States.

4.18 Money Laundering.

The operations of the Company and its Subsidiaries are in compliance with applicable financial recordkeeping and reporting requirements of applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Subsidiary with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.19 Alipay Framework Agreement.

(a) The Company has made available to the Investors true and complete copies of the Alipay Framework Agreement and the related transaction agreements.

(b) The Alipay Framework Agreement is valid and in full force and effect, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Carveouts, and neither the Company nor, to the Company’s Knowledge, any of the non-Company counterparties thereto, is in default thereof, and to the Company’s Knowledge no such default is threatened, except for any default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except for Simon Shihuang Xie, no Person has executed a Joinder Agreement (as defined in the Alipay Framework Agreement).

4.20 Finders’ Fee.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company who might be entitled to any fee or commission from any Investor as a result of the issuance of the Ordinary Shares pursuant to this Agreement.

4.21 Solvency.

The Company has provided or made available to the Investors substantially all relevant information that, to the Company’s Knowledge and good faith belief, is material to a reasonable determination that the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Closing.

4.22 Waiver by Existing Shareholders of the Company.

As of immediately prior to the Closing, the Company will have obtained any waivers required from existing shareholders of the Company in respect of any rights, including any rights of first offer or pre-emptive rights, they may have with respect to the Ordinary Shares sold pursuant to this Agreement and the rights hereunder.

4.23 Side Letters.

All Contracts to which the Company or any Subsidiary is a party relating to the Transactions or the Yahoo! Repurchase Agreement transaction have been made available by the Company to the Investors. Except as set forth in the Company’s Shareholders Agreement, dated as of October 24, 2005, the Dawn Framework Agreements, the New Shareholders Agreement, the Registration Rights Agreement dated October 24, 2005 (until the Closing), the New Registration Rights Agreement or as set forth in this Agreement, the Company has not granted to holders of Ordinary Shares rights that have terms more favorable in any material respect than the rights granted to the Investors in this Agreement.

4.24 Definitive Documentation.

The definitive documentation entered or to be entered into by the Company in connection with the Senior Facilities, the Preference Share Placing, any side letters entered into between the Company or Management and any of the Dawn Investors as of the date hereof, and the Yahoo! Preference Shares is or will be on terms substantially similar to, and no less favorable terms to the Company in all material respects than, the terms set forth in either the descriptions of such transactions or draft documentation relating to such transactions made available to the Investors in the Data Room.

4.25 Size of Offering.

The total aggregate amount of the Subscription does not exceed US$2,600,000,008 and the price per share of the Ordinary Shares sold in the Subscription is US$15.50.

4.26 Group Structure Chart.

The group structure chart made available to the Investors is true, complete and accurate in all material respects as of July 31, 2012. As of the date of this Agreement, the following business units are the material business units of the Company: Taobao Marketplace, eTao, TMall.com, Juhuasuan (group buying website), Alibaba.com International Business Operations (ICBU), Alibaba.com Small Business Operations (CBU) and Alibaba Cloud Computing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MANAGEMENT

Each of JM and JT hereby severally represents and warrants to the Investors that, except as set forth in the Disclosure Letter:

5.1 Authorization.

He has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which he is a party and to perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by him, and is, and each of the other Transaction Documents to which he is a party, when duly executed and delivered by him, will be, the legal, valid and binding obligation of his, enforceable against him in accordance with its terms, subject to the Enforceability Carveouts.

5.2 Non-Violation.

The execution, delivery and performance of the Transaction Documents by him and the consummation of the Transactions by him, and the compliance with any of the provisions of this Agreement or any other Transaction Documents by him does not and will not, with or without the passage of time, the giving of notice or both (a) conflict with or result in any violation or breach of any provision of any Organizational Documents of any Person he controls, to the extent applicable, (b) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by any Person under, any Contract to which he or any Person he controls is a party or by which any of them is bound or to which any of their properties are subject or (c) conflict with or result in any violation of any provision of any Law applicable to him or any Person he controls or any of their properties or assets, except in the case of clause (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially adversely affect (including by delay) his ability to consummate the Transactions contemplated in this Agreement or otherwise perform under this Agreement. Assuming the Consents set forth in the Disclosure Letter with respect to him and the Persons he controls have been obtained, none of the execution, delivery or performance of the Transaction Documents or the consummation of the Transactions by him will require (with or without notice or lapse of time or both) the Consent of any Person, other than non-material Consents from non-Governmental Authorities.

5.3 Compliance with Laws.

The Alipay Framework Agreement is valid and in full force and effect, and constitutes the legal, valid and binding obligation of each of the Alipay Entities and Management parties thereto, and to Management’s Knowledge, the Company counterparties thereto, enforceable against each such party in accordance with its terms, subject to the Enforceability Carveouts, and none of the Alipay Entities or Management parties thereto, nor to Management’s Knowledge, the Company counterparties thereto, is in default thereof, and no such default is threatened, except for any default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.4 Agreements with the Company.

Except as set forth in the Disclosure Letter, there are no material transactions or Contracts between the Company or its Subsidiaries or Yahoo!, SOFTBANK or any Dawn Investor, on the one hand, and him or any Person he controls, on the other hand, that are in effect.

5.5 Litigation.

There is no action pending or, to Management’s Knowledge, threatened against or affecting him or any Person he controls except as would not reasonably be expected, individually or in the aggregate, to materially adversely affect (including by delay) his or any Person he controls’ ability to consummate the Transactions contemplated by this Agreement or otherwise perform under this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors severally represents and warrants to the Company that, except as set forth in the Investor Disclosure Letter:

6.1 No Registration.

Such Investor understands that the Ordinary Shares have not been registered under the US Securities Act and the Company intends that the Ordinary Shares are being offered and sold to the Investors pursuant to a specific exemption from the registration requirements of the US Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

6.2 Investment Intent; No Syndication.

Such Investor is acquiring the Ordinary Shares for investment for its own account, and not with the view to, or for resale in connection with, any distribution thereof. Such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same other than with respect to its equityholders. Neither it nor, to the best of its knowledge, its direct or indirect investors have any Contract, undertaking, agreement or arrangement with any other Person or entity to sell, transfer or grant any participation right to such person or entity or to any third Person or entity with respect to any of the Ordinary Shares except for any limited partnership agreement, shareholders’ agreement or similar organizational document to which any such investor is a party, as of the date of this Agreement.

6.3 Investment Experience.

Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its private investment in the Company and has the ability to bear the economic risk of investment in the Ordinary Shares.

6.4 Access to Data.

Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Company, the Transaction Documents, the Disclosure Letter, the exhibits and schedules attached hereto and thereto, the information in the Data Room and the Transactions, as well as the Company’s business, management and financial affairs.

6.5 Independent Investigation.

Such Investor (a) has conducted its own independent investigation to identify, collect and assess the information considered by the Investor to be relevant to the consummation of the Transactions, (b) has relied and will rely on its own independent investigation to determine whether or not to consummate the Transactions, and (c) has not relied on any representations or warranties by the Company or any of its Affiliates, representatives and agents (other than the representations and warranties set out in this Agreement or any other Transaction Document).

6.6 Accredited Investor; International Investors.

(a) If the Investor is within the United States, the Investor hereby represents that it is an institutional “accredited investor” within the meaning of Rule 501(a) under the US Securities Act; or

(b) If the Investor is not within the United States, the Investor hereby represents that (i) it is not a “US person” (within the meaning of Regulation S) and (ii) it has satisfied itself as to the full observance by such Investor of the laws of its jurisdiction in connection with any invitation to subscribe for the Ordinary Shares, including (A) the legal requirements within its jurisdiction for the purchase of the Ordinary Shares, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Ordinary Shares. The Investor’s subscription and payment for the Ordinary Shares will not violate any applicable securities or other laws of the Investor’s domestic jurisdiction.

6.7 Authorization.

It has full power, authority, capacity and legal right to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by it of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the Transactions by it has been duly and validly authorized and approved by all necessary corporate or other action by it. This Agreement has been duly executed and delivered by it and is, and each of the Transaction Documents, when duly executed and delivered by it, will be, assuming due execution and delivery of the same by the relevant counterparties thereof, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to the Enforceability Carveouts.

6.8 Organization.

(a) It is a validly existing limited partnership, limited liability company or corporation, duly organized under the laws of its jurisdiction of organization and has full power and authority to carry on its business as now conducted.

(b) The Lead Investor, a company incorporated in the PRC, represents that it is a wholly-owned subsidiary of CIC International, a company incorporated in the PRC.

(c) Athena China Limited, a company incorporated in the British Virgin Islands, represents that it is a controlled subsidiary of Prosperous Wintersweet (BVI) Limited, a company incorporated in the British Virgin Islands and that Prosperous Wintersweet (BVI) Limited is a wholly-owned subsidiary of Boyu Capital Fund I, L.P, a limited partnership registered in the Cayman Islands.

(d) Broad Sino Developments Limited, a company incorporated in the British Virgin Islands, represents that it is a wholly-owned subsidiary of China Development Bank International Holdings Limited, a company incorporated in Hong Kong.

(e) CITIC Capital Excel Wisdom Fund, L.P., a limited partnership registered in the Cayman Islands, represents that it is controlled and managed by a wholly owned subsidiary of CITIC Capital Holdings Limited, a company incorporated in Hong Kong.

6.9 Restricted Securities.

If the Investor is within the United States, such Investor understands that the Ordinary Shares will at the time of issuance be “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act.

6.10 Non-Violation.

The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor, and the consummation of the Transactions by such Investor, and the compliance with any of the provisions of this Agreement or any other Transaction Documents by such Investor does not and will not, with or without the passage of time, the giving of notice or both (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of such Investor, (b) conflict with or result in any violation of any provision of any applicable Laws or (c) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by it or any Person it controls under, any Contract to which such Investor is a party or by which any of them is bound or to which any of their properties are subject, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to material adversely affect (including by delay) such Investor’s ability to consummate the Transactions contemplated by this Agreement or otherwise perform under this Agreement. Assuming the Consents related to such Investor set forth in the Investor Disclosure Letter have been obtained, none of the execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party by such Investor, or the consummation of the Transactions by such Investor, require the Consent of any Person, other than non-material Consents from any non-Governmental Authorities.

6.11 Financing.

Such Investor has sufficient capital commitments or will have funds to pay the Purchase Price in full into escrow pursuant to the terms of this Agreement and to effect all other Transactions contemplated in this Agreement.

6.12 Litigation.

There is no Action pending or, to the knowledge of such Investor, threatened against or affecting such Investor except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Investor’s ability to consummate the Transactions contemplated in this Agreement or otherwise perform under this Agreement.

6.13 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of such Investor who might be entitled to any fee or commission from the Company, Management or any of their Affiliates as a result of the issuance of the Ordinary Shares pursuant to this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 By the Company.

From and after the Closing, the Company agrees to indemnify and hold harmless each Investor (each, an “Indemnitee”) from and against any loss, diminution in value, liability or damage, including reasonable attorneys’ fees and other costs and expenses (collectively, “Damages”), incurred or sustained by such Indemnitee or any of its Affiliates or any of their respective employees, officers, directors, agents, advisors and representatives as a result of, subject to Section 9.1, any inaccuracy in or breach of any representation or warranty by the Company set forth in this Agreement, provided that there shall not be any duplicative payments or indemnities by the Company. Solely for purposes of calculating Damages (and not for purposes of determining any breach) hereunder, all materiality qualifiers in any representation herein shall be ignored.

7.2 By JM and JT.

From and after the Closing, JM and JT severally agree to indemnify and hold harmless each Indemnitee from and against any Damages incurred or sustained by such Indemnitee or any of its Affiliates or any of their respective employees, officers, directors, agents, advisors and representatives as a result of, subject to Section 9.1, any inaccuracy or breach of any representation or warranty by JM or JT, as the case may be, set forth in this Agreement, provided that there shall not be any duplicative payments or indemnities by JM or JT.

7.3 Limitations on Indemnification.

The rights of an Indemnitee to indemnification under Section 7.1 and Section 7.2 shall be limited as follows:

(a) The amount of any Damages incurred by any Indemnitee shall be reduced by the net amount such Indemnitee recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages and such Investor shall use commercially reasonable efforts to effect any such recovery.

(b) The Indemnitees shall be entitled to indemnification under Section 7.1 only to the extent that the aggregate amount of such Damages exceeds one percent (1%) of the aggregate amount of the Subscription, and if such amount is exceeded, the Indemnitees shall be entitled to the full amount of the Damages and not just the excess amount. In no event will any Indemnitee be entitled to indemnification in excess of fifty percent (50%) of the aggregate amount of the sale proceeds of the Ordinary Shares allocated to and purchased by the Indemnitee, provided that this Section 7.3(b) shall not apply to any claim made by any Indemnitee arising out of or relating to a breach of Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 or Section 4.20.

(c) The Indemnitees shall be entitled to indemnification under Section 7.2 only to the extent that the aggregate amount of such Damages exceeds US$1,000,000, and if such amount is exceeded, the Indemnitees shall be entitled to the full amount of the Damages and not just the excess amount. In no event will the Indemnitees be entitled to indemnification under Section 7.2 in excess of US$50,000,000 (the “Management Cap”) in the aggregate, provided that this Section 7.3(c) shall not apply to any claim made by the Indemnitees arising out of or relating to a breach of Section 5.1 or Section 5.2; it being understood that to the extent the Damages of the Indemnitees exceed the Management Cap, the Investors shall participate pro rata in any recovery of such Damages.

7.4 Indemnification Procedures.

A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor”.

(a) Third Party Claims. Within fifteen (15) Business Days after an Indemnitee receives written notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party; provided that no delay in such notification shall affect any right to indemnification of any Indemnitee except to the extent that such delay has actually prejudiced the Indemnitor. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, if (i) the settlement is other than for monetary damages, and the remedies, in the Indemnitees’s reasonable judgment, could adversely affect it, or (ii) the Indemnitor has not agreed that the claim with respect thereto is a fully indemnifiable claim hereunder, or (iii) the Indemnitee has elected to be represented by separate counsel pursuant to clauses (i)-(iii) in the following sentence. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action (which notice shall include an acknowledgement that the Indemnitee is entitled to indemnification hereunder for such claim), the Indemnitor shall not be liable to the Indemnitee under this Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnitee employs separate counsel, which it shall have the right to do if either (i) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitees’ reasonable judgment, could adversely affect such Indemnitee, (ii) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, or (iii) such claim or action is brought by a Governmental Authority, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within fifteen (15) Business Days of the Indemnitee’s delivery of notice of such a claim or action by delivery of a written notice assuming control of the defense, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Article VII, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

(b) Other Claims. Within sixty (60) days after an Indemnitee becomes aware that it has sustained any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, specifying with reasonable detail the basis on which indemnification is being asserted and the amount of such Damages. If the Indemnitor does not notify the Indemnitee within fifteen (15) Business Days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Article VII, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Article VII and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 12.4.

(c) Exclusivity of Indemnification Provision. The indemnity provided for in this Article VII shall be the sole and exclusive remedy of the Indemnitees after the Closing Date for any inaccuracy in or breach of any representation or warranty of the Company or of Management hereunder, other than in the case of fraud, intentional misrepresentation or gross negligence.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1 Covenants of the Company.

(a) Execution of Transactions Related to the Yahoo! Initial Repurchase and the Transactions. The Company will enter into the definitive documentation relating to the Senior Facilities, the Yahoo! Preference Shares and the Convertible Preference Shares on terms substantially similar to, and no less favorable terms to the Company in all material respects than, the latest versions of term sheets or definitive documents provided to the Investors (through the Data Room or otherwise) prior to the date hereof.

(b) Use of Proceeds. The Company will use the proceeds from the Subscription only for any of the following: (i) the Yahoo! Initial Repurchase, (ii) the TIPLA Payment, (iii) reserve accounts under the Senior Facilities and (iv) fees and expenses relating to the above items and the financing of any of the above.

(c) Initial Public Offering Participation.

(i) In the event of an Initial Public Offering that is not a Shareholder-Initiated IPO (a “Company-Initiated IPO”), a portion of the secondary offering, if any, of such Company-Initiated IPO equal to the Reserved Number shall be reserved for sale by the Dawn Investors and the Investors as described below. The Reserved Number shall be allocated among the Dawn Investors and the Investors as follows:

(A)	The Reserved Number shall be initially allocated between:

(X)	a pool reserved for Dawn Investors (“Pool 1”) and

(Y)	a pool reserved for the Investors (“Pool 2”),

in proportion to the aggregate number of Dawn Shares held by all Dawn Investors and the aggregate number of Voting Covenant Shares held by all Investors immediately prior to the Company-Initiated IPO.

(B)	Pool 1 will be allocated to each Dawn Investor pro rata based on the proportion of the number of Dawn Shares held by such Dawn Investor to the total number of Dawn Shares held by all Dawn Investors (such proportion being the “Dawn Pro Rata Share” of such Dawn Investor). Any portion of Pool 1 allocated to a Dawn Investor but not taken up by such Dawn Investor shall be reallocated to each other Dawn Investor based on such other Dawn Investor’s Dawn Pro Rata Share repeatedly and, to the extent not taken up, will be re-allocated to Pool 2. Each Dawn Investor may assign its right to its Dawn Pro Rata Share to any of its Affiliates.

(C)	Pool 2 will be allocated to each Investor pro rata based on the proportion of the number of Voting Covenant Shares held by such Investor to the total number of Voting Covenant Shares held by all Investors (such proportion being the “A3E Pro Rata Share” of such Investor); any portion of Pool 2 allocated to an Investor but not taken up by such Investor shall be reallocated to each other Investor based on such other Investor’s A3E Pro Rata Share repeatedly and, to the extent not taken up, will be re-allocated to Pool 1. Each Investor may assign its right to its A3E Pro Rata Share to any of its Affiliates.

For the avoidance of doubt, the rights of the Dawn Investors and the Investors pursuant to clause (ii) below shall not affect the Company’s obligations to comply with this Section 8.1(c)(i) in the case of the initial sale of Ordinary Shares in the Company- Initiated IPO.

(ii) in the event the underwriters of the Company-Initiated IPO exercise the “green shoe” over-allotment option under the relevant underwriting agreement, the Dawn Investors and the Investors will be allocated such number of Ordinary Shares (such number being the “Reserved Green Shoe Portion”) as is equal to 90% (or such greater percentage as is represented by the Reserved Number calculated in accordance with Section 8.1(c)(iv)) of the Green Shoe Secondary Offering Number; provided that (x) the Reserved Green Shoe Portion shall be allocated among the Dawn Investors and the Investors in the same manner as provided under Section 8.1(c)(i), and (y) the sum of the Reserved Green Shoe Portion and the Reserved Number shall not exceed 100,000,000 Ordinary Shares (as adjusted for share splits, share dividends, recombinations, recapitalization and similar events after the date hereof).

(iii) Subject to Section 8.1(c)(iv), if and to the extent any Dawn Investor or any Investor requests to sell additional shares beyond the Reserved Number or the Reserved Green Shoe Portion in the Company-Initiated IPO, the Company and each member of Management shall consider such request and discuss the request with the requesting Dawn Investor(s) and/or Investor(s), as applicable, in good faith; provided, that, if both a Dawn Investor and an Investor make such a request and either such request is agreed to by the Company or Management, then any sales of additional Ordinary Shares beyond the Reserved Number or the Reserved Green Shoe Portion, as the case may be, shall be allocated between the Dawn Investors and the Investors in the same manner as provided in Section 8.1(c)(i).

(iv) If and to the extent any Dawn Investor or any Investor requests to sell additional shares beyond the expected Reserved Number or the expected Reserved Green Shoe Portion in the Company-Initiated IPO, and there is insufficient interest from holders of Ordinary Shares held by Persons included in the Non-Yahoo Secondary Offering Number other than the Ordinary Shares held by Investors or the Dawn Investors to fill the remaining secondary allocation in such Company-Initiated IPO, then any sales of such additional Ordinary Shares beyond the Reserved Number or the Reserved Green Shoe Portion, as the case may be, shall be allocated between the Dawn Investors and the Investors in the same manner as provided in Section 8.1(c)(i), such that the size of the Reserved Number is increased by such amount resulting from such insufficient interest.

(v) The Company shall include a reasonable number of Ordinary Shares held by the Investors and Dawn Investors in a secondary sale in its Initial Public Offering that the managing underwriter of the Initial Public Offering advises the Company could be included without materially and adversely affecting the price per share.

(vi) In the event of a Material Subsidiary IPO, the Company shall include a reasonable number of Ordinary Shares held by the Investors that would be converted into the listed shares of such Subsidiary in a secondary sale in the Material Subsidiary IPO that the managing underwriter of such Material Subsidiary IPO advises the Company could be included without materially and adversely affecting the price per share of the shares proposed to be sold in the Material Subsidiary IPO; provided that the number of Ordinary Shares each Investor may convert into the listed shares of such Subsidiary shall be pro-rated based on such Investor’s ownership of Ordinary Shares relative to the ownership of Ordinary Shares of any other shareholder of the Company effecting such conversion immediately prior to such Material Subsidiary IPO. This Section 8.1(c)(vi) shall terminate on an Initial Public Offering.

(d) Related Party Transactions.

(i) The Company undertakes and agrees that, in the event the Board or the audit committee thereof has been notified of any proposed related party transaction between or among the Company or any of its Subsidiaries or Affiliates, on the one hand, and Management, Yahoo! or SOFTBANK or their respective Affiliates or any combination of Management, Yahoo!, SOFTBANK or their Affiliates (other than the Company, its subsidiaries and Affiliates), on the other hand, the Company shall promptly notify the Investors in writing of such related party transaction proposal. Unless such related party transaction proposal has been unanimously approved by the disinterested directors voting at a meeting of the Board or by the disinterested members of the audit committee voting at a meeting of the Company’s audit committee, as the case may be, the Company will not enter into any such related party transaction without the prior written consent of the Lead Investor (such consent (A) not to be unreasonably withheld or delayed and (B) being required only for so long as the Lead Investor and/or one of its Affiliates holds at least the Minimum Retained Shares and the Lead Investor and its Affiliate Transferee continues to be a controlled Subsidiary of CIC International and a wholly-state-owned entity).

(ii) The Company shall not effect any proposal with respect to, or amendment of, the Company’s related party transaction policy existing as of the date of this Agreement and set forth in the A3E Side Letter or take any other action that would have a similar effect that, in any case, would have the effect of modifying or reducing the intention or effect of any of the covenants set forth in this Section 8.1(d), including the consent right set forth in Section 8.1(d)(i), without the prior written consent of the Lead Investor (such consent (A) not to be unreasonably withheld or delayed and (B) being required only for so long as the Lead Investor and/or one of its Affiliate Transferees holds at least the Minimum Retained Shares and the Lead Investor and its Affiliate Transferee continues to be a controlled Subsidiary of CIC International and a wholly-state-owned entity).

(iii) The covenants in this Section 8.1(d) shall commence from and after the Closing Date and terminate on an Initial Public Offering. In the case of an Initial Public Offering in the United States, the Company undertakes that it will maintain a related party transaction policy substantially similar to the Company’s related party transaction policy existing as of the date of this Agreement and set forth in the A3E Side Letter, except that the dollar limits in the Company’s current policy may be changed from time to time as reasonably required by the Board.

(e) Information Rights. From and after the Closing, as soon as reasonably available (and, in the case of clauses (i), (ii) and (iv) below, in any event not later than sixty (60) days after the applicable fiscal quarter or, in the case of clause (iii) not later than ninety (90) days after the fiscal year end), the Company will make available the following periodic information to each Investor, or Subsequent Transferee, that together with its Affiliates subscribed for or purchased at least US$100,000,000 in Ordinary Shares in the Subscription or obtained at least such number of Ordinary Shares that could be purchased with US$100,000,000 at the original Purchase Price per Ordinary Share, subject to adjustment for share splits and consolidations, pursuant to a permitted transfer subject to the pre-IPO transfer restrictions in Section 8.2(a), unless otherwise advised by an Investor not to make such information available to it:

(i) unaudited consolidated balance sheet, income statement, shareholders’ equity and cash flow statement of the Company for each quarterly period and for the period from the beginning of the fiscal year to the end of such quarterly period, including summary explanatory notes to the quarterly management accounts;

(ii) the operating metrics set forth in the A3E Side Letter, for each quarterly period;

(iii) a copy of the audited consolidated balance sheet, income statement, shareholders’ equity and cash flow statement (and, in each case, the notes thereto) of the Company for each fiscal year, with an audit opinion addressed to the Company and issued by an independent certified public accounting firm of recognized international standing;

(iv) a capitalization table of the equity and equity equivalents of the Company after the end of each quarterly accounting period for such quarterly period;

(v) reasonable advance notice of any proposed actions or meeting of the Company’s shareholders and a reasonably detailed description of the subject and, subsequent to such shareholders’ meeting, a summary of the results of shareholder votes;

(vi) reasonable access to members of Company’s management to discuss operations of the Company, including internal control issues; and

(vii) notice of any default under the Senior Facilities, the Yahoo! Preference Shares or the Convertible Preference Shares.

All information rights under this Section 8.1(e) shall terminate on an Initial Public Offering.

An Investor receiving the information set forth above may provide (A) all of such information to an Approved Coinvestor and (B) a summary of the financial statement information set forth in Section 8.1(e)(i) and Section 8.1(e)(iii) above to a limited partner in or other equityholder of such Investor who is not an Approved Coinvestor; provided, however, that each Investor providing information under clauses (A) or (B) shall notify the recipients of the information in writing that the information provided may contain material non-public information with respect to a publicly listed company. Except as set forth in the preceding sentence, each Investor, any Subsequent Transferee and any Approved Coinvestor shall maintain strict confidentiality with respect to any information obtained pursuant to this Section 8.1(e) in accordance with Section 8.4(g).

(f) Most Favored Nation. The Company hereby undertakes that rights and obligations afforded to any Investor shall be no less favorable to such Investor than those afforded (x) to any investor in the Company to whom the Company issues (1) Ordinary Shares or (2) other equity-linked securities convertible into Ordinary Shares of the Company where the conversion price with respect to Ordinary Shares is below US$18.50 per Ordinary Share (subject to appropriate adjustment for any stock splits or other capital reorganization affected by the Company) or (y) the Dawn Investors, in each case, substantially concurrently with the Closing (except for rights specifically provided to a particular Investor hereunder that are not provided to other Investors hereunder) or at any time thereafter until an Initial Public Offering (for the avoidance of doubt, excluding issuances of (i) the Convertible Preference Shares or Ordinary Shares pursuant to the conversion of such Convertible Preference Shares to the extent the Convertible Preference Share terms that relate to the rights described in (w) through (z) are not materially different than those disclosed in the Data Room, (ii) the Yahoo! Preference Shares and (iii) equity securities defined as “Exempted Securities” in the New Shareholders Agreement) with respect to (w) registration rights, (x) lock-up, initial public offering participation, initial public offering demand, if any, tag-along and transferability provisions, (y) market stand-off periods and (z) other rights that would provide liquidity to holders of Ordinary Shares.

(g) Registration Rights.

(i) Demand Registration. Following an Initial Public Offering and listing of Ordinary Shares on a U.S. or other securities exchange where registration or similar rights generally are required for an investor to have the ability to sell Ordinary Shares on such securities exchange, each Investor shall, with respect to its Ordinary Shares, have the right to demand as an initiator on up to two separate occasions that the Company register such Ordinary Shares (including on a shelf basis, if permissible) so as to enable their sale in the jurisdiction in which the Initial Public Offering and listing of Ordinary Shares have occurred, provided, however, that:

(A)	the Company shall not be required to effect any registration unless the aggregate number of Ordinary Shares proposed to be registered constitutes at least the lower of (x) twenty percent (20%) of the total number of Ordinary Shares purchased by all Investors in the Subscription and (y) US$500 million; and

(B)	no such registration shall be required with respect to Ordinary Shares that are subject to the Lock-Up;

it being understood that any registration request by an Investor as a “Company Specified Holder” pursuant to Article 5 of the New Registration Rights Agreement shall not be deemed to be a demand pursuant to this Section 8.1(g)(i).

(ii) Piggyback Registration. Following an Initial Public Offering and listing of Ordinary Shares on a U.S. or other securities exchange where registration or similar rights generally are required for an investor to have the ability to sell Ordinary Shares on such securities exchange, whenever the Company registers any of its Ordinary Shares for sale on such securities exchange, the Company will, subject to Section 4.1 of the New Registration Rights Agreement and the cutback priority terms and conditions of Article IV of the New Registration Rights Agreement, include in such registration all Ordinary Shares held by an Investor that such Investor requests be included in such registration; it being understood that for purposes of this Section 8.1(g)(ii), the Investors shall be considered “Company Specified Holders” under the New Registration Rights Agreement; provided that the Company shall not have the right to remove any Investor from being considered a “Company Specified Holder” unless an Investor is no longer the holder of “Registrable Securities” (as defined in the New Registration Rights Agreement for the purposes of this Section 8.1(g) only). Notwithstanding the foregoing, the Company may terminate or withdraw any registration prior to the effectiveness of such registration, whether or not any Investor has elected to include its Ordinary Shares in such registration and the Company shall have no liability to any Investor in connection with such termination or withdrawal.

(iii) The terms of any registration pursuant to Section 8.1(g)(i) or Section 8.1(g)(ii) (to the extent the registration is in connection with an underwritten offering), will be set forth in a customary underwriting or similar agreement for such registration that includes customary indemnification and contribution provisions from any Investor selling Ordinary Shares pursuant to such registration with respect to Investor included information, and from the Company to any Investor with respect to any other information; provided, that (A) any representations and warranties with respect to the Company given by, and the other agreements on the part of, the Company to and for the benefit of the underwriter(s) shall also be made to and for the benefit of the Investors selling Ordinary Shares; (B) the Company shall ensure that no underwriter(s) requires any Investor to make any representations or warranties to, or agreement with, any underwriter(s) in an offering other than customary representations, warranties and agreements relating to such Investor’s title to the Ordinary Shares and authority to enter into the underwriting agreement and the accuracy of any information provided by such Investor for purposes of such offering; and (C) any such underwriting agreement shall not impair any indemnification rights of the Investors under any other agreement to which the Company is a party, including this Agreement. The Company and a majority in interest of the Investors initiating the demand shall consult in good faith to select the managing underwriter or underwriters for any registration pursuant to Section 8.1(g)(i).

(iv) The exercise of any registration rights under this Section 8.1(g) (other than under Sections 8.1(g)(i) or 8.1(g)(ii) with respect to the participating Investors‘ included Ordinary Shares) shall be subject to the Lock-Up described below, and, with respect to registrations under Section 8.1(g)(ii), any post-sale lock-ups that the underwriters may reasonably request (provided that such post-sale lock-up shall not be on more restrictive terms than those applying to all holders of five percent (5%) or more of the outstanding Ordinary Shares of the Company that participate in the same registration) and with respect to registrations under Section 8.1(g)(i), any post-sale lock-ups that the underwriters and the initiating Investors (by majority in interest) may agree to. The registration rights under Section 8.1(g) will also be subject to the terms and conditions of the New Registration Rights Agreement in addition to any rights set forth herein; provided that, notwithstanding anything to the contrary contained in the New Registration Rights Agreement, (A) in the case of a registration pursuant to Section 8.1(g)(i), (1) the Company shall, within twenty (20) days after the receipt of a demand request from an Investor, give written notice of such request (a “Demand Notice”) to all Investors, and effect, as soon as practicable, the registration of all Ordinary Shares which Investors request to be registered and included in such registration by written notice given by such Investors to the Company within twenty (20) days after receipt of the Demand Notice, (2) any such registration or filing effected shall be on such form as the Company determines in its reasonable discretion after consultation with a majority in interest of the demand initiating Investors, (3) if Investors intend to distribute the Ordinary Shares covered by their demand request by means of an underwriting then (x) they shall so advise the Company as a part of their demand request and the Company shall include such information in the Demand Notice and in such event, the right of any Investor to include its Ordinary Shares in such registration or filing shall be conditioned upon such Investor’s participation in such underwriting (unless otherwise mutually agreed by a majority in interest of the Investors requesting such registration or filing) and (y) the provisions of Section 8.1(g)(iii) shall apply, (4) the Company’s obligations set forth in Section 6.1 of the New Registration Rights Agreement shall apply (with (x) references to a “Holder” being deemed a reference to a participating Investor and (y) the fifty percent (50%) Holder reference in Section 6.1(viii) of the New Registration Rights Agreement being confined to the participating Investors), (5) the participating Investors may participate on a pro rata basis as among the participating Investors with respect to their Ordinary Shares and (6) the Company shall, if requested by the Investors (acting by majority in interest of the Investors participating in the demand registration) of such Ordinary Shares, provide reasonable co-operation as determined by the Company in the sale, transfer or other disposition of the Investors’ Ordinary Shares, and (B) in the case of all registrations hereunder (1) the indemnification provisions of Section 9 of the New Registration Rights Agreement shall be modified as follows: (i) the persons which the Company shall indemnify pursuant to Section 9 of the New Registration Rights Agreement shall include each Investor, each of its Affiliates and control persons and each of their respective officers and directors, and all references therein shall be understood to include such persons, (ii) indemnifiable losses under Section 9 of the New Registration Rights Agreement shall include reasonable expenses, including attorneys’ fees, (iii) in determining relative fault, the fault of any “Holder” (as defined in the New Registration Rights Agreement) other than the “Holder” claiming indemnification shall be attributed to the Company, (2) Sections 10 through 13 and Sections 15 through 25 thereof shall not apply, except for the second and third sentences of Section 11.2 thereof, (3) these registration rights are assignable to any permitted transferee hereunder, (4) “Registrable Securities” shall include any Voting Covenant Shares and any Ordinary Shares acquired by the Dawn Investors in the transactions related to the Dawn Framework Agreements, (5) within a reasonable time before filing or distributing any Offering Document (as defined in the New Registration Rights Agreement) or amendment or supplement thereto, the Company shall furnish to one counsel selected by the Investors (acting by majority in interest) of “Registrable Securities” to be included in the offering copies of such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel (and approval of such counsel with respect to information relating to the Investors only), (6) all indemnitees under this Section 8.1(g) shall be third party beneficiaries of the provisions hereof, and (7) all notices in respect of these registration rights shall be provided as set forth in this Agreement. In addition, if, in the opinion of the Company’s outside counsel, the Ordinary Shares that would be subject to registration rights are otherwise freely saleable under relevant securities law and listing rules, there shall be no obligation to register such Ordinary Shares; provided that such obligation shall nonetheless remain with respect to registration of Ordinary Shares:

(A)	if a reputable financial advisor of international standing chosen by the Investors advises the Company in writing that registration is necessary to avoid an adverse effect on the price per share of the Ordinary Shares proposed to be sold without registration; or

(B)	of an Investor if such Investor is deemed (alone or by virtue of any arrangement or agreement with any other Person) an Affiliate (as such term is defined in the New Registration Rights Agreement) of the Company.

(v) The Company shall use its reasonable best efforts to list on each exchange where Ordinary Shares were listed concomitant with an IPO all the Ordinary Shares to be registered hereunder.

(vi) All expenses incident to performance of or compliance with this Section 8.1(g), including reasonable fees and disbursements of a single special counsel of the Investors, all registration and filing fees, all listing fees, all fees and expenses of complying with securities or blue sky laws, all printing and automated document preparation expenses, all messenger and delivery expenses, fees and disbursements of valuation experts, industry consultants, counsel for the Company and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance and the expenses of underwriters customarily paid by similarly situated companies in connection with underwritten offerings of equity securities to the public (including any qualified independent underwriter required in connection with such underwritten offering), excluding any such fees based on the proceeds of sales of Ordinary Shares by the Investors incurred in connection with an offering pursuant to this Section 8.1(g), shall be borne by the Company.

(vii) For the avoidance of doubt, except as otherwise expressly provided herein, each Investor is a “Company Specified Holder” for purposes of the New Registration Rights Agreement and shall have the rights and the obligations of a “Company Specified Holder” thereunder.

(viii) The Company hereby undertakes that the rights and obligations afforded to any Investor under this Section 8.1(g) shall be no less favorable than those afforded to any investor in the Company to whom the Company issues equity securities substantially concurrently with the Closing or any time thereafter.

(ix) After the date of this Agreement, the Company shall not, without the prior written consent of the Investors (acting by majority in interest) agree to any amendment, modification or waiver of the New Registration Rights Agreement that would be adverse to an Investor.

(x) To the extent the Dawn Investors have a right to participate in any Investor-initiated offering pursuant to this Section 8.1(g), the Company will agree with the Dawn Investors that the Investors are permitted to participate in the same manner as the Dawn Investors are permitted to participate hereunder in connection with an Investor-initiated offering pursuant to this Section 8.1(g) in any demand registration effected by the Dawn Investors or their Affiliates pursuant to the Dawn Framework Agreements, by aggregating all Dawn Shares and Voting Covenant Shares held by all Dawn Investors and the Investors (the “Total Relevant Shares”) in determining the pro rata participation of each Dawn Investor and Investor by dividing the total number of Dawn Shares and Voting Covenant Shares held by the relevant Dawn Investor or the Investor, as the case may be, by the number of Total Relevant Shares.

(h) Right of First Offer to Invest in the Company. From and after the Closing Date and except for the Preference Share Placing, the Company shall provide each Investor a right of first offer to participate in any future opportunity to invest in equity securities of the Company that is offered to Financial Investors on terms that are no less favorable to each Investor than the terms offered to such Financial Investors (the “Company Equity ROFO”); provided, however, that any participation in the Company Equity ROFO shall be subject to the first priority pre-emptive rights held by Yahoo!, SOFTBANK and Management under Article 6 of the New Shareholders Agreement. The Company Equity ROFO of the Investors shall rank pari passu with the right of first offer of investors in connection with “Project Dawn” and shall be allocated pro rata among the Investors and the Dawn Investors based on their then existing ownership of Ordinary Shares in the Company.

(i) The Company shall give written notice (the “Offer Notice”) to each Investor, stating (A) its bona fide intention to offer such equity securities, (B) the number of such equity securities to be offered, (C) a description of such equity securities and (D) the price and terms upon which it proposes to offer such equity securities.

(ii) Within ten (10) Business Days after receipt of the Offer Notice, each Investor shall deliver a written response to the Company which shall state whether such Investor will elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, such offered securities. If any Investor fails to deliver such response within such ten (10) Business Day period and the Company has complied with its obligations with respect to the content and delivery of the Offer Notice, such Investor shall be deemed to have declined to exercise its Company Equity ROFO. For the avoidance of doubt, any commitment by such Investor to invest in such equity securities arising from its exercise of its Company Equity ROFO hereunder shall be subject to the negotiation and execution of definitive documentation relating to such investment and the terms and conditions set forth therein, which terms shall not differ in any material respect from the terms set forth in the Offer Notice and otherwise shall be on customary terms. The closing of any sale pursuant to this Section 8.1(h) shall occur within ninety (90) days of the date that the Offer Notice is given.

(iii) The Company Equity ROFO shall terminate upon an Initial Public Offering and, for the avoidance of doubt, the Company Equity ROFO shall not apply to an Initial Public Offering.

(i) VIE.

(i) As soon as reasonably practicable and in any event within sixty (60) days following the Closing, the Company shall cause each of Zhejiang Finance Credit Network Technology Co., Ltd. and Hangzhou Ali Venture Capital Co., Ltd. to enter into a technical support or consulting services agreement or other similar arrangements with Zhejiang Alibaba Finance Credit Network Technology Co., Ltd. on customary terms for such transactions.

(ii) As soon as reasonably practicable and in any event within thirty (30) days following the Closing, Alisoft (Shanghai) Co., Ltd. shall submit registration of its pledge over the equity interest of Alicloud Computing Co., Ltd. with the applicable local Administration of Industry and Commerce, and thereafter shall use its commercially reasonable efforts to obtain such registration.

(iii) As soon as reasonably practicable and in any event within sixty (60) days following the Closing, the Company shall cause Zhejiang Zhile Network Co., Ltd. to enter into VIE Contracts on customary terms with a wholly-owned subsidiary of the Company.

(j) Conduct of the Company and its Subsidiaries. From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, conduct its and their businesses only in the ordinary course of business consistent with past practice, and, except as expressly provided in this Agreement or consented to in writing in advance by the Investors, acting by a majority in interest (such consent not to be unreasonably withheld or delayed), the Company shall not:

(i) other than the Amended Articles, amend or modify its Organizational Documents, or amend or modify its corporate structure in a manner that would be materially adverse to the Investors;

(ii) other than as contemplated in the Senior Facilities, Yahoo! Preference Shares, Convertible Preference Shares, and Equity Incentive Pool, issue, sell, transfer, grant, pledge or dispose of any securities of the Company or any Subsidiary of the Company, except for grants, pledges or dispositions of securities that are immaterial to the interest of a financial investor in the Company, and for agreements or arrangements of non-wholly-owned Subsidiaries that are immaterial to the interest of a financial investor in the Company;

(iii) other than the Yahoo! Initial Repurchase, purchase, redeem or otherwise acquire any securities of the Company other than pursuant to employee equity incentive plans or otherwise in the ordinary course of business;

(iv) split, combine or reclassify the Ordinary Shares;

(v) declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any securities of the Company or, other than in the ordinary course of business, any securities of any of its non-wholly owned Subsidiaries;

(vi) dispose of any assets, including equity securities of any Subsidiary, that are material to the Company and its Subsidiaries (taken as a whole), in each case other than sales to third parties in the ordinary course of business consistent with past practice and for fair value, except any such disposals that are approved by the non-executive directors of the Company pursuant to Section 2.10 of the Alipay Framework Agreement;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material Subsidiary of the Company;

(viii) except to the extent required by applicable Law, take any action or permit any action to be taken that could reasonably be expected to result in any condition to the Closing set forth in Article X not being satisfied;

(ix) take any action that, or fail to take any action the failure of which to be taken, could reasonably be expected to prevent or materially delay the consummation of the Transactions; or

(x) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

(k) Access. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford the Investors, through the Lead Investor and its Representatives, reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts, records and the Data Room, provided that no investigation pursuant to this Section 8.1(k) shall affect or be deemed to modify any representation or warranty made by the Company or Management herein.

(l) Financial Information. From the date of this Agreement until the Closing, as soon as reasonably available or known, the Company shall make available to each Investor that, together with its Affiliates, is expected to subscribe for at least US$100,000,000 of Ordinary Shares in the Subscription any material financial information (including quarterly operating and financial results) and any other information concerning the Company and its Subsidiaries that, if not disclosed, would result in a breach by the Company of the representations and warranties under Article IV of this Agreement as if such representations and warranties were made at any time the information was known but not disclosed.

(m) FATCA. If at any time the Company determines that it would be required to withhold on payments to any Investor by reason of Sections 1471 through 1474 of the US Internal Revenue Code and applicable existing or proposed U.S. Treasury Regulations and administrative pronouncements thereunder (the “FATCA Rules”), the Company will then provide adequate advance notice to any such Investor so that it may determine whether to become a “recalcitrant account holder” within the meaning of the FATCA Rules.

(n) Dawn and A3E Pro Rata Buyback Rights. From and after the Closing Date and prior to an Initial Public Offering, if the Company conducts any share buybacks, redemptions or repurchases from any of the Investors or the Dawn Investors, the Company shall offer to each of the Investors and the other Dawn Investors the opportunity to have a pro rata portion (based on its then-existing ownership of the Total Relevant Shares) of its Ordinary Shares bought back, redeemed or repurchased on the same terms and conditions.

The covenant in this Section 8.1(n) shall terminate immediately prior to an Initial Public Offering.

8.2 Covenants of the Investors.

(a) Pre-IPO Transfer Restrictions. Prior to an Initial Public Offering, without the prior written consent of the Company, each Investor agrees not to sell or otherwise dispose of any Ordinary Shares acquired in the Subscription for a period ending on the earliest of (i) 15 months from the date of this Agreement, (ii) the closing date of the Initial Public Offering, (iii) a change of control of the Company involving a transaction or transactions that result(s) in the shareholders of the Company prior to the Closing owning immediately after the Closing less than fifty percent (50%) of the equity interests of the Company or the surviving entity, (iv) Management no longer constituting at least two (2) out of four (4) or five (5) of the directors on the Board (except to the extent additional independent directors are added to the Board in anticipation of an impending Initial Public Offering) and (v) either or both members of Management selling twenty-five percent (25%) or more of the Ordinary Shares held as of the date of this Agreement by Management (excluding the 50,000,000 Ordinary Shares held by APN Ltd., representing collateral posted by Management under the Alipay Framework Agreement), provided that the restrictions in this Section 8.2(a) shall not apply to a transfer (including by distribution) of Ordinary Shares by any Investor to (A) controlled or controlling Affiliates and Subsidiaries of the Investors (each such transferee, an “Affiliate Transferee”), subject to such Affiliate Transferee entering into an agreement to be bound in which such Affiliate Transferee agrees to be a Party to this Agreement as if such Affiliate Transferee were an Investor as of the date of such transfer, and (B) other Investors and their controlled or controlling Affiliates, subject to such transferee entering into an Accession Agreement in substantially the form attached hereto as Exhibit A. Following an IPO, each Investor shall be free to sell or otherwise dispose of its Ordinary Shares, subject only to applicable Law and Sections 8.2(b) and 8.5(g).

(b) Market Stand-off. Each Investor agrees, to the extent requested by underwriters in connection with an Initial Public Offering, that it shall not sell or otherwise transfer any Ordinary Shares as required by the underwriters consistent with market practice (the “Lock-Up”) for up to 180 days from the date of closing of the Initial Public Offering; provided that Management and all holders of five percent (5%) or more of the outstanding Ordinary Shares of the Company also enter into market stand-off arrangements that are no less restrictive to Management and such holders than the Lock-Up; and provided further that the Investors will be granted any waiver or early termination of the Lock-Up on no less favorable terms than those afforded to any other shareholders of the Company that have been subject to a market stand-off period.

(c) Standstill. Except with the consent of the Company, for so long as an Investor holds any Ordinary Shares, such Investor (including, for the avoidance of doubt, any of its Affiliates) shall not:

(i) acquire or enter into discussions to acquire, directly or indirectly, any shares of or interests in the Company (including debt, equity, derivative, partnership or other interests in any form); or

(ii) provide financing (in any form) for an acquisition by a third party of any shares of or interests in the Company (including debt, equity, partnership or derivative or other interests in any form);

Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, nothing in this Agreement shall limit or restrict the ability of any Person or Persons to:

(A)	directly or indirectly acquire securities of or interests in Yahoo! or SOFTBANK (including, in each case, debt, equity, partnership or derivative or other interests in any form);

(B)	provide financing (in any form) for a direct or indirect acquisition by any Person or Persons of securities of or interests in Yahoo! or SOFTBANK (including, in each case, debt, equity, partnership or derivative or other interests in any form); or

(C)	otherwise directly or indirectly participate in any transaction with respect to securities of or interests in Yahoo! or SOFTBANK (including, in each case, equity, partnership or derivative or other interests in any form), unless, in each case, Yahoo! owns more than fifty percent (50%) of the voting securities of the Company or the right to appoint a majority of the Board of the Company (in the case of a transaction described in Sections 8.2(c)(ii)(A), (B) or (C) with respect to Yahoo!) or SOFTBANK owns more than fifty percent (50%) of the voting securities of the Company or the right to appoint a majority of the Board of the Company (in the case of a transaction described in Sections 8.2(c)(ii)(A), (B) or (C) with respect to SOFTBANK), as applicable.

The standstill covenant in this Section 8.2(c) shall terminate on an Initial Public Offering.

(d) Other Transfer Restrictions.

Notwithstanding anything to the contrary contained herein (other than as provided in Section 8.2(a) with respect to an Affiliate Transferee), prior to an IPO, no Investor shall transfer any Voting Covenant Shares unless the Person to whom such Ordinary Shares are so transferred shall have entered into an Accession Agreement. Following an IPO, subject to the terms of Section 8.5(g), to the extent that an Investor desires that a Subsequent Transferee benefit from the rights under this Agreement set forth below in this Section 8.2(d), such Subsequent Transferee shall enter into an Accession Agreement. For the avoidance of doubt: following an IPO, any Subsequent Transferee who is a Specified Transferee shall be required to enter into an Accession Agreement with respect to the Voting Covenant only.

The rights of each Investor hereunder are personal to such Investor except as set forth below. Each transferee which receives Ordinary Shares as a result of a transfer or distribution thereof permitted hereunder, whether prior to or after an IPO (other than an Affiliate Transferee) (such transferee, a “Subsequent Transferee”), shall benefit from the (i) registration rights contained in Section 8.1(g), (ii) IPO participation or subsidiary IPO participation rights contained in Sections 8.1(c) and 8.3(b), (iii) market stand-off contained in Section 8.2(b) and other liquidity provisions, (iv) tag-along rights contained in Section 8.3(a), (v) the most favored nation rights (other than Lead Investor specific provisions related thereto) contained in Section 8.1(f) hereof and any future provisions provided to any Investor as a result of Section 8.1(f), (vi) information rights contained in, but subject to the threshold requirement in, Section 8.1(e), (vii) the provisions of Article I and Article XII to the extent such Subsequent Transferee is party to an Accession Agreement, and thereby is bound by the continuing obligations of the Investors under this Agreement (including the obligations in this Section 8.2 and Sections 8.4 and 8.5) and any reference in any such provisions herein to an Investor shall be deemed to include a Subsequent Transferee, notwithstanding the absence of the term “Subsequent Transferee”, unless the context specifically requires otherwise. In addition, if the Subsequent Transferee is an Approved Coinvestor, then such Approved Coinvestor shall benefit from the information rights under Section 8.1(e) (without regard to any threshold requirements) and the Company Equity ROFO under Section 8.1(h).

(e) Conduct of each Investor. From the date of this Agreement through the Closing, each Investor shall not:

(i)	except to the extent required by applicable Law, take any action or permit any action to be taken that could reasonably be expected to result in any condition to the Closing set forth in Article X not being satisfied; or

(ii)	take any action that, or fail to take any action the failure of which to be taken, could reasonably be expected to prevent or materially delay the consummation of the Transactions.

8.3 Covenants of Management.

(a) Tag-Along Right.

(i) From and after the Closing, in the event that any member of Management proposes to sell Ordinary Shares (A) in one transaction which results in gross proceeds to him or them in excess of US$10 million in the aggregate, or (B) in any series of transactions during any 12-month period which results or would result in gross proceeds to him or them in excess of US$20 million in the aggregate, JM and/or JT, as the case may be, shall cause the selling Management member(s), as applicable, to give each Investor an opportunity to participate in such sale on a pro rata basis (each, a “Pro Rata Share”) based on the ownership of Ordinary Shares of any participating Investor, the selling Management member(s) and any other holder of Ordinary Shares participating in the Sale Offer (the “Tag-Along Right”). At least twenty (20) days prior to making such sale, JM and/or JT, as the case may be, shall cause the applicable Management member to deliver a written notice (the “Sale Offer”) to each Investor. The Sale Offer shall set forth in reasonable detail (i) the number of Ordinary Shares to be purchased by such transferee, (ii) the price per Ordinary Share proposed to be sold or transferred, (iii) the proposed closing date and time of such sale or transfer, (iv) the number of Ordinary Shares owned by the applicable Management member(s) on the date of the Sale Offer and (v) any other material terms and conditions of the proposed sale. If, after delivery of any Sale Offer, any term set forth in clauses (i) through (v) of the preceding sentence should change in any material respect, JM and/or JT, as the case may be, shall cause the applicable member(s) of Management to deliver a revised Sale Offer incorporating such changed terms, and the provisions of this Section 8.3(a)(i) shall apply in all respects to such revised Sale Offer. Each Investor may exercise such Investor’s Tag-Along Right by delivering an irrevocable written notice to Management no later than ten (10) Business Days after receipt of the Sale Offer (or any revision thereof) setting forth the number of Ordinary Shares it elects to sell pursuant to the Sale Offer. If any Investor has elected to exercise their Tag-Along Right, JM and/or JT, as the case may be, shall cause the applicable member(s) of Management not to consummate any sale or transfer subject to the Tag-Along Rights unless the third party transferee that is the subject of the Sale Offer shall concurrently purchase from each Investor the number of Ordinary Shares as shall equal such Investor’s Pro Rata Share, on the same date and at the price described in the Sale Offer. Subject to receipt of any necessary or advisable third party approvals or Permits, the closing of the sale shall occur as promptly as practicable; provided that if such closing has not occurred within sixty (60) days of the Investor’s receipt of the Sale Offer (as it may have been revised), JM and/or JT, as the case may be, shall cause the applicable member(s) of Management to provide five (5) days’ notice of such delay to each participating Investor and provide each such participating Investor with the right to withdraw from its participation upon five (5) days’ notice.

(ii) For the avoidance of doubt, transfers of Ordinary Shares by Management (A) in connection with the discharge of their or their Affiliates’ obligations under the Alipay Framework Agreement, (B) in connection with posting collateral to obtain financing or (C) except as set forth in Section 8.3(a)(iii), in accordance with Section 4.1 of the New Shareholders Agreement (Certain Permitted Transfers) shall not give rise to any Tag-Along Right.

(iii) If either or both members of Management or their Affiliates transfers Ordinary Shares to a controlled Affiliate and sells at least US$100 million interest in such Affiliate to an unaffiliated party (excluding family trusts and other related entities), the transfer of such interest (the “Indirect Sale”) shall entitle each Investor to a pro rata right, calculated on the basis of the Ordinary Shares owned by each participating Investor, to sell to Management coincident with the Indirect Sale, a number of Ordinary Shares equal in value to (i) the fair market value of the interest in the Management entity (the “Management Entity”) being sold by Management or its Affiliates (by reference to the terms of such Indirect Sale) multiplied by (ii) a fraction, the numerator of which is the fair market value of the Ordinary Shares held by Management or its Affiliates on the date of the agreement for the Indirect Sale and the denominator of which is the fair market value of the Management Entity (the “Indirect Tag-Along Right”); it being understood that if the Management Entity only holds Ordinary Shares, such fraction shall equal one. The process set forth in Section 8.3(a)(i) with respect to the exercise of the Tag-Along Right shall apply mutatis mutandis to the exercise of the Indirect Tag-Along Right.

This Section 8.3(a) shall terminate on an Initial Public Offering, and for the avoidance of doubt, this Section 8.3(a) shall not apply to an Initial Public Offering.

(b) Subsidiary IPO.

(i) From and after the Closing, in the event of a Subsidiary IPO, JM and JT shall use his reasonable best efforts to procure that:

(A)	the terms on which each Investor may convert Voting Covenant Shares it acquires into shares of the vehicle to be listed will be on a fair and equitable basis and no less favorable to each Investor than those afforded to any other shareholder of the Company, provided that the number of Ordinary Shares each Investor may convert into the listed shares of such Subsidiary shall be pro-rated based on such Investor’s ownership of Ordinary Shares relative to the ownership of Ordinary Shares of any other shareholder of the Company effecting such conversion immediately prior to such Subsidiary IPO; and

(B)	each Investor participates in any secondary sales of shares of such Subsidiary being listed in such Subsidiary IPO (on a pro rata basis (based on ownership of Ordinary Shares) to all holders of Ordinary Shares participating in such secondary sale), it being understood that in the event of an initial public offering of a Subsidiary of the Company that is not a Material Subsidiary IPO (as defined below), Management shall use its reasonable best efforts to procure the inclusion of the maximum number of Ordinary Shares held by all holders of Ordinary Shares participating in such secondary sale that would be converted into the shares of such Subsidiary that the managing underwriter of such Subsidiary IPO advises the Company could be included in the Subsidiary IPO without materially and adversely affecting the price per share of the shares proposed to be sold in the Subsidiary IPO; it being understood that in no event shall any Investor be required to participate in such Subsidiary IPO.

(ii) JM and JT, as directors of the Company’s Board will, and will cause any Management designees to the Company’s Board to, vote against, and JM and JT will vote or cause to be voted (by its designees or otherwise) all of its Ordinary Shares against, a Subsidiary IPO that could reasonably be expected to have a material adverse effect on an Initial Public Offering in the subsequent 12 months following such Subsidiary IPO (a “Material Subsidiary IPO”) unless the Investors have a right to participate in such Material Subsidiary IPO on a pro rata basis (based on the ownership of Ordinary Shares).

(iii) This Section 8.3(b) shall terminate on an Initial Public Offering.

(c) Co-Investment Rights in PRC Internet Companies.

(i) From and after the Closing, JT and JM will, and will cause each member of Management to, give each Investor a right of first offer to participate in any investment any member of Management proposes to make in their personal capacity of US$100 million or more in a private Internet company based in the PRC, excluding (A) the Company, (B) Zhejiang Alibaba E-Commerce Co., Ltd. and its Subsidiaries and (C) any other company to the extent such investment by any Investor is prohibited or limited by law or regulation and such investment cannot practicably be structured otherwise in a manner that complies with relevant law and regulation (a “Management Co-Investment Offer”), provided, however, that any Management Co-Investment Offer shall be subject to the obligations of Management and the rights of the Company under any agreement or Company policy or applicable law relating to corporate opportunities. Any Management Co-Investment Offer shall (x) be subject to an offer period of no more than ten (10) Business Days and (y) be pro-rated based on, immediately prior to such Management Co-Investment Offer, the relevant Investors’ ownership of Ordinary Shares relative to the ownership of Ordinary Shares of Management and any other shareholder of the Company having a right to participate in such Management Co-Investment Offer.

(ii) This Section 8.3(c) shall terminate on an Initial Public Offering.

(d) No Disparate Treatment. JT and JM will, and will cause each member of Management to, at any meeting of the Company’s shareholders, with respect to those Ordinary Shares over which they control the voting power, vote against any transaction or proposal that would adversely affect the rights or interests of an Investor as a holder of Ordinary Shares, except if the adverse effect would apply equally to all holders of Ordinary Shares; provided that any tax consequences of any proposal, action or decision on any direct or indirect beneficial owners of any Ordinary Shares shall be disregarded in the determination of the existence of an adverse effect and provided further that any factors particular to an Investor shall be disregarded in the determination of the existence of an adverse effect. The Parties agree that Management voting to approve the Amended Articles and entry by members of Management into the New Shareholders Agreement shall not constitute a breach of this Section 8.3(d).

(e) Board Seat.

(i) In connection with an Initial Public Offering (other than an Initial Public Offering in the U.S.) (or as soon as reasonably practicable thereafter), the Lead Investor may, provided that at the time it continues to be a controlled Subsidiary of CIC International and a wholly-state-owned entity, in good faith consultation with Management, nominate, and JM will use reasonable best efforts to appoint, to the Board a qualified independent third person acceptable to both the Lead Investor and JM.

(ii) In connection with an Initial Public Offering in the U.S. (or as soon as reasonably practicable thereafter), the Lead Investor may, provided that at the time it continues to be a controlled Subsidiary of CIC International and a wholly-state-owned entity, in good faith consultation with Management, nominate for appointment to the Board a qualified independent third person acceptable to both the Lead Investor and JM.

(f) Interim Management Dispositions. From the date hereof through the Closing, JM and JT shall not, and shall not permit Management to, sell, transfer or otherwise dispose of any Ordinary Shares, except for any pledges with respect thereto and any dispositions that would not materially affect their ownership interest in the Company.

8.4 Additional Covenants of the Parties.

(a) Further Assurance. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the sale of the Ordinary Shares contemplated herein. Each such Party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

(b) Efforts. Except with respect to those matters as to which a different efforts standard is explicitly stated, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action (and to do, or shall cause to be done, all things necessary, proper or advisable under Law) to consummate the Transactions as promptly as practicable and to make or obtain all Consents required in connection therewith.

(c) Public Disclosure. From and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement (including the names of the Investors) other than the Purchase Price or the closing conditions set forth in Article X and the existence of this Agreement unless approved in advance by the Company and the Investors, acting by majority in interest (which approval shall not be unreasonably withheld or delayed), or in the case of the names of the Investors, as approved in advance by each of the affected Investors.

(d) Notification. From the date hereof through the Closing Date, the Company promptly will notify the Investors in writing of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets, liabilities, or prospects of the Company or its Subsidiaries or in the transactions relating to the Yahoo! Repurchase Agreement or in the transactions related to the Senior Facilities or the Convertible Preference Shares that has resulted in or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) Transaction Documents. The Company and the Investors shall execute and deliver the other Transaction Documents to which it is a party at or before the Closing and prior to, but with effect from, the Closing, the Company shall adopt the Amended Articles.

(f) Non-circumvention. No Party shall, directly or indirectly, take, omit to take, or permit any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of any Party under the Transaction Documents. The Parties shall not, and shall cause each of their respective Affiliates not to, enter into or engage in any transaction that would reasonably be expected to prevent or materially delay the consummation of the Transactions or materially reduce the likelihood of the Closing to occur.

(g) Confidentiality.

(i) Except as specifically permitted by this Agreement, each Party hereby covenants and agrees that, without the prior written consent of the Company or to the extent related to the Transaction Documents or information concerning any Investor, the other Investors (in the case of the Investors) or the Investors (in the case of the Company) (each a “Disclosing Party”), it and all of its respective Affiliates who have received Confidential Information shall not disclose any information (whether received in written, oral, electronic or any other form) relating, directly or indirectly, to (A) the Company, (B) the terms of this Agreement or any understandings predating this Agreement to the extent related hereto, (C) the Transaction Documents, (D) any information or materials obtained in connection with the information rights provided under Section 8.1(e) of this Agreement and (E) any information or materials obtained in connection with the Subscription (collectively, the “Confidential Information”) to any Person other than its Affiliates (who are not portfolio companies of investment funds), its and its Affiliates’ respective directors, partners, members (which, with respect to the Company, includes Yahoo! and SOFTBANK), officers, employees, agents, representatives and third party professional advisors (including financial and legal advisors) (collectively, “Representatives”) or any regulatory body (on a confidential basis), provided that each of the Investors may disclose Confidential Information to each other Investor, their Affiliates (but not their limited partners or non-Affiliated investors other than Approved Coinvestors) and their respective Representatives. Confidential Information shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by any Party and/or their Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to them by any other Party or their Representatives on or after the date hereof in connection with the Subscription. Each Party hereby undertakes that any Confidential Information provided to a Representative shall be subject to such Representative’s acknowledgment of the confidentiality of the information being provided to it and such Representative’s agreement not to disclose such information to any other Person other than the Persons to whom a Party is permitted to provide such information hereunder; it being understood that each Party shall be responsible for any breach hereof by its Representatives.

(ii) Confidential Information with respect to any Party shall not include:

(A)	information that exists in the public domain at the time of disclosure,

(B)	information that subsequently comes into the public domain other than by disclosure by such Party or its Representatives in breach of this Section 8.4(g),

(C)	information obtained by such Party or its Representatives from third parties except where such Party knows that such disclosure is in breach of the third parties’ confidentiality obligations,

(D)	information that is independently developed by such Party without reliance on any Confidential Information,

(E)	information that is permitted to be disclosed by written authorization of the Party as to whom the information relates, and

(F)	information that was lawfully possessed by such Party prior to any disclosure by the Party as to whom the information relates.

(iii) Each Party hereby covenants and agrees that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and agree to keep such information confidential in accordance with the terms hereof.

(iv) This Section 8.4(g) shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that disclosure is required by Law or Governmental Authority for the purpose of any arbitral or judicial proceedings arising out of this Agreement (provided that such Party shall, where permitted by Law, first inform the Disclosing Party of such requirement and its intention to disclose such information and take into account the reasonable comments of the Disclosing Party, who may in its sole discretion seek a protective order or other appropriate relief, and/or waive compliance with this confidentiality undertaking). Such Party may disclose to the relevant authorities only that portion of the Confidential Information which is required to be disclosed in accordance with the preceding sentence; provided that such Party will use commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, by cooperating with the Disclosing Party to obtain an appropriate remedy or other reliable assurance that confidential treatment will be accorded to any Confidential Information so disclosed; and provided further that such Party will promptly notify the Disclosing Party of (x) its determination to make such disclosure and (y) the nature, scope and contents of such disclosure where permitted by Law.

(v) Each of the Investors hereby undertakes that it shall not provide or communicate Company information that is Confidential Information in any manner (whether by writing, orally, electronically or any other manner) to its and its Affiliates’ limited partners and similar non-controlling special vehicle investors (collectively, other than the Approved Coinvestors, the “Other Coinvestors”) provided, that (x) Approved Coinvestors may receive (1) the Confidential Information specified in Section 8.4(g)(i)(B) (with respect to the terms of this Agreement only) and Section 8.4(g)(i)(C) and (2) any Company information, and (y) Other Coinvestors may receive (1) the Confidential Information specified in Section 8.4(g)(i)(B) (with respect to the terms of this Agreement only) and Section 8.4(g)(i)(C) and (2) a summary of the quarterly and annual financial information provided to Investors pursuant to Sections 8.1(e)(i) and 8.1(e)(iii) and (z) members of limited partner advisory committees of each Investor who are bound by confidentiality obligations may, on an annual basis, receive the information set out in Sections 8.1(e)(i) and 8.1(e)(iii) and any information derived from such items; provided, further, that the Approved Coinvestors and Other Coinvestors shall be subject to the terms of this Section 8.4(g) as if they were a Party hereunder. Except as set forth in the preceding sentence, unless disclosed by Yahoo! in its publicly-available periodic financial disclosures with respect to its investment in the Company, each Investor shall not provide or communicate in any manner (whether by writing, orally, electronically or any other manner) to its and its Affiliates’ limited partners and similar investors any (A) detailed Company quarterly financial or annual audited statements, (B) break-down of Company financial information by business unit, (C) break-down of Company cost items or cost structures or (D) Company operating metrics.

(h) Return of Confidential Information.

Each Party acknowledges that it shall notify the relevant Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of Section 8.4(g) by it or any of its Representatives. At the written request of the Disclosing Party, each other Party shall, and will use its commercially reasonable efforts to procure that its Representatives shall, return or destroy, all documents containing Confidential Information and all copies of the documents containing Confidential Information in its possession, or, in the case where any Confidential Information is transmitted or restored electronically, destroy all such Confidential Information and communications in connection therewith, provided, however, that each such Party and its Representatives (i) may retain reasonable copies of the Confidential Information for compliance with applicable Law and (ii) may retain one copy of any investment committee memoranda prepared for presentation to its investment committee which are required to be kept under internal compliance procedures, provided, however, that the confidentiality obligations set out herein shall continue to apply to such retained material or Confidential Information. Any destruction of Confidential Information shall, at the Disclosing Party’s request, be certified in writing to the Disclosing Party by one of the receiving Party’s authorized officers. Notwithstanding the return or destruction of the Confidential Information, each Party agrees that it and its Representatives will continue to be bound by the provisions of Section 8.4(g).

(i) Termination of Prior Confidentiality Undertaking. The Parties acknowledge and agree that the confidentiality undertakings entered into between the Company and each of the Investors or their Affiliates prior to the date hereof shall be terminated and shall have no further force or effect for any period after the date hereof; it being understood that each Party shall continue to be liable for any breaches of any such agreement prior to the date hereof.

(j) Legends. Each Investor understands that the certificates evidencing the Voting Covenant Shares, until such securities are registered or are no longer required to bear such legend in accordance with the US Securities Act, shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws), unless the Company determines otherwise in accordance with applicable Law or as otherwise provided below in this Section 8.4(j):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO PERSONS WHO ARE NOT U.S. PERSONS IN ONE OR MORE OFFSHORE TRANSACTIONS PURSUANT TO REGULATIONS UNDER THE SECURITIES ACT IN EACH CASE IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THESE SECURITIES ARE SUBJECT TO LOCK-UP AND OTHER TRANSFER RESTRICTIONS AS SET FORTH IN THE SHARE PURCHASE AND INVESTOR RIGHTS AGREEMENT, DATED AS OF AUGUST 27, 2012, BY AND AMONG ALIBABA GROUP HOLDING LIMITED AND CERTAIN INVESTORS NAMED THEREIN, AS AMENDED FROM TIME TO TIME.

The first legend referring to federal and state securities laws identified above stamped on a certificate evidencing the Ordinary Shares shall be removed and the Company shall issue a certificate without such legend to the holder of such Ordinary Shares if (i) such securities are registered under the US Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the US Securities Act, or (iii) such holder provides the Company with a certification by such holder that such securities can be sold pursuant to Rule 144 under the US Securities Act. The second legend referring to the transfer restrictions shall be removed by the Company at the request of any Investor or Subsequent Transferee if such legend is no longer applicable pursuant to the terms of this Agreement.

8.5 Voting Covenant.

(a) Each Investor agrees with JM that it will vote its Ordinary Shares acquired pursuant to the Subscription, acquired from other Investors from time to time, and any shares of the Company’s voting securities issued hereafter to such Investor in respect of any Ordinary Shares acquired under the Agreement (including in connection with any shares split, shares dividend, share conversion, share exchange, recapitalization, reorganization, or the like, in each case effected by the Company where the Investor’s economic interest does not change) (collectively, the “Voting Covenant Shares”) in a manner consistent with JM or his designee’s request at any shareholders meeting of the Company with respect to any Substantial Shareholder Proposal (the “Voting Covenant”). Upon request no earlier than the date that is ten (10) Business Days prior to such shareholders meeting, each Investor shall provide JM or his designee written confirmation of such Investor’s agreement to vote in a manner consistent with JM or his designee’s request pursuant to the previous sentence in such form as JM or his designee may reasonably request.

(b) Term. This Voting Covenant shall become effective on the Closing Date and shall continue in effect for each Investor with respect to the Voting Covenant Shares for so long as such Investor holds any Voting Covenant Shares, including after an Initial Public Offering, subject to the termination and other provisions provided in Sections 8.5(c), 8.5(d), 8.5(f) and 8.5(g).

(c) Termination of the Voting Covenant. The Voting Covenant shall terminate in its entirety with respect to each Investor, and no Investor shall have any further rights or obligations hereunder following such termination (other than the obligations arising out of any breach of the Voting Covenant prior to its termination), on the earliest to occur of any of the following:

(i) JM ceasing to serve as a key officer or director of the Company and no longer having the right to appoint two directors to the Board;

(ii) any indictment or conviction of JM for any serious criminal act;

(iii) a material breach by JM or JT of their obligations set forth in Section 8.3;

(iv) a breach of any of the Company’s covenants to the Investors under this Agreement (other than pre-Closing covenants that have been duly waived); and

(v) the failure by Management to retain at least fifty percent (50%) of the number of Ordinary Shares and interests therein that it holds as of the Closing Date (excluding the 50,000,000 Ordinary Shares held by APN Ltd., representing collateral posted by Management under the Alipay Framework Agreement).

The Voting Covenant also shall terminate with respect to a particular Investor, and such Investor shall have no further obligations under the Voting Covenant following such termination (other than the obligations arising out of any breach of the Voting Covenant prior to its termination), on the date on which such Investor no longer owns any of its Voting Covenant Shares.

(d) Termination Relating to Regulatory Compliance. If, in contemplation of an Initial Public Offering or thereafter, any Investor notifies JM (or any designee JM has notified the Investors should be notified in his stead) that the Voting Covenant will, upon or after such IPO, result in:

(i) a requirement that such Investor or its controlling Affiliates file a Schedule 13D under the US Exchange Act in the United States (a “13D filing”) and such 13D filing would be in violation of the internal policy of such Investor or its controlling Affiliates in effect at the time of such filing, or subject such Investor or its Affiliates to being a “group” (within the meaning of Rule 13d-5 under the US Exchange Act) with JM or with Management,

(ii) such Investor or its controlling Affiliates being considered a controlling shareholder or part of a controlling shareholder together with Management for the purposes of imposing a regulatory lock-up on such Investor or its Affiliates in relation to a listing in Hong Kong, or

(iii) such Investor or its Affiliates being viewed as “acting in concert” with Management under the Hong Kong Code on Takeovers and Mergers and Share Repurchases (the “Takeovers Code”) and such parties (and any party acting in concert with any of them) controlling or becoming in control of thirty percent (30%) or more of the outstanding Ordinary Shares of the Company,

JM (or his designee) and such Investor agree to negotiate in good faith to agree a solution. The Parties further agree to negotiate in good faith to agree a solution to ensure that the Parties will not violate any applicable disclosure requirements under Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”).

If JM and any such Investor cannot reach an agreement (such agreement not to be unreasonably withheld):

(x) to avoid any of (A) such a 13D filing referred to in Section 8.5(d)(i) above or (B) such Investor having a status as a controlling shareholder or part of a controlling shareholder as referred to in Section 8.5(d)(ii) above or (C) such Investor or its Affiliates being viewed as “acting in concert” with Management as referred to in Section 8.5(d)(iii) above with the result for purposes of this clause (C) of such Investor or its Affiliates, whether alone or with Management (and any party acting in concert with any of them), being required to extend a general offer for the Ordinary Shares under the Takeovers Code upon or after an Initial Public Offering in Hong Kong, or

(y) if applicable, on a solution (such solution not to be unduly burdensome on such Investor) to ensure that the Parties will not violate any applicable disclosure obligations under Part XV of the SFO, it being understood that the Company and Management shall provide all reasonably necessary assistance to such Investor in preparing, ensuring the accuracy of, and filing, the necessary disclosure of interest forms for and on behalf of such Investor, the Voting Covenant shall, immediately prior to the triggering of any such regulatory requirements or consequences, automatically terminate with respect to each such Investor only to the extent necessary to avoid such regulatory requirements or consequences upon the Initial Public Offering (if notification by such Investor is made prior to the Initial Public Offering) or at the time of such Investor’s notification (if notification by such Investor is made after the Initial Public Offering); provided that, to the extent a reduction in the number of Voting Covenant Shares subject to the Voting Covenant is a sufficient remedy for any of the affected Investors, then the Voting Covenant shall terminate with respect to such number of Voting Covenant Shares held by the affected Investors for whom such a reduction is a sufficient remedy, on a pro rata basis.

(e) Regulatory Compliance Certificate. At any time that an Investor so requests and the Company is listed, or engaged in the process of listing, on the Hong Kong Stock Exchange, the Company will provide such Investor with a certificate that certifies, based on advice of counsel, that the maximum number of shares held by Management and persons who could be viewed as “acting in concert” with Management under the Takeovers Code is less than thirty percent (30%) of the outstanding Ordinary Shares.

(f) Disclaimer of Certain Regulatory Obligations. The Voting Covenant is not intended to create a relationship between the Parties where any Investor would be viewed as “acting in concert” with Management (and persons acting in concert with them) under the Takeovers Code nor is the entering into of the Voting Covenant intended to result in an Investor or its Affiliates being obligated, whether alone or together with Management (and any party acting in concert with any of them), to make a general offer for the Ordinary Shares under the Takeovers Code. The Parties expressly disclaim the existence of any such intention.

As evidence that the Parties do not intend to create the relationship and/or the result referred to in the preceding paragraph, the Parties agree that, subject to JM or his designee and each of the affected Investors having negotiated in good faith to agree a solution but having failed to reach an agreement (such agreement not to be unreasonably withheld) to avoid the aggregate shareholding of Management (and any party acting in concert with any of them) and each such Investor and its Affiliates reaching thirty percent (30%) at any time upon or after an Initial Public Offering in Hong Kong, the Voting Covenant shall automatically terminate with respect to each such Investor only to the extent necessary to avoid the designation of such Investor as a controlling shareholder or part of a controlling shareholder together with Management, or the requirement to extend a general offer described above, as provided in Section 8.5(d)), which, for the avoidance of doubt, shall take place when such aggregate shareholding reaches one share below thirty percent (30%) of the outstanding Ordinary Shares.

(g) Adherence to the Voting Covenant. At any time on or prior to the termination of the Voting Covenant with respect to any Investor, if any such Investor wishes to transfer any of its Voting Covenant Shares, as a precondition to such transfer, and in addition to any other applicable restrictions on transfer provided for in the Agreement, such Investor shall cause the proposed transferee to agree in writing to be bound by all of the terms of the Voting Covenant with respect to any Voting Covenant Shares to be transferred to it by executing an Accession Agreement, and no such proposed transfer shall be effective unless such transferee executes an Accession Agreement; provided, however, that after an Initial Public Offering a transferee of Voting Covenant Shares shall not be required to enter into the Accession Agreement unless such transferee is a Specified Transferee (as defined below) in which case such Specified Transferee shall be required to enter into the Accession Agreement only as to the Voting Covenant and otherwise shall not be bound by any other terms of this Agreement except as otherwise provided in Section 8.2(d) to the extent it desires to be a Subsequent Transferee.

(i) For purposes of this Agreement, a Specified Transferee is (A) Yahoo! or SOFTBANK or (B) any transferee of Voting Covenant Shares that (x) is a competitor specified in the List of Specified Transferees set forth in the A3E Side Letter (as amended pursuant to Section 8.5(g)(ii) from time to time, the “List of Specified Transferees”), or (y) has publicly or, to the knowledge of the Investor after due inquiry, indicated an express intent to change or influence, directly or indirectly, the management and policies of the Company within one year after the transfer, in each case including any of their respective Affiliates (collectively, the “Specified Transferees” and each, a “Specified Transferee”), provided, that after an Initial Public Offering, this provision shall only apply to the extent that the Investor has actual knowledge of the identity of the transferee prior to the transfer of the Voting Covenant Shares.

(ii) Every December (commencing December 2012), the Company may propose replacing and substituting up to three names in the List of Specified Transferees with names of Persons that are competitors of the Company, provided that there shall be no more than ten (10) Persons on the List of Specified Transferees. If the Company wishes to exercise this right of substitution, it shall serve a notice in writing to each Investor. If the Investors, acting by majority in interest, reasonably object to the names proposed by the Company, the Investors, acting by majority in interest, shall serve notice in writing to the Company within ten (10) Business Days of receipt of the notice from the Company and the List of Specified Transferees shall remain unchanged until the Investors, acting by majority in interest, and the Company agree, acting reasonably. The Investors, acting by majority in interest, and the Company shall discuss the disagreement in good faith. If the Investors, acting by majority in interest, do not object to the names proposed by the Company within the specified ten (10) Business Day period, the Investors shall be deemed to have agreed to the substitutions proposed by the Company, and the List of Specified Transferees shall be revised accordingly.

(iii) Notwithstanding anything to the contrary in Section 8.5(g)(ii), in the event that any company or business is spun off from a Specified Transferee, the Company, in its discretion, at any time shall have the option to add any such spun off entities or businesses as a Specified Transferee, provided that there shall be no more than ten (10) Persons on the List of Specified Transferees. If the Company wishes to exercise the right of addition under this Section 8.5(g)(iii), it shall serve a notice in writing to each Investor. The additions proposed by the Company shall take effect two (2) Business Days after the Company provides notice to each Investor, and the List of Specified Transferees shall be revised accordingly.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 Survival of Representations and Warranties.

The respective representations and warranties made by the Company, JM, JT and each Investor contained in this Agreement shall survive until two (2) years after the Closing Date, except that (i) the representations and warranties (A) of the Company set forth in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 and Section 4.20, (B) of JM and JT set forth in Section 5.1 and Section 5.2 and (C) of the Investors set forth in Section 6.7, Section 6.8 and Section 6.13 shall survive indefinitely and (ii) the representations and warranties of the Company set forth in Section 4.11 shall survive for the earlier of six (6) years following an IPO and ten (10) years after the Closing Date.

ARTICLE X

CLOSING CONDITIONS

10.1 Investors’ Closing Conditions.

The obligation of each Investor to purchase and pay for the Ordinary Shares at the Closing, as provided in Article III hereof, shall be subject to the satisfaction or waiver (by such Investor) of the following further conditions:

(a) Yahoo! Initial Repurchase Conditions. All conditions precedent to the Yahoo! Initial Repurchase (other than those conditions that by their nature are satisfied at the closing of the Yahoo! Initial Repurchase, but subject to the satisfaction of such conditions) shall have been satisfied and the closing of the Yahoo! Initial Repurchase shall occur simultaneously with the Closing.

(b) Yahoo! Repurchase Agreement. The Yahoo! Repurchase Agreement shall be in effect and no term thereof shall have been amended, nullified, waived, supplemented or modified in any material respect, except to the extent set forth in the Disclosure Letter.

(c) Legal Matters. There shall not be in effect any Law or Order restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions or the performance of the Company’s obligations under this Agreement.

(d) Approvals, Consents and Waivers. The Company shall have obtained any and all approvals, consents and waivers specified in the Disclosure Letter necessary for consummation by it of the transactions contemplated in this Agreement, including, but not limited to, all permits, authorizations, approvals or consents of any Governmental Authority.

(e) Material Adverse Effect. Since June 30, 2012, except as disclosed in this Agreement (including the Disclosure Letter), there shall not have occurred any circumstance, situation, effect, event, change or condition that has had, or is more likely than not to have, a Material Adverse Effect and is subsisting.

(f) Representations and Warranties. The representations and warranties of the Company contained in Article IV of this Agreement (other than the representations and warranties in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 and Section 4.20 of this Agreement) and of JM and JT contained in Article V of this Agreement (other than the representations and warranties in Section 5.1 and Section 5.2 of this Agreement)) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made as of the Closing (or if such representation or warranty is expressly stated to have been made as of a specified date, as of such specific date). The representations and warranties of the Company contained in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 and Section 4.20 of this Agreement and of JM and JT in Section 5.1 and Section 5.2 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made at the Closing (or if such representation or warranty is expressly stated to have been made as of a specified date, as of such specific date).

(g) Covenants. The covenants and agreements of the Company contained in this Agreement to be complied with by the Company at or before the Closing shall have been complied with in all material respects.

(h) Opinions. The Investors shall have received an opinion or opinions of counsel (reasonably acceptable to the Investors) in respect of (i) the legality of the issue of Ordinary Shares as contemplated in this Agreement and the enforceability of this Agreement, including as to each Agency, and (ii) the enforceability of the provisions of the Escrow Agreement by each Investor as a third party beneficiary in accordance with its terms, subject, in each case, to reasonable customary assumptions and exceptions.

(i) Officer’s Certificate. The Investors shall have received a certificate from the Company, dated the Closing Date, signed by a duly authorized officer of the Company, certifying that the conditions set forth in Section 10.1(a), Section 10.1(b), Section 10.1(e), Section 10.1(f) and Section 10.1(g) have been fulfilled.

(j) Management Certificate. The Investors shall have received a certificate from each of JM and JT, dated the Closing Date, certifying that the condition set forth in Section 10.1(f) with respect to himself, has been fulfilled.

(k) Objecting Escrow Notice. The Company shall have delivered to each Investor at least five (5) Business Days prior to the expected Closing Date a counterparty to a form of Objecting Escrow Notice (reasonably acceptable to the Lead Investor) signed by the Company.

10.2 Company’s Closing Conditions.

The obligation of the Company to issue, deliver and allot the Ordinary Shares at the Closing, as provided in Article III hereof, shall be subject to the satisfaction or waiver (by the Company) of the following further conditions:

(a) Yahoo! Initial Repurchase Conditions. All conditions precedent to the obligations of the Company under the Yahoo! Initial Repurchase (other than those conditions that by their nature are satisfied at the closing of the Yahoo! Initial Repurchase but subject to the satisfaction of such conditions) shall have been satisfied or waived and the closing of the Yahoo! Initial Repurchase shall occur simultaneously with the Closing.

(b) Legal Matters. There shall not be in effect any Law or Order restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions or the performance of the Funding Investors’ obligations under this Agreement.

(c) Approvals, Consents and Waivers. The Funding Investors shall have obtained any and all approvals, consents and waivers specified in the Investor Disclosure Letter, if any, necessary for consummation of the transactions contemplated in this Agreement, including, all permits, authorizations, approvals or consents of any Governmental Authority.

(d) Material Adverse Effect. A material adverse effect with respect to the Funding Investors’ ability to enter into and perform the transactions contemplated in this Agreement shall not have occurred since the date of this Agreement and shall not be subsisting.

(e) Funding Certificate. The Company shall have received a Funding Certificate from at least ninety percent (90%) in interest of the Investors (or if the Investor is a special purpose vehicle or a fund, the relevant general partner or managing member or entity controlling the investment decisions in respect of such Investor; provided, that in the case of Athena China Limited, such certificate may be from an officer or director of Athena China Limited) (the “Funding Investors”), at least five (5) Business Days prior to the Closing Date, certifying that each such Investor is ready, willing and able to fund the Purchase Price as of, and subject to the conditions to, the Closing.

(f) Representations and Warranties. The representations and warranties of the Funding Investors contained in Article VI of this Agreement (other than the representations and warranties in Section 6.7, Section 6.8 and Section 6.13 of this Agreement) shall be true and correct in all material respects, except for such failures to be true and correct as would not materially adversely affect the ability of the Funding Investors to consummate the Subscription. The representations and warranties of the Funding Investors contained in Section 6.7, Section 6.8 and Section 6.13 shall be true and correct in all respects.

(g) Covenants. The covenants and agreements of the Funding Investors contained in this Agreement to be complied with by the Funding Investors at or before the Closing shall have been complied with in all material respects.

(h) Officer’s Certificate. The Company shall have received a certificate from each of the Funding Investors, dated the Closing Date, signed by a duly authorized officer or director of each of such Funding Investors, certifying that the conditions in Section 10.2(d), Section 10.2(f) and Section 10.2(g) have been fulfilled.

10.3 Frustration of Closing Conditions.

None of the Company or any of the Investors may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to use the standard of effort required from such Party by this Agreement to consummate the Transactions.

ARTICLE XI

TERMINATION

11.1 Termination of the Agreement.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) Upon the mutual written consent of the Parties, with the Investors acting by a majority in interest;

(b) By any Investor, in respect of itself only, if the Company or Management fails to fulfill any of its obligations under Article X and some or all of the other Investors agree to waive the Company’s applicable obligations under Article X and agree to proceed with the Closing, upon written notice to the Company and the other Investors following such agreement to proceed;

(c) By the Company, in respect of any Investor which fails to fulfill any of its obligations under Article X if the other Investors have fulfilled their obligations under Article X (or the Company has agreed to waive such obligations) and the Company and such other Investors agree to proceed with the Closing, upon written notice to the Investor following such agreement to proceed;

(d) By either the Investors (acting by majority in interest), on the one hand, or the Company, on the other hand, upon written notice thereof by the Investors in the case of the Investors or by the Company in the case of the Company, if the Closing does not occur on or prior to the End Date, provided that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available (i) to the Investors, on the one hand, or the Company, on the other hand, if the Investors or the Company (or Management), respectively, shall have breached its obligations under this Agreement or the Transaction Documents in any manner that shall have proximately caused the failure to consummate the Subscription on or before such date or (ii) during the pendency of a legal proceeding brought by the non-terminating Party for specific performance of the Closing;

(e) By the Investors (acting upon a majority in interest), upon written notice thereof by the Investors, if (i) a breach of any representation, warranty, covenant or agreement herein of the Company or Management would result in any of the conditions to the Investor’s obligations set forth in Section 10.1 not being capable of being satisfied, and (ii) at least ninety percent (90%) in interest of the Investors are not in material breach of this Agreement; or

(f) By the Company, upon written notice thereof, if (i) a breach of any representation, warranty, covenant or agreement herein of the Investors would result in any of the conditions to the Company’s obligations set forth in Section 10.2 not being capable of being satisfied, and (ii) neither the Company nor Management is in material breach of this Agreement.

11.2 Effect of Termination.

(a) In the event of any termination of this Agreement pursuant to Section 11.1, all rights and obligations of the Company, on the one hand, and one or more terminating or terminated Investors hereunder, on the other hand, including with respect to the Purchase Price of such Investor(s), shall terminate without any liability on the part of such Party or its Subsidiaries or Affiliates in respect thereof, except that (i) the obligations of the Parties under Section 8.4(c), Section 8.4(g), Section 8.4(h), Section 8.4(i), this Section 11.2, Article I and Article XII of this Agreement shall remain in full force and effect, and (ii) such termination shall not relieve any Party of any liability for any breach of any representation, warranty, obligation or covenant contained in this Agreement prior to such termination.

(b) In the event that this Agreement is terminated by an Investor pursuant to Section 11.1(b) or by the Investors pursuant to Section 11.1(d) or Section 11.1(e), then the Company shall promptly, but in no event later than ten (10) days after the date of such termination, pay each such terminating Investor all documented, reasonable out-of-pocket expenses incurred by such Investor and in each case any of its Affiliates in connection with this Agreement and the Transactions, by wire transfer of same day funds to an account directed by such Investor.

ARTICLE XII

MISCELLANEOUS

12.1 Accounting Principles.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with US GAAP or IFRS, if applicable, at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

12.2 Directly or Indirectly.

Where any provision in this Agreement refers to action to be taken by any Person, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

12.3 Governing Law.

This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

12.4 Arbitration.

Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules (the “Rules”) in force when the notice of arbitration is submitted in accordance with these Rules, except as they may be modified by mutual agreement of the Parties, including any modifications set out in this Agreement. The seat of the arbitration shall be Hong Kong. The arbitration shall be conducted in the English language.

(a) The arbitration shall be conducted by three arbitrators chosen as follows: one arbitrator shall be selected by the Company and one by the Investors (by a majority in interest of the Investors that are parties to the dispute) (each, a “Dispute Party”) within thirty (30) days of the date a Party requests arbitration; such chosen arbitrators shall select a third arbitrator. If the chosen arbitrators fail to select a third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be appointed by the HKIAC.

(b) Any arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including, reasonable legal fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Dispute Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Dispute Party or his or its assets.

(c) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that:

(i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings; and

(ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.

(d) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or exchange on which the disclosing Party’s securities are listed or under any other applicable Law, and then only to the extent necessary and only after the Parties have been given a reasonable time to attempt to limit the disclosure thereof.

(e) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(f) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

(g) The Parties acknowledge that damages may not be an adequate remedy for losses incurred by reason of a breach of certain provisions of this Agreement. Each Party shall have a right to seek an injunction enjoining any breach of this Agreement, or to seek specific performance of this Agreement.

12.5 Paragraph and Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

12.6 Notices.

(a) All notices or communications required or permitted to be given under this Agreement shall be in writing and in English and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, or by electronic mail (“e-mail”) (confirmed by the recipient):

(i) if to an Investor, at the address or facsimile number or e-mail set forth below or on Schedule I hereto, or at such other address or facsimile number or e-mail address as the Investor may have furnished the Company in writing.

if to the Company at:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26th Floor, Tower One, Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention: Timothy A. Steinert, General Counsel

E-mail: tim.steinert@hk.alibaba-inc.com

Facsimile: +852 2215 5200

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer

11/F, Two Exchange Square

Central, Hong Kong

Any notice so addressed shall be deemed to be given: if sent by e-mail, when sent; if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first (1st) Business Day following the date of such mailing; if mailed by registered or certified mail, on the third Business Day after the date of such mailing. A Party may change its address, facsimile number or e-mail address for the purposes hereof upon written notice to the other Parties.

12.7 Expenses.

Except as set forth in Article VII or in Sections 8.1(g), 11.2(b) or 12.4 or as determined by a Governmental Authority, each of the Parties to this Agreement shall bear its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and each of the Transaction Documents.

12.8 Reproduction of Documents.

This Agreement and all documents relating thereto, including, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for the certificates evidencing the Ordinary Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by any Investor by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All Parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.9 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties, except as provided herein. Any Investor may assign this Agreement to any of its Affiliates or in the case of the Lead Investor only to any controlled or common-controlled Affiliates; provided that any such assignment shall not relieve the assigning Investor of its obligations hereunder except to the extent the Company consents thereto (such consent not to be unreasonably withheld).

12.10 Entire Agreement; Amendment and Waiver.

This Agreement, the Disclosure Letter, the Investor Disclosure Letter, the A3E Side Letter and the agreements attached as Exhibits and Schedules hereto constitute the entire understandings of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such Parties. This Agreement may be amended with (and only with) the written consent of the Company and a majority in interest of the Investors and the observance of any term of this Agreement may be waived only by the party entitled to the benefit thereof (which, in the case of the Investors shall be effected by a majority in interest of the Investors); provided, however, that (i) any amendment to the definition of “Initial Public Offering”, Section 8.1(h), Section 8.3(c) or Section 8.2 shall require the consent of eighty percent (80%) in interest of the Investors, (ii) any amendment to Article III shall require the consent of 100% of the Investors and (iii) any amendment or waiver which would materially and adversely affect an Investor as a holder of Ordinary Shares in a different manner than any other Investor as a holder of Ordinary Shares shall require the consent or waiver of such affected Investor, without taking into account any tax consequences or any factors particular to any Investor.

12.11 Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect, subject to the succeeding sentence. If any provision of this Agreement, or the application thereof to any Person or any circumstance, shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.12 Limitation on Enforcement of Remedies.

The Company hereby agrees that it will not assert against the shareholders, directors, officers, employees, limited partners or other equityholders of any of the Investors or any of their Affiliates any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder. In no event shall the amount of Damages for which any Investor will be responsible under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder exceed such Investor’s Purchase Price.

12.13 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

12.14 No Third-Party Beneficiaries.

Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties hereto, the Indemnitees, the Approved Coinvestors and the Other Coinvestors, and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

12.15 Waiver.

The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any Party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party entitled to the benefits of the provision being waived. No waiver of any provision hereof by any Investor shall be effective with respect of any rights of any other Investor. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

12.16 Immunity.

(a) Except for Investors that are owned by a Governmental Authority (which are the subject of Section 12.6(b)), the entry into of this Agreement and the other Transaction Documents to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement and the other Transaction Documents to which it is a party will constitute private and commercial acts performed for private and commercial purposes. It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to this Agreement or any other Transaction Document to which it is a party.

(b) With respect to Investors that are owned directly or indirectly by a Governmental Authority, to the maximum extent permitted by applicable Law, such Investor reserves all immunities, defenses, rights or actions arising out of any sovereign status to which it is entitled, and no waiver of such immunities, defenses, rights or actions will be implied or otherwise deemed to exist by its entry into this Agreement, by any express or implied provision hereof or by any action or omissions to act by such Investor or any representative or agent of such Investor; provided, however, that nothing in this Agreement, including this Section 12.16, will be construed to compromise or limit the contractual liability of such Investor to perform its obligations under this Agreement or the other Transaction Documents to which it is a party, nor will it reduce or modify the rights of the Company to enforce such obligations.

12.17 No Partnership or Joint Venture.

Nothing contained in this Agreement shall be deemed or construed as creating a partnership or joint venture between or among the Parties. No Party shall be authorized as an agent, employee or legal representative of any other Party except that the Lead Investor shall have the rights specified in Section 8.1(d) and the right to send notices on behalf of the Investors as provided herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Name:	Joseph C. Tsai
Title:	Director

JACK YUN MA

/s/ JACK YUN MA

JOSEPH C. TSAI

/s/ JOSEPH C. TSAI

Signature Page to the Share Purchase and Investors Rights Agreement

[Investor]

By:
Name:
Title:

Signature Page to the Share Purchase and Investors Rights Agreement

Exhibit A

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”) is made as of [Insert Date] by [Insert the Name of the Transferee] (the “Transferee”). Reference is made to that certain Share Purchase and Investor Rights Agreement, dated as of August 27, 2012 by and among Alibaba Group Holding Limited (the “Company”), JM and JT (for purposes of the Management Sections only), Fengmao Investment Corporation, as lead investor, and the other investors named therein, as amended from time to time in accordance with its terms (the “Share Purchase Agreement”). The Transferee, as a condition precedent to becoming the owner or holder of record of [Insert Number of Ordinary Shares] (the “Transferred Securities”) of the Company from [Insert Name of Transferor] (the “Transferor”), hereby agrees to join the Share Purchase Agreement and to the extent provided below have all the obligations and rights set forth below of an “Investor” thereunder and to be bound by, and hold the Transferred Securities subject to, all the continuing obligations of the Transferor under the Share Purchase Agreement.

[Insert if signing Accession Agreement pursuant to Section 8.2(d): The Transferee shall only have those rights and benefits of an “Investor” under the Share Purchase Agreement which relate to (i) registration rights contained in Section 8.1(g) of the Share Purchase Agreement, (ii) IPO participation or subsidiary IPO participation rights contained in Sections 8.1(c) and 8.3(b) of the Share Purchase Agreement, (iii) market stand-off contained in Section 8.2(b) of the Share Purchase Agreement and other liquidity provisions contained therein, (iv) tag-along rights contained in Section 8.3(a) of the Share Purchase Agreement, (v) the most favored nation (other than Lead Investor specific provisions related thereto) contained in Section 8.1(f) of the Share Purchase Agreement and any future provisions provided to any Investor as a result of Section 8.1(f) of the Share Purchase Agreement and (vi) information rights contained in, but subject to the threshold requirement in, Section 8.1(e) of the Share Purchase Agreement and (vii) the provisions of Article I and Article XII of the Share Purchase Agreement. Each Transferee shall be bound by the continuing obligations of the Investors under the Share Purchase Agreement (including the obligations in Section 8.2 and Sections 8.4 and Section 8.5 thereof) and any reference in any such provisions herein to an Investor shall be deemed to include a Transferee, notwithstanding the absence of the term “Transferee”, unless the context specifically requires otherwise.] [Insert if signing Accession Agreement pursuant to Section 8.5(g) post-IPO: Each Specified Transferee shall be bound by the provisions of Section 8.5(g) of the Share Purchase Agreement with respect to any Voting Covenant Shares it has acquired.] [Insert if signing Accession Agreement pursuant to Section 8.2(d): If the Transferred Securities consist of at least such number of Ordinary Shares that could be purchased with US$100,000,000 at the original Purchase Price per Ordinary Share, subject to adjustment for share splits and consolidations, the Transferee shall have those rights of an “Investor” under the Share Purchase Agreement which relate to information rights. In addition, if the Transferee is an Approved Coinvestor, it shall have the information rights provided to it under the Share Purchase Agreement and shall have those rights of an “Investor” under the Share Purchase Agreement which relate to the Company Equity ROFO.]

This Agreement shall take effect and shall become an integral part of the Share Purchase Agreement immediately upon execution and delivery to the Company of this Agreement. By signing below, the Company acknowledges receipt of written notice of the transfer to the Transferee of the Transferred Securities. Terms used herein and not defined shall have the meaning given them in the Share Purchase Agreement.

Successors and Assigns; Beneficiaries. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each party and its successors, heirs and assigns.

Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Laws of the State of New York.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Transferee as of the date first above written.

[Insert Transferee]

By:
Name:
Title:

[Insert Transferor]

By:
Name:
Title:

Accepted and Acknowledged by:

ALIBABA GROUP HOLDING LIMITED

By:
Name:
Title:

JACK YUN MA

JOSEPH C. TSAI

Exhibit B

FORM OF FUNDING CERTIFICATE

[Name of Investor]

OFFICER’S OR DIRECTOR’S CERTIFICATE

Reference is made to that certain Share Purchase and Investor Rights Agreement, dated as of [•], 2012 by and among, among others, Alibaba Group Holding Limited, [Name of Investor] (the “Investor”) and the other investors named therein, as amended from time to time (the “Share Purchase Agreement”). Terms used herein and not defined shall have the meaning given them in the Share Purchase Agreement.

I, [Name of Officer/Director], [an officer] [a director] of the [Investor / or in the case the Investor is a special purpose vehicle or fund, the relevant general partner or managing member or entity controlling the investment decisions in respect of such Investor, except that in the case of Athena China Limited, such certificate may be from an officer or director of Athena China Limited], hereby certify:

1.	That I am [an officer] [a member of the board of directors] of the [Investor / or in the case the Investor is a special purpose vehicle or fund, the general partner or managing member of entity controlling the investment decisions in respect of such Investor, except, that in the case of Athena China Limited, such certificate may be from an officer or director of Athena China Limited], [a private company limited by shares organized under the laws of [•] with company no. [•]], and that, as such, I am familiar with the matters certified herein and I am authorized to execute and deliver this certificate in the name and on behalf of the Investor.

2.	That, subject to the conditions to Closing as set out in the Share Purchase Agreement being satisfied or waived, the Investor is ready, willing and able to fund its purchase of [Insert number of Ordinary Shares] Ordinary Shares at the Purchase Price of US$[•] (being the aggregate cash purchase price set forth opposite the Investor’s name on Schedule I to the Share Purchase Agreement), by wire transfer of immediately available funds to the Escrow Agent at least [two (2) Business Days] prior to the Closing Date.

IN WITNESS WHEREOF, I have executed this certificate in the name and on behalf of the Investor on             2012.

[Name of Investor]

By:
Name:
Title:

Acknowledged and Confirmed

[Name of [ ]of Investor]

By:
Name:
Title:

Exhibit C

FORM OF AMENDED ARTICLES

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM & ARTICLES

OF

ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on [            ]

with effect from [            ])

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on [            ]

with effect from [            ])

1.	Name of the Company is ALIBABA GROUP HOLDING LIMITED.

2.	The Registered Office of the Company will be situated at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of The Companies Law (2011 Revision).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of The Companies Law (2011 Revision).

5.	Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Law (2009 Revision), or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Law (2008 Revision), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision), or to carry on business of securities investment without being licensed in that behalf under the provisions of the Securities Investment Business Law (2011 Revision).

6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of the Members is limited to the amount, if any, unpaid on the shares respectively held by them.

8.	The capital of the Company is US$70,000 constituting 2,600,000 Preference Shares of a nominal or par value of US$0.000025 each and 2,797,400,000 Ordinary Shares of a nominal or par value of US$0.000025 each, provided always that subject to the provisions of The Companies Law (2011 Revision) and the Articles of Association (including without limitation Article 70), the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company may exercise the power contained in Section 206 of The Companies Law (2011 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on [            ]

with effect from [            ])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law (2011 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

1.	In these Articles:

“49.9% Excess Condition” exists if, prior to the IPO, the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo and Softbank collectively exceeds 49.9% of the combined voting power of all then-issued and outstanding share capital of the Company, and any such excess is referred to as the “Excess Vote Shares”;

“acting in concert” includes: (a) persons who, pursuant to an agreement actively cooperate either in acquiring or holding or seeking to acquire or hold shares or the beneficial ownership of shares, or rights over shares, carrying voting rights in the Company, or in the exercise of voting rights with respect to shares in the Company; (b) a company with any of its directors (or their spouses, minor children, nominees, related trusts or companies in which any director holds or beneficially owns ten percent (10%) or more of the shares, or rights over shares, carrying voting rights); (c) a company with the trustees or managers of any of its pension, provident or employee benefit funds or any of its employee stock option schemes; (d) a person who is a fund manager with an investment company, unit trust or other person whose investments such person manages on a discretionary basis, in respect of the relevant investment accounts; (e) a company with its parent company or any of its subsidiaries; and (f) a company, in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by a person, with any other company in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by the same person;

“Additional Securities” has the meaning set forth in Article 8(a);

“Affiliate” of a person means another person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person, including but not limited to a Subsidiary of the first person, a person of which the first person is a Subsidiary, or another Subsidiary of a person of which the first person is also a Subsidiary. For purposes herein, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise;

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries;

“Alipay Framework Agreement” means that certain Framework Agreement, by and among the Company, SOFTBANK, Yahoo, Alipay.Com Co., Ltd., APN Ltd., JM, JT, Zhejiang Alibaba E-Commerce Co., Ltd. and the Joinder Parties thereto, dated as of July 29, 2011;

“Applicable Thresholds” means the thresholds set forth on Schedule C of the Shareholders Agreement, as such Schedule may be revised 1 from time to time in accordance with Section 2.6 of the Shareholders Agreement1;

“Auditors” means the auditors of the Company, as appointed from time to time;

“Board” and “Board of Directors” mean the Directors assembled as a Board or as a committee thereof or a proceeding of the Board or a committee thereof by written resolution;

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Hong Kong or Beijing;

“Cause” means with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Company and its Affiliates, taken as a whole, (iii) material breach of any contract or agreement between such person and the Company, or material breach of any statutory duty or any other obligation that such person owes to the Company and/or its Affiliates resulting in material harm to the Company and its Affiliates, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Company and/or its Affiliates or involving their properties or assets, or (v) conviction or nolo contendere plea with respect to any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 30 days’ written notice by the Board of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 30 day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken;

[1]	Note to AGH: Shareholders Agreement to be filed with Cayman Islands Register of Companies together with these Articles.

“Change of Control Transaction” means (a) the direct or indirect acquisition (except for transactions described in cause (b) of this paragraph below), whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of the Company, the result of which acquisition is that such person or such group possesses 25% or more of the combined voting power of all then-issued and outstanding share capital of the Company, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (b) a merger, consolidation, scheme of arrangement or other reorganization or recapitalization of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation, scheme of arrangement or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding share capital of the Company immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 75% of the combined voting power of all then-issued and outstanding capital stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; or (c) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets;

“Closing” has the meaning given to such terms in the Share Repurchase Agreement;

“Collateral Agent” means Wilmington Trust (Cayman) Ltd.

“Companies Law” means the Companies Law (2011 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any Law for the time being in force;

“Confidential Information” means any information concerning the Company or its Subsidiaries or the business, activities or operations of the Company or its Subsidiaries, including but not limited to information relating to pricing, technologies, trade secrets, business plans, strategies, processes, customers, suppliers, financial data, statistics, or research and development that the receiving Member knows or reasonably should know is confidential or proprietary, or that the Company has identified in writing to the receiving Member as being confidential or proprietary, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Member or their representatives, (ii) any Member or such Member’s representative is required to disclose by Law or legal process, or (iii) otherwise becomes known to a Member other than through disclosure by the Company or its Subsidiaries or any person with a duty to keep such information confidential;

“Consolidated Revenue” means, as of a given time, the consolidated revenue of the Company and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to the Shareholders by the Company in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) of the Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent four fiscal quarters are reflected in the audited financial statements delivered to the Shareholders by the Company in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement, then Consolidated Revenue shall mean the consolidated revenue of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of a Shareholder, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of the Shareholders Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time;

“Contract” means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral;

“Controlled Member” means (subject to any grandfather provisions in these Articles) any Member whose interest in shares comprising Controlled Shares would, upon giving effect to the principle that Members shall have one vote for each share, confer upon that Member, twenty percent (20%) or more of the votes that may be cast by all holders of shares, unless such Member obtains such twenty percent (20%) or greater interest with the consent of the Board and Yahoo;

“Controlled Shares” means (a) all Ordinary Shares directly, indirectly, or constructively owned or beneficially owned by a Controlled Member which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of Ordinary Shares and (b) all Ordinary Shares directly, indirectly or constructively owned or beneficially owned as a result of voting power held or shared by any person or group of persons acting in concert which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of Ordinary Shares;

“Convertible Preference Share Purchase Agreement” means the Convertible Preference Share Purchase Agreement by and between the Company and the Investors named therein dated as of [•], 2012;

“Core Business” means each of Taobao, Alibaba.com Limited, the Company’s interest in the Alipay Framework Agreement and any business that, at the relevant time, contributes 10% or more of Consolidated Revenue;

“Cut-back Formula” means (T/5) – 1

C

such that (T divided by 5) - 1 (rounded down to the nearest whole number) divided by C where “T” is the aggregate number of votes conferred by all outstanding Ordinary Shares, and “C” is the number of Controlled Shares of that Member;

“Directors” means the Directors of the Company for the time being;

“EBITDA” means income from operations as the item appears in the Company’s consolidated income statement for the relevant period, under U.S. GAAP, as reflected in the financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or 8.3(b)(ii) of the Shareholders Agreement, as applicable, adding back the following items (calculated in accordance with U.S. GAAP): (i) depreciation expense, (ii) amortization of intangible assets, (iii) impairment of goodwill, (iv) share-based compensation expense and (v) other income, as they appear in the Company’s consolidated financial statements for such relevant period;

“Equity Securities” means any Ordinary Shares and any other equity interests or equity-linked interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company;

“ESOP” means (i) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by the Company from time to time in relation to the grant or issue of shares, stock options or any other Equity Securities to its employees, officers, directors and/or consultants, and (ii) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by a Subsidiary of the Company from time to time if such plan provides for the grant or issue of shares, stock options or any other equity or equity-linked interest in a Core Business to such Core Business’s employees, officers, directors and/or consultants;

“Excess Vote Shares” has the meaning given to such term in the definition of “49.9% Excess Condition”;

“Excluded Project Debt” means Project Debt not exceeding $500 million in the aggregate;

“Exempted Securities” means (i) Equity Securities issued pursuant to any ESOP approved by the Board and the issuance of the Ordinary Shares underlying such Equity Securities; (ii) Ordinary Shares issued upon exercise of any option, right, warrant or other convertible instrument which either existed on the Closing Date or the issuance of which was previously subject to preemptive rights; (iii) Ordinary Shares issued in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, Ordinary Shares; or (iv) Equity Securities issued in connection with any merger, consolidation, scheme of arrangement or acquisition (including Equity Securities issued to holders of shares, options or other equity interests of a party to such transaction) which merger, consolidation, scheme of arrangement or acquisition is approved by a least a majority of the directors at a meeting of the Board (or by written resolution in accordance with Article 85) provided, in the case of clause (iv), that, if (x) any such issuance of Equity Securities proposed to be made in connection with a merger, consolidation, scheme of arrangement or acquisition would exceed 3% of the Company’s Ordinary Shares calculated on a pre-issuance basis, and (y) the number of directors at such relevant time is greater than four, then such issuance shall require the approval of at least 75% of the directors at a meeting of the Board (or shall require approval by written resolution in accordance with Article 85);

“Expenses” has the meaning set forth in Article 114;

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and shall include adoptive relationships of the same type;

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis;

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Governmental Authority;

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system;

“Group Cash and Cash Equivalents” means cash, cash equivalents and short term investments under U.S. GAAP as reflected in the Company’s financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) of the Shareholders Agreement, as applicable, in each case as reconciled to U.S. GAAP, if applicable;

“Group Debt” means the sum of the Indebtedness and Guarantees of the Company and its Subsidiaries under U.S. GAAP as reflected in the Company’s financial statements and delivered to the Shareholders by the Company pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) of the Shareholders Agreement, as applicable, in each case as reconciled to U.S. GAAP, if applicable, but excluding all Project Debt;

“Group Net Debt” means Group Debt minus Group Cash and Cash Equivalents;

“Group Net Leverage” as of a given time means the ratio of Group Net Debt as of such time to LTM EBITDA;

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of any person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time);

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“IFRS” means International Financial Reporting Standards;

“Indebtedness” means, as applied to any person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person;

“Indemnifiable Amounts” has the meaning set forth in Article 114;

“Indemnitee” has the meaning set forth in Article 114;

“Interested Director” means a Director who has a direct or indirect interest in any contract, business or arrangement in which the Company is a party or becomes a party to;

“IPCo” means APN Ltd., a company incorporated under the Laws of the Cayman Islands;

“IPO” means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or by a Subsidiary of the Company of such Subsidiary’s shares, provided such Subsidiary holds assets of the Company contributing no less than 90% of Consolidated Revenue, and such Subsidiary’s shares are distributed to all Members of the Company on a pro rata basis) (A) on an internationally recognized stock exchange or quotation system approved by the Board with aggregate gross proceeds of at least US$1 billion where the number of Ordinary Shares sold in such offering by the Company and all Members equals or exceeds fifteen percent (15%) of the total number of outstanding Ordinary Shares of the Company immediately prior to such offering or (B) that meets the following criteria: (i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3.0 billion, (ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC, (iii) the gross offering price per share exceeds 110% of the Resale Per Share Price (as defined in the Share Repurchase Agreement), and (iv) one of the joint global coordinators of such initial public offering is the Specified Bank (as defined in the Share Repurchase Agreement) ; provided that clause (B)(i) shall not apply in the case of an initial public offering requested by Yahoo pursuant to Section 3.1 of the Registration Rights Agreement (as defined in the Share Repurchase Agreement), which request is not subsequently withdrawn by Yahoo;

“JM” means Jack Ma Yun, the founder and the Chairman of the Board and the Chief Executive Officer of the Company at the date of adoption of these Articles;

“JT” means Joseph C. Tsai, the Chief Financial Officer and director of the Company at the date of adoption of these Articles;

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority;

“Lease” means any real property lease, sublease, license and occupancy agreement;

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, but excluding any such Lien arising under the Shareholders Agreement or these Articles;

“LTM EBITDA”, means the consolidated EBITDA of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement and, to the extent that any portion of the prior four fiscal quarters is not reflected in such audited statements, then the consolidated EBITDA of the Company and its Subsidiaries for the prior fiscal quarters as reflected in the financial statements delivered to the Shareholders by the Company in respect of such fiscal quarters pursuant to Section 8.3(b)(i) of the Shareholders Agreement;

“Management Current Share Number” means 239,700,569 Ordinary Shares, as may be appropriately adjusted for any share sub-divisions or splits, share dividends or similar transactions;

“Management Member Designee” has the meaning set forth in Article 56;

“Management Member Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by a Management Member divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time;

“Management Members” means each of JM and JT, each in his sole capacity as a Member of the Company;

“Member” means a person whose name is entered in the Register of Members as the holder of a share or shares and includes each subscriber of the Memorandum pending the issue to him of the subscriber share or shares;

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Share” means an ordinary share in the capital of the Company of US$0.000025 par value;

“Other Shares” means any shares of the Company that are not Ordinary Shares, including without limitation, any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of the Company;

“own”, “owned,” “ownership” and the like, mean as the term “owned” is defined in Article 54;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“PRC” means the People’s Republic of China (not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan);

“Preemptive Rights” has the meaning set forth in Article 8(a);

“Preemptive Share Amount” has the meaning set forth in Article 8;

“Preference Share” means a share in the capital of the Company of US$0.000025 par value issued and designated as a preference share and having the rights, privileges, preferences and restrictions as determined by the Board pursuant to the provisions of these Articles;

“Project Company” means any Subsidiary of the Company established to acquire or develop a specific asset or project and which is not an operating Subsidiary of a Core Business;

“Project Debt” means the sum of (A) any Indebtedness incurred by a Project Company where neither the Company nor any Subsidiary of the Company (other than that Project Company or one or more other Project Companies) (i) provides any guarantee in respect of such Indebtedness or (ii) incurs any liability (other than any Lien created over the share capital of or Member loans to such Project Company) in respect of such Indebtedness plus (B) if and to the extent the aggregate amount of cash and the fair market value (at the time of contribution) of assets invested in the equity capital of, loaned to, or contributed to all Project Companies exceeds $250 million, the amount of such excess;

“Purchase Price” has the meaning set forth in Article 8(e);

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Replacement Director” has the meaning set forth in Article 61;

“Seal” means the Common Seal of the Company including any facsimile thereof and any securities seal;

“Security Agreements” means (i) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of the Collateral Agent, (ii) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favor of the Collateral Agent, (iii) the Fixed and Floating Charge, dated October 21, 2011, by IPCo in favor of the Collateral Agent and (iv) any amendment, waiver, supplement or other modification to any of the foregoing;

“Security Interests” means the Liens granted to or in favor of Collateral Agent and/or the relevant secured party pursuant to the Security Agreements;

“share” means any share in the capital of the Company (including without limitation the Ordinary Shares and the Preference Shares) including a fraction of any share;

“Shareholder” means the Management Members, Yahoo or Softbank;

“Shareholders Agreement” means the Shareholders Agreement dated [•], made and entered into by and among the Company and certain other parties thereto, as amended, supplemented or modified from time to time;

“Share Repurchase Agreement” means the Share Repurchase and Preferred Share Sale Agreement, dated as of May 20, 2012, by and among the Company, Yahoo and Yahoo! Hong Kong Holdings Limited;

“signed” includes a signature or representation affixed by mechanical means;

“Softbank” means SOFTBANK CORP., a Japanese corporation;

“Softbank Affiliate” has the meaning given to such term in the Shareholders Agreement;

“Softbank Designee” has the meaning set forth in Article 56;

“Softbank Economic Interest Percentage” means the quotient of (x) the sum of the number of Ordinary Shares owned by Softbank divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time;

“Softbank Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Excess Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and Softbank, and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank exceeds the Softbank Percentage.

“Softbank Percentage” means the greater of (x) 35% less the amount, if any, expressed as a percentage, by which the percent of the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 14.9% and (y) 30%;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds (2/3) of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled, provided, that on any Special Resolution to alter or add to these Articles (other than in the manner and for the purposes contemplated by the proviso in Article 56 or to the extent required to comply with corporate governance and related requirements of the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO), the Ordinary Shares held by Yahoo will carry such number of votes as is equal to the aggregate of the number of votes cast by all other Members in the requisite general meeting plus one so long as Yahoo holds at least 15% of the issued and outstanding voting shares of the Company or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

“Subordinate Shareholder” means each person whose Equity Securities are “owned” by a Shareholder pursuant to Article 54;

“Subsidiary” means, with respect to any person, each other person in which the first person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other person may be consolidated into the financial statements of the first person in accordance with GAAP;

“Substitute Director” has the meaning set forth in Article 58;

“Taobao” means the businesses of (i) consumer-to-consumer online commerce marketplace currently doing business primarily under the Internet domain name www.taobao.com and (ii) business-to-consumer online commerce platform currently doing business primarily under the Internet domain name www.tmall.com, in each case operated by the Company and/or its Subsidiaries;

“Terminated Votes” means a number of votes equal to the excess of the number of votes that could have been cast by the Controlled Shares held by all Controlled Members if the Cut-back Formula did not apply over the number of votes that such Members may cast after application of the Cut-back Formula;

“Threshold Number” means 398,871,490 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions;

“Transfer” means any sale, transfer, assignment, gift disposition of creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits or other interests in all or a portion of any property, assets, rights or otherwise, whether or not for consideration;

“U.S. GAAP” means United States generally accepted accounting principles;

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor;

“Withdrawing Director” has the meaning set forth in Article 58;

“Yahoo” means Yahoo! Inc., a Delaware corporation;

“Yahoo Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and Softbank and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 19.9% of the total voting power of all then-issued and outstanding share capital of the Company;

“Yahoo Designee” has the meaning set forth in Article 56; and

“Yahoo Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by Yahoo divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons shall include companies, associations, firms, partnerships, corporations, trusts, business trusts and bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” and “will” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to U.S. dollars, the lawful currency of the United States of America;

(f)	references to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force; and

(g)	in these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

5.	Subject to the provisions of these Articles, the Shareholders Agreement and to any special rights conferred on the holders of any shares or class of shares in the capital of the Company, the Board may authorize the issuance of shares on such terms as the Board may deem fit, provided, that the Board shall not offer or allot shares in the capital of the Company in violation or breach of any agreement between the Company and any person.

Without limiting the generality of the foregoing, the Directors may issue and allot Preference Shares pursuant to and in accordance with the provisions of (i) the Share Repurchase Agreement and the Exhibits thereto and (ii) the Convertible Preference Share Purchase Agreement to be executed between the Company and the Investors identified therein and the Exhibits thereto.

6.	The Company may in so far as may be permitted by Law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

7.	Shares may only be issued fully paid or credited as fully paid.

8.	Preemptive Rights.

(a)	If the Company proposes to sell any Equity Securities (other than Exempted Securities and other than the Preference Shares (if any) issued to Yahoo! in accordance with the Share Repurchase Agreement) (the “Additional Securities”), including in a private placement, as part of a commercial agreement or debt financing, or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify each of Yahoo, the Management Members and Softbank in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to each of Yahoo, the Management Members and Softbank in the amounts set forth in Articles 8(c) and 8(d) below and subject to the provisions of Article 8(g) below, upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Article 8(e) (the “Preemptive Rights”). For purposes of calculating the number of Additional Securities issued pursuant to this Article 8, such calculation shall include the maximum number of Ordinary Shares and other equity interests issuable upon the conversion or exercise of any convertible or exchangeable securities, options, warrants or other rights to acquire, any equity interests.

(b)	If Yahoo, the Management Members or Softbank wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this Article 8, Yahoo, the Management Members or Softbank may do so (by itself or by causing such person(s) to which it would be permitted to transfer Equity Securities pursuant to Section 4.1 of the Shareholders Agreement to subscribe for all or portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such person(s)) wishes to purchase.

(c)	With respect to Additional Securities that are Ordinary Shares, the Company shall offer to each of Yahoo, the Management Members and Softbank, all or any portion specified by such exercising party of a number of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to Yahoo, the Management Members and Softbank pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by Yahoo, the Management Members and Softbank), (X) the Yahoo Economic Interest Percentage after such issuance would equal the Yahoo Economic Interest Percentage immediately prior to such issuance, (Y) the Management Member Economic Interest Percentage after such issuance would equal the Management Member Economic Interest Percentage immediately prior to such issuance and (Z) the Softbank Economic Interest Percentage after such issuance would equal the Softbank Economic Interest Percentage immediately prior to such issuance, such number of Additional Securities set forth in each of (X), (Y) and (Z) to constitute the “Preemptive Share Amount” for such party for purposes of any exercise of Preemptive Rights to which this Article 8(c) applies. If, at the time of the determination of any Preemptive Share Amount under this Article 8(c), any other person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Ordinary Shares such persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Ordinary Share.

(d)	With respect to Additional Securities that are Other Shares, the Company shall offer to each of Yahoo, the Management Members and Softbank, all or any portion specified by such exercising party of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the Softbank Economic Interest Percentage, as applicable, at such time (which number shall constitute the “Preemptive Share Amount” for purposes of any exercise of Preemptive Rights to which this Article 8(d) applies). If at the time of the determination of any Preemptive Share Amount under this Article 8(d), any other person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Other Share.

(e)	The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Company and Yahoo, the Management Members and Softbank) and, except as otherwise set forth below, shall equal per Additional Security the per share issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and Yahoo, the Management Members and Softbank shall in good faith seek to agree upon the value of the non-cash consideration; provided, that the value of any publicly traded securities shall be deemed to be the market value of such securities as of the date of the consummation of such issuance. If the Company and Yahoo, the Management Members or Softbank fail to agree on such value during the thirty (30) day period contemplated by the first sentence of Article 8(f), then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to Yahoo, the Management Members and Softbank and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) days of retention of such investment banking firm. If such a determination is required, the deadline for Yahoo’s, the Management Members’ and Softbank’s exercise of its Preemptive Rights with respect to such issuance pursuant to Article 8(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or Yahoo, the Management Members or Softbank whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and Yahoo, the Management Members and Softbank, as applicable.

(f)	The Preemptive Rights set forth in this Article 8 must be exercised by acceptance in writing of an offer referred to in Article 8(a), (i) if prior to an IPO, within 30 days following the receipt of the notice from the Company of its intention to sell Equity Securities, and (ii) in connection with any registered offering (including an IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per share price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the party exercising the Preemptive Rights and the Company) and may specify a maximum and/or minimum per share price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Securities pursuant to the exercise by Yahoo, the Management Members or Softbank of Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by the Company as provided in Article 8(a), subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, provided, that such sixty (60) day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the purchaser is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

(g)	No Member shall have any rights pursuant to this Article 8 in connection with any IPO, and this Article 8 shall terminate upon, and be of no force and effect from and after, the completion of an IPO. In addition, each of Yahoo’s, the Management Members’ and Softbank’s Preemptive Right set forth in this Article 8 shall terminate, and be of no force and effect from and after, (i) with respect to Yahoo or Softbank, in the event such Member ceases to own less than the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by the Management Members is less than 50% of the Management Current Share Number.

9.	None of Yahoo, the Management Members or Softbank shall be permitted to acquire any Equity Securities if immediately following such acquisition such person would own 50% or more of the outstanding voting power or economic benefit of the Company, without the prior written approval of the relevant Governmental Authorities.

CERTIFICATES

10.	Every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Board. Such certificate may be issued under the Seal in accordance with Articles 73 and 74. All certificates shall specify the number and class of share or shares held by that person and the amount paid up thereon, provided, that in respect of a share or shares held jointly by several persons,

(a)	the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all; and

(b)	the person first named in the Register of Members shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

11.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company.

FRACTIONAL SHARES

12.	The Board may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same Member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression “share” shall include a fraction of a share,

TRANSFER OF SHARES

13.	The instrument of transfer of any share shall be in any usual or common form or such other form as the Board may approve and executed by or on behalf of the transferor and if so required by the Board shall also be executed on behalf of the transferee and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

14.	The Board must decline to register any transfer of shares which is made in breach of any agreement between the Company and any person, provided, that the Board may not decline the registration of a valid transfer by Yahoo, the Management Members or Softbank if duly executed and completed documents, as set forth in Article 13, to the reasonable satisfaction of the Board, are submitted for registration of transfer. If the Board refuses to register a transfer of any shares, it shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

15.	The registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine, provided always that such registration shalt not be suspended for more than 45 days in any year.

16.	All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Board may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

TRANSMISSION OF SHARES

17.	The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

18.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Board, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

19.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

20.	The Company may, from time to time, by Ordinary Resolution, increase its authorised share capital by such sum, to constitute such number of shares, as the resolution shall prescribe.

21.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them into shares of a smaller amount; or

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

22.	The Company may by Special Resolution reduce its authorised share capital in any manner authorised by Law.

PURCHASE OF OWN SHARES

23.	Subject to the provisions of the Companies Law and the Shareholders Agreement, the Company may:

(a)	purchase its shares on such terms and in such manner as the Board may determine and agree with the Member; or

(b)	make a payment in respect of the purchase of its own shares otherwise than out of profits, share premium or the proceeds of a fresh issue of shares.

24.	The purchase of any share shall not be deemed to give rise to the purchase of any other share.

25.	The Board may when making payments in respect of the purchase of shares, if authorised by the terms of issue of the shares being purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

REGISTER OF MEMBERS

26.	The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

27.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days prior to such meeting or action. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

28.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

29.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

30.	Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

31.	A majority of the Board or the chairman of the Board may call general meetings, which general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

32.	General meetings shall also be convened by the Board on the written and signed requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than ten percent (10%) of the paid up voting share capital of the Company. Such requisition shall be deposited at the registered office of the Company and shall specify the objects of the general meeting. The Board shall convene a general meeting for such purpose no later than twenty-one (21) days from the date of deposit of such requisition, and if the Board does not convene a general meeting for such purpose for a date not later than forty-five (45) days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board.

33.	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company.

NOTICE OF GENERAL MEETINGS

34.	(a) An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ notice but a general meeting may be called by shorter notice, if it is so agreed:

(i)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(ii)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value of the issued shares giving that right.

(b)	The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditors.

35.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) to send such instrument of proxy to, or the non-receipt of such notice or such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

36.	All business carried out at a general meeting shall be deemed special with the exception of declaring and sanctioning a dividend, the consideration and adoption of the accounts, balance sheets, and ordinary report of the Directors and the Auditors, the appointment and removal of Directors and Auditors, and the fixing of the remuneration of the Auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

37.	No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

38.	If within half (1/2) an hour (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half (1/2) an hour from the time appointed for the meeting, the adjourned meeting shall be dissolved.

39.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

40.	If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to be chairman, or if one Director only is present he shall preside as chairman if willing to act, if no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by proxy and entitled to vote shall elect one of their number to be chairman.

41.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

42.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll and shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting. All questions submitted to a general meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Companies Law.

43.	A Member or Members may participate in any general meeting by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The minutes of any such meeting involving the use of telephone, video conference or similar communication equipment shall be recorded and circulated to all Members present at such meeting either prior to or at the next general meeting.

VOTES OF MEMBERS

44.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member and every person representing a Member by proxy shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder.

45.	Notwithstanding the foregoing, in the case of joint holders the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

46.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

47.	On a poll votes may be given either personally or by proxy.

48.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

49.	An instrument appointing a proxy may be in any usual or common form or such other form as the Board may approve.

50.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

51.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at least one day before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

52.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

53.	Yahoo (in its capacity as a Member) shall attend any general meeting or otherwise cause the Yahoo Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Yahoo Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the representative of the Management Members not less than five Business Days before the meeting is held or consent is executed. In the event that Yahoo does not comply with the provisions of this Article 53 at any general meeting, the chairman of the meeting may disregard the votes purportedly cast by Yahoo in respect of the Yahoo Excess Vote Shares, and all votes attaching to the Yahoo Excess Vote Shares shall be cast, and be deemed to have been cast on behalf of Yahoo, in accordance with this Article 53. Softbank (in its capacity as a Member) shall attend any general meeting or otherwise cause the Softbank Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Softbank Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the representative of the Management Members not less than five Business Days before the meeting is held or consent is executed. In the event that Softbank does not comply with the provisions of this Article 53 at any general meeting, the chairman of the meeting may disregard the votes purportedly cast by Softbank in respect of the Softbank Excess Vote Shares and all votes attaching to the Softbank Excess Vote Shares shall be cast, and be deemed to have been cast on behalf of Softbank, in accordance with this Article 53. The foregoing obligations of Yahoo and Softbank in this Article 53 do not apply to any Equity Securities held by them that are not Yahoo Excess Vote Shares or Softbank Excess Vote Shares, respectively. Neither Yahoo nor Softbank may enter into any agreement with any Person the effect of which would prevent compliance by such party with any provision contained in this Article 53.

54.	Throughout these Articles, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a) with respect to Yahoo, such number or percentage shall include any Equity Securities held by Yahoo or any of Yahoo’s wholly-owned Subsidiaries or controlled Affiliates (including, for the avoidance of doubt, any Yahoo Excess Vote Shares owned by Yahoo), (b) with respect to Softbank, such number or percentage shall include any Equity Securities held by Softbank or any of Softbank’s wholly-owned Subsidiaries or any Softbank Affiliate (including, for the avoidance of doubt, any Softbank Excess Vote Shares owned by Softbank) and (c) with respect to each Management Member, such number or percentage shall include any Equity Securities held by (i) such Management Member (ii) any of such Management Member’s wholly-owned Subsidiaries or controlled Affiliates in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and profits) (provided, that with respect to IPCo, other than the extent to which any Security Interests have been foreclosed upon or are subject to foreclosure proceedings, the determination of whether IPCo is a controlled Affiliate in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and in profits) and whether IPCo owns any Equity Securities of the Company will be made assuming that the obligations underlying the Security Interests have been satisfied and that the Security Agreements have been terminated in accordance with their terms such that the Equity Securities of the Company are held by or revert to IPCo absolutely) and (iii) any of such Management Member’s Family Members, trusts formed by such Member for the benefit of himself or his Family Members (including any holding companies directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of such Management Member and his Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of such Management Member or his Family Members shall be conclusively established in the affirmative if such Management Member or his Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity). All numbers contained herein shall be adjusted appropriately for share splits, share dividends, reverse splits, recombinations and the like.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

55.	Any corporation which is a Member or a Director may appoint an authorised person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

56.	Subject to Articles 71(d) and 121, and unless otherwise provided by these Articles, the number of Directors to be appointed is such number as is determined by the Board from time to time (provided that such number shall not be more than five (5) at any time prior to an IPO), of which:

(a)	one (1) Director shall be a person appointed by Yahoo (the “Yahoo Designee”), provided, that Yahoo will no longer have the right to appoint a Director on the Board in the event it owns less than the Threshold Number of Equity Securities;

(b)	two (2) Directors shall be persons appointed by the Management Members (each a “Management Member Designee” and collectively the “Management Member Designees”), provided, that in the event the Management Members, collectively, own a number of Equity Securities amounting to less than 25% of the Management Current Share Number, the Management Members will have the right to appoint only one (1) Director on the Board, provided, further, that the Management Members will continue to have the right to designate at least one Director as long as JM owns at least one share of Equity Security of the Company;

(c)	one (1) Director shall be a person appointed by Softbank (the “Softbank Designee”), provided, that Softbank’s right to appoint a Director on the Board shall terminate upon, and be of no force and effect from and after, the first time that Softbank owns less than the Threshold Number of Equity Securities;

each such appointment to be effected by the delivery of a notice to that effect to the registered office of the Company, with such appointment taking effect on the delivery of such notice; provided, that in the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO to expand the number of Directors on the Board in order to comply with independence or other comparable requirements of such exchange or quotation system, Yahoo, the Management Members and Softbank agree to vote in favour of such expansion so as to comply with the requirements of such rules. For so long as a Member may designate at least one Director pursuant to this Article 56, the Board shall not (A) increase the number of Directors of the Board or (B) designate a new Director, without the prior written approval of each such Member. Yahoo, Softbank and the Management Members and each of their respective Subordinate Shareholders will take all actions necessary to effect the provisions of this Article 56, and any determination or resolution of the Board under this Article 56, including amending these Articles to increase or decrease the number of Directors and electing or removing Directors.

57.	Subject to the provisions of these Articles (including without limitation Article 58), a Director (except for the Yahoo Designee, the Management Member Designees and the Softbank Designee) shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

58.	Subject to Articles 56 and 121, (i) Yahoo shall have the sole and exclusive power to remove and replace the Yahoo Designee from the Board, with or without Cause, (ii) the Management Members shall have the sole and exclusive power to remove and replace the Management Member Designee from the Board, with or without Cause, and (iii) Softbank shall have the sole and exclusive power to remove and replace the Softbank Designee from the Board, with or without Cause; provided, however, that at such time as Yahoo, the Management Members or Softbank is no longer entitled to designate a director or directors pursuant to Article 56, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that any Director then holding office who was designated by Yahoo, the Management Members or Softbank, respectively, shall automatically and immediately, without any further action, be removed from the Board, including any committees thereof; provided, further that, if at such time there are two Management Members Designees on the Board and the Management Members lose the right to designate one such member, the representative of the Management Members shall designate which director shall be removed. If any director (a “Withdrawing Director”) appointed in the manner set forth in Article 56 is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board will be appointed by the Member who appointed the Withdrawing Director, subject to Articles 56 and 121. Each of Yahoo, the Management Members and Softbank and their respective Subordinate Shareholders shall exercise their power in relation to the Company to ensure that such Substitute Director is appointed. No meeting of the Board shall be held pending replacement of any Withdrawing Director without the consent of the Member entitled to name the Substitute Director unless such Member shall have failed to name a Substitute Director within 15 days after the removal, withdrawal, death or incapacitation of such Withdrawing Director.

59.	The remuneration of the Directors shall from time to time be determined by the Company by Ordinary Resolution. The Company shall reimburse the Directors for reasonable travel expenses incurred in attending any meetings of the Board.

60.	No shareholding qualification shall be required for the Directors.

61.	If any of Yahoo, the Management Members or Softbank entitled to appoint a Director or Directors pursuant to Article 56 choose not to appoint any Director or Directors and such directorship or directorships shall have been vacant for 60 days, Yahoo, the Management Members and Softbank (other than such party which failed to appoint any Director or Directors) may appoint a Director (the “Replacement Director”) until a new Director is appointed by the Member who is originally entitled to appoint such Director, whereupon the Replacement Director shall automatically vacate his or her office as a Director. Subject to Articles 56 and 121, if any of Yahoo, the Management Members or Softbank lose their right to appoint one or more Directors pursuant to Article 56, the size of the Board shall automatically and immediately, without further action, be decreased by one for each such right that has terminated.

ALTERNATE DIRECTOR

62.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Board at which be is unable to be present. Every such alternate shall be entitled to notice of meetings of the Board and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

63.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Board which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

64.	Subject to the provisions of the Companies Law, these Articles, the Shareholders Agreement and to any resolutions made in a general meeting, the business of the Company shall be managed by the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that resolution had not been made.

65.	Subject to Article 121, the Board may from time to time appoint any person, whether or not a director of the Company to hold such office in the Company as the Board may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, one or more Vice-Presidents, Treasurer, Assistant Treasurer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board may think fit. Subject to Article 121, the Board may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

66.	The Board shall appoint the Company Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers and duties as they think fit. Any Secretary or Assistant Secretary so appointed by the Board may be removed by the Board.

67.	The Board may establish any committee it deems necessary or appropriate, but only with the approval of the Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director, and the Softbank Designee for so long as Softbank has designated a director. Each such committee shall include, at their respective election, the Yahoo Designee for so long as Yahoo has designated a director if Yahoo chooses to include a designee on such committee, one Management Member Designee for so long as the Management Members have designated a director if the Management Members choose to include a designee on such committee, and the Softbank Designee for so long as Softbank has designated a director if Softbank chooses to include a designee on such committee. Each such committee shall exercise those powers of the Board delegated to it by the Board. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO to expand or otherwise reconstitute the number of members on the Board’s committees or otherwise reconstitute such committees in order to comply with independence or other comparable requirements of such exchange or quotation system, the directors of the Board shall vote in favor of such expansion or reconstitution so as to comply with the requirements of such rules. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

68.	The Board may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

69.	Except (a) with the prior approval of a majority of the non-Interested Directors or (b) pursuant to the Shareholders Agreement, the Company will not, and will cause each of its Subsidiaries not to, enter into or engage in any transaction or agreement to which the Company or any of the Company’s Subsidiaries, on the one hand, and any of Yahoo, Softbank, the Management Members or any of their respective Subsidiaries, Affiliates or Family Members, on the other hand, are parties or receive any direct or indirect economic or other benefit (except to the extent of their pro rata share in a benefit accruing to all holders of Ordinary Shares); provided, however, that prior approval of a majority of the non-Interested Directors shall not be required in respect of such matter if each of Yahoo, the Management Members’ Representative and Softbank has given prior notice to the Company that it consents to such matter without prior approval of a majority of the non- Interested Directors being obtained.

70.	Except with the prior approval of at least a majority of the Directors at a meeting of the Board (or by written resolution of all the Directors in accordance with Article 85), the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)	appoint or remove the Chief Executive Officer of the Company;

(b)	approve the annual operating plan and annual operating budget of the Company or make or commit to material expenditures outside of that plan and budget;

(c)	unless approved by the Board in connection with its approval of the capital disposition plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of the Company or any of its Subsidiaries (including any such disposition, sale or other Transfer to any Subsidiary of the Company (including Alibaba.com Limited) that is not a direct or indirect wholly owned Subsidiary of the Company) in an amount exceeding the Applicable Thresholds;

(d)	unless approved by the Board in connection with its approval of the capital expenditure plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the purchase or acquisition of assets (including securities of Subsidiaries) or properties in an amount exceeding the Applicable Thresholds;

(e)	unless approved by the Board in connection with its approval of the annual budget of the Company, incur any Group Debt that would cause Group Net Leverage immediately after such incurrence to exceed 1.00:1 (other than Excluded Project Debt, which shall not be considered in the definition of Group Debt or Group Net Leverage for purposes of this Article 70(d));

(f)	issue any Equity Securities of the Company other than Exempted Securities;

(g)	appoint or terminate the Company’s auditors;

(h)	declare or pay of any dividend or make any distribution on or with respect to the Equity Securities (including by way of repurchase other than pursuant to an ESOP approved by the Board); and

(i)	make any filing for the appointment of a receiver or administrator for the winding up, liquidation, bankruptcy or insolvency of the Company or any of its material Subsidiaries or otherwise pursue bankruptcy or insolvency proceedings, unless otherwise required by applicable Law.

71.	Except with the prior written approval of each of Yahoo, Softbank and the representative of the Management Members, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)	enter into or adopt any ESOP;

(b)	(i) enter into any transaction or transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of any of the Company’s Core Businesses (including any such disposition, sale or other Transfer to a Subsidiary of the Company at any time that such Subsidiary is not a direct or indirect wholly owned Subsidiary of the Company) if, with respect to any single Core Business, (A) the fair market value of all of the assets or properties so disposed, sold or Transferred in any transaction or transactions relating to such Core Business, together with all other assets or properties of such Core Business so disposed, sold or Transferred, cumulatively exceeds the lower of (x) US$1.0 billion and (y) 20% of the fair market value of the gross assets of such Core Business, or (B) the equity interests so disposed, sold or Transferred in any transaction or transactions relating to such Core Business together with all other equity interests of such Core Business so disposed, sold or Transferred, cumulatively represent 20% or more of the voting interests in such Core Business; or (ii) engage in or consummate a distribution (or repurchase or redemption of Equity Securities), or series of related distributions (or repurchases or redemptions), in which assets (including securities of Subsidiaries) are actually received by all holders of any class of Equity Securities of the Company of which Yahoo is a holder where the fair market value of such assets (or securities), other than any cash, exceeds US$1.0 billion;

(c)	enter into any Change of Control Transaction with any party other than Yahoo, Softbank or any of the Management Members;

(d)	increase the number of Directors of the Board or designate a new Director of the Board (other than the Yahoo Designee, the Management Member Designees and the Softbank Designee); or

(e)	amend or modify these Articles in a manner that conflicts with the provisions of the Shareholders Agreement;

provided, however, that (i) the approval rights of Yahoo under this Article 71 shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities; (ii) the approval rights of the representative of the Management Members under this Article 71 shall terminate and be of no force and effect in the event that the aggregate number of Equity Securities owned by the Management Members is less than one-third of the Management Current Share Number; and (iii) the approval rights of Softbank under this Article 71 shall terminate upon, and be of no force and effect from and after, the first time that Softbank owns less than the Threshold Number of Equity Securities.

BORROWING POWERS OF DIRECTORS

72.	Subject to Articles 70, 71 and 121, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, bonds, notes, guarantees debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

73.	The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

74.	The Company may maintain a facsimile of its Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Company Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose. Notwithstanding the foregoing and the provisions of Article 73, the Board of Directors may adopt a securities seal which shall be a facsimile of the Seal of the Company with the word “Securities” engraved thereon shall be used exclusively for sealing securities issued by the Company and for sealing documents creating or evidencing securities so issued. The Board of Directors may either generally or in any particular case resolve that the securities seal or any signatures (including electronic signatures) or any of them may be affixed to certificates for shares, warrants, debentures or any other form of security by facsimile or other mechanical means specified in such authority or that any such certificates sealed with the securities seal need not be signed by any person. Every instrument to which the securities seal is affixed and signed (if required) as aforesaid shall have the same meaning and effect as if the Seal of the Company had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose.

75.	Notwithstanding the foregoing, the Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

76.	Subject to Article 121, the office of Director shall be vacated, if the Director;

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is convicted of committing a criminal offence (other than a minor traffic offence) or is prohibited by Law from being a Director; or

(e)	breaches a duty or obligation to the Company as a Director (including any fiduciary duty or confidentiality obligation).

PROCEEDINGS OF DIRECTORS

77.	The Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit; provided, that the Board will meet at least once every quarter. Subject to Article 121, questions arising at any meeting shall be decided by a majority of votes. A Director may, and the Secretary or Assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. The Board will review the Applicable Thresholds from time to time and may, in its discretion, upon the approval of at least a majority of the Directors at a meeting of the Board (or by written resolution in accordance with Article 85), revise the Applicable Thresholds; provided, however, that the unanimous approval of the Board is required for any revision that would result in the Applicable Thresholds being equal to or greater than twice the dollar amount of (i) any of the Applicable Thresholds in effect on the date of the Shareholders Agreement, or (ii) after any time, if at all, that the Board shall have unanimously approved an increase of the Applicable Thresholds to an amount equal to or greater than the Applicable Thresholds set forth in Schedule C of the Shareholders Agreement in effect on the date of the Shareholders Agreement, then the last Applicable Thresholds that were unanimously approved by the Board. From and after any such action of the Board in accordance with the preceding sentence, all references to Schedule C of the Shareholders Agreement shall be references to Schedule C of the Shareholders Agreement as so updated.

78.	All meetings of the Board shall be held upon at least three Business Days’ notices to all Directors and to each Member entitled to appoint a Director; provided, that notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Board.

79.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The minutes of any such meeting involving the use of telephone, videoconference or similar communication equipment shall be recorded and circulated to all Directors present at such meeting either prior to or at the next meeting of the Board of Directors.

80.	The quorum necessary for the transaction of the business of the Board shall be at least three (3) Directors, if the number of Directors on the Board is four (4) or such lesser number as then constitutes all members of the Board, and shall be a majority of the Board, if the number of Directors on the Board is greater than four (4), provided, that, regardless of the number of Directors, it shall include at least (i) the Yahoo Designee, for so long as Yahoo is entitled to appoint and has appointed a Director, (ii) one Management Member Designee, for so long as the Management Members are entitled to appoint and have appointed a Director and (iii) the Softbank Designee, for so long as Softbank is entitled to appoint and has appointed a Director, in each case in accordance with Article 56, provided, however, that in the event that, at the time appointed for the start of a meeting of the Board of Directors, a quorum is not present, the chairman or secretary of the Company shall notify the other directors (which notice may be given by e-mail; provided that it is followed immediately by confirmation via facsimile, personal delivery or overnight mail) and reschedule such meeting to a time that (A) is proposed by the absent director within 72 hours of receipt of such notice for a meeting to be held within seven days of such notice from the chairman or the secretary of the Company of the failure to obtain quorum at such originally scheduled meeting (provided, that the proposed time must be during business hours in Hong Kong) or (B) if the absent director has failed to propose a meeting time within 72 hours of such notice from the chairman of the failure to obtain quorum at such originally scheduled meeting, a date which is no fewer than ten (10) days after the originally-scheduled meeting date, provided further, that in the event there is no quorum for the reconvened meeting of the Board, then the quorum for such reconvened meeting shall be a majority of all Directors, failing which the meeting shall be dissolved. If a quorum is present at the start of a Board meeting or a reconvened Board meeting, as the case may be, the subsequent willful or voluntary departure of a Director shall not cause the quorum to be lost, and the Board meeting need not be adjourned. Resolutions of the Board and its committees (if any) shall be adopted by a majority of the members of the Board and such committees, except as otherwise expressly provided in the Shareholders Agreement. Any Director may call a special meeting of the Board. A Director represented by proxy or by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. A quorum must be present at the beginning and throughout each Board of Directors meeting.

81.	Any Interested Director shall declare the nature of his interest at a meeting of the Board. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director shall not be entitled to vote in respect of any contract or proposed contract or arrangement in which he is interested, except that a Director who is interested in respect of any contract or proposed contract or arrangement shall be able to vote in respect thereof if each of (i) JM, (ii) Softbank and (iii) Yahoo has given prior notice to the Company that it consents to such Director voting on such contract or proposed contract or arrangement.

82.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place a profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

83.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Board;

(b)	the names of the Directors present at each meeting of the Board and of any committee of the Board;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of Board.

84.	When the chairman of a meeting of the Board signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings, provided always that a proper notice of the meeting (i) has been given to all Directors or (ii) has been waived or the Directors have consented to holding the meeting, or minutes thereof have been approved, by such Director(s) in accordance with Article 78.

85.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

86.	Subject to Article 58, the continuing Directors may act notwithstanding any vacancy to the Board but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Board, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

87.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

88.	A committee appointed by the Board may elect a chairman of its meetings, if no such chairman is elected, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

89.	A committee appointed by the Board may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present.

90.	All acts done by any meeting of the Board or of a committee of Board, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

91.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Board or the Company (by Ordinary Resolution) may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

92.	In deciding whether the Company has profits available for distribution as dividends, the Board may procure that the Auditors certify whether such profits are available for distribution or not and the amount thereof (if any). In giving such certificate, the Auditors shall act as experts and not as arbitrators and their determination shall be binding.

93.	The Board may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Board be applicable for meeting contingencies, or for equalising dividends, for future working capital, provision for tax, interest payments, repayments of amounts borrowed or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may from time to time think fit.

94.	Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

95.	The Board when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

96.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

97.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

98.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

99.	No dividend shall bear interest against the Company.

100.	Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution, the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members.

ACCOUNTS AND AUDIT

101.	The books of account relating to the Company’s affairs shall be kept in accordance with GAAP. If the Company elects to prepare its financial statements pursuant to IFRS rather than U.S. GAAP, then with respect to financial information provided to Yahoo pursuant to Section 8.3 of the Shareholders Agreement, the Company shall provide to Yahoo as an integral part of the financial statements referred to in such Section, a statement or statements of reconciliation from IFRS to U.S. GAAP, which reconciliation the Company shall have caused to have been reviewed by the firm serving as the Company’s independent certified public accountants at such time, and any certification delivered by any officer of the Company with respect thereto pursuant to Section 8.3 of the Shareholders Agreement shall certify the relevant financial statements as reconciled to GAAP and as so reviewed.

102.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Board think fit, and shall always be open to the inspection of the Directors.

103.	The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorised by the Board or by the Company by Ordinary Resolution.

104.	The fiscal year of the Company shall begin on January 1 and end on December 31.

CAPITALISATION OF PROFITS

105.	Subject to the Companies Law, the Board may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the Members or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

RETURN OF CAPITAL

106.	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or voluntary, the assets of the Company remaining after the payment of its liabilities shall be applied, subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(a)	if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such Members in proportion to the amount paid up on the shares held by them respectively and

(b)	if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, as nearly as may be the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively,

SHARE PREMIUM ACCOUNT

107.	The Board of Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

108.	There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

109.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, facsimile or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. Notwithstanding anything in this Article 109 to the contrary, notices to a Member which is a party to the Shareholders Agreement shall be given by the Company in the manner as set forth in the Shareholders Agreement.

110.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

111.	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the Business Day following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth Business Day following the day on which the notice was posted. Where a notice is sent by cable, telex or facsimile, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient. Notwithstanding anything in this Article 111 to the contrary, with respect to a Member which is a party to the Shareholders Agreement, all notices given by the Company to such Member shall be deemed to have been received as provided in the Shareholders Agreement.

112.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

113.	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

114.	The Company shall indemnify and hold harmless each Director (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a Director of another company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, to the fullest extent permitted by Law against all expenses, costs and obligations (including, without limitation, attorneys’ fees, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“Expenses”), damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding (“Indemnifiable Amounts”) if he or she acted in good faith and in the best interests of the Company in accordance with his or her fiduciary duties to the Company.

115.	If so requested by Indemnitee, the Company may advance any and all Expenses incurred by Indemnitee by either paying such Expenses on behalf of Indemnitee or reimbursing Indemnitee for such Expenses.

116.	If Indemnitee is entitled to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of claim but not, however, total amount thereof, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

117.	The termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law.

NON-RECOGNITION OF TRUSTS

118.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by Law, or as otherwise provided in these Articles, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

119.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

120.	Subject to the Companies Law, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

121.	In the event that there is a conflict between these Articles and the Shareholders Agreement, the Shareholders Agreement shall prevail (a) as between the Members party to the Shareholders Agreement only, and (b) as among the Company and its Members, to the extent necessary, only after these Articles have been amended or modified to remove the conflict, to which end the Company shall convene an extraordinary general meeting at the earliest practical opportunity to consider (and the Company shall use its reasonable endeavours to cause the passing of) the resolutions necessary to amend or modify these Articles to eliminate any such conflict.

122.	Notwithstanding Article 123, any Article requiring the approval of any Director designee of Yahoo, the Management Members or Softbank shall automatically lapse, and be of no further force or effect, without the requirement of any amendment or modification of these Articles, in the event the party in question no longer has the right to appoint a Director pursuant to these Articles.

123.	Any Article providing any right to any of Yahoo, the Management Members or Softbank shall automatically lapse, and be of no further force or effect, without the requirement of any amendment or modification of these Articles, in the event the party in question no longer owns any Equity Securities.

REGISTRATION BY WAY OF CONTINUATION

124.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to he made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

CONFIDENTIALITY

125.	Each Member shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such Member in good faith to protect Confidential Information delivered to such Member, provided, that such Member may deliver or disclose Confidential Information to (i) such Member’s representatives, Affiliates, shareholders (other than holders of such party’s publicly traded shares), limited partners, members of its investment committees, advisory committees, and similar bodies, and persons related thereto, who are informed of the confidentiality obligations of this Article 125 and such Member shall be responsible for any violation of this Article 125 made by any such person, (ii) any Governmental Authority having jurisdiction over such party or such other person to the extent required by applicable Law or (iii) any other person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such Member, or (B) in response to any subpoena or other legal process, provided, that in the cases of clauses (ii) and (iii), the disclosing Member shall provide the Company with prior written notice thereof so that the Company may seek (with the cooperation and reasonable efforts of the disclosing Member) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Company.

VOTING CUT-BACK

126.	Cut-back Votes and Terminated Votes.

(a)	Each issued share comprised in the Controlled Shares of any Controlled Member shall confer only a fraction of a vote determined by applying the Cut-back Formula.

(b)	Any Terminated Votes shall be null and void and may not be voted by any Controlled Member or other Member of the Company.

(c)	The Board and Yahoo shall make all determinations that may be required to effect the provisions of this Article, including any required determination of the number of shares that may be deemed to be held by any person, and such determinations shall be conclusive.

(d)	All Members shall provide the Board and Yahoo, at such times and in such detail as the Board and Yahoo may reasonably request, any information that the Board and Yahoo may require in order to make such determinations.

(e)	The provisions of this Article 126 shall not apply to Controlled Shares of Yahoo, Softbank, the Management Members, or their respective permitted transferees under Section 4.1 of the Shareholders Agreement.